      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 23, 1996


                                                      REGISTRATION NO. 333-03630

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                               AMENDMENT NO. 1 TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            THERMO OPTEK CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

                DELAWARE                                  3826                                 04-3283973
    (STATE OR OTHER JURISDICTION OF           (PRIMARY STANDARD INDUSTRIAL                  (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)           CLASSIFICATION CODE NUMBER)                 IDENTIFICATION NO.)

                            ------------------------

                                8E FORGE PARKWAY
                         FRANKLIN, MASSACHUSETTS 02038

                                 (508) 528-0551

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                          SANDRA L. LAMBERT, SECRETARY
                            THERMO OPTEK CORPORATION
                        C/O THERMO ELECTRON CORPORATION
                                81 WYMAN STREET
                                 P.O. BOX 9046
                       WALTHAM, MASSACHUSETTS 02254-9046
                                 (617) 622-1000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:


           SETH H. HOOGASIAN, ESQUIRE                     EDWIN L. MILLER JR., ESQUIRE
                GENERAL COUNSEL                         TESTA, HURWITZ & THIBEAULT, LLP
            THERMO OPTEK CORPORATION                           HIGH STREET TOWER
        C/O THERMO ELECTRON CORPORATION                         125 HIGH STREET
                81 WYMAN STREET                           BOSTON, MASSACHUSETTS 02110
                 P.O. BOX 9046
       WALTHAM, MASSACHUSETTS 02254-9046


                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement has become effective.

     IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, CHECK THE FOLLOWING BOX. / /

     IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(b) UNDER THE SECURITIES ACT OF 1933, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER REGISTRATION STATEMENT FOR THE SAME OFFERING. / /

     IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(c) UNDER THE SECURITIES ACT OF 1933, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. / /

     IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, CHECK THE FOLLOWING BOX. / /
                            ------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                            THERMO OPTEK CORPORATION
                                  COMMON STOCK

                             CROSS REFERENCE SHEET
                    BETWEEN ITEMS OF FORM S-1 AND PROSPECTUS

ITEM                                                          LOCATION IN PROSPECTUS
- ----                                               --------------------------------------------
 1.    Forepart of the Registration Statement and
       Outside Front Cover Page of Prospectus....  Outside Front Cover Page
 2.    Inside Front and Outside Back Cover Pages
       of Prospectus.............................  Inside Front and Outside Back Cover Pages;
                                                   Additional Information; Reports to Security
                                                   Holders
 3.    Summary Information, Risk Factors and
       Ratio of Earnings to Fixed Charges........  Prospectus Summary; The Company; Risk
                                                   Factors
 4.    Use of Proceeds...........................  Use of Proceeds
 5.    Determination of Offering Price...........  Underwriting
 6.    Dilution..................................  Dilution
 7.    Selling Security Holders..................  Not Applicable
 8.    Plan of Distribution......................  Outside Front Cover Page; Underwriting
 9.    Description of Securities to be
       Registered................................  Outside Front Cover Page; Description of
                                                   Capital Stock
10.    Interests of Named Experts and Counsel....  Experts; Legal Matters
11.    Information with Respect to the
       Registrant................................  Cover Page; Prospectus Summary; The Company;
                                                   Risk Factors; Dividend Policy;
                                                   Capitalization; Selected Financial
                                                   Information; Management's Discussion and
                                                   Analysis of Financial Condition and Results
                                                   of Operations; Business; Relationship with
                                                   Thermo Electron and Thermo Instrument;
                                                   Management; Security Ownership of Certain
                                                   Beneficial Owners and Management;
                                                   Description of Capital Stock; Shares
                                                   Eligible for Future Sale; Consolidated
                                                   Financial Statements
12.    Disclosure of Commission Position on
       Indemnification for Securities Act
       Liabilities...............................  Not Applicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION -- DATED MAY 23, 1996


PROSPECTUS

                                3,000,000 SHARES

                                      LOGO

                                  COMMON STOCK
                            ------------------------

     All of the shares of Common Stock offered hereby are being sold by Thermo Optek Corporation ("Thermo Optek" or the "Company"), a wholly-owned subsidiary of Thermo Instrument Systems Inc. ("Thermo Instrument"), which is a majority-owned subsidiary of Thermo Electron Corporation ("Thermo Electron"). Following the offering, Thermo Instrument will own approximately 94% of the outstanding shares of Common Stock of the Company (assuming no exercise of the Underwriters' over-allotment option).

     Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $12.00 and $14.00 per share. See "Underwriting" for information relating to the factors to be considered in determining the initial public offering price. Application has been made to list the Common Stock on the American Stock Exchange.
                            ------------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
        REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- ------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------
                                                                UNDERWRITING
                                             PRICE TO           DISCOUNTS AND       PROCEEDS TO THE
                                              PUBLIC           COMMISSIONS(1)         COMPANY(2)
- ------------------------------------------------------------------------------------------------------
Per share..............................           $                   $                    $
- ------------------------------------------------------------------------------------------------------
Total(3)...............................           $                   $                    $
- ------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------

(1) The Company, Thermo Instrument and Thermo Electron have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $611,000.

(3) The Company has granted to the Underwriters a 30-day option to purchase up to an additional 450,000 shares of Common Stock solely to cover over-allotments, if any. If this option is fully exercised, the total price
    to the public would be $          , the total underwriting discounts and
    commissions would be $          and the total proceeds to the Company before
    estimated expenses would be $          . See "Underwriting."
                            ------------------------

     The shares of Common Stock offered by this Prospectus are offered by the Underwriters subject to prior sale, to withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the Underwriters and to certain further conditions. It is expected that delivery of the shares
will be made in New York, New York on or about             , 1996.

  NATWEST SECURITIES LIMITED

                                        LEHMAN BROTHERS
                                          CAZENOVE & CO.
                                                   FAHNESTOCK & CO. INC.
               The date of this Prospectus is             , 1996.

                                      The Company's Magna-IR spectrometers
                                      feature a broad spectral range that
[PHOTOGRAPH OF                        provides access to the far-IR, near-IR,
MAGNA-IR SPECTROMETER                 visible, and FT-Raman spectral domains.
APPEARS HERE]                         The Company offers powerful, integrated
                                      FT-IR microscopes for microspectroscopy
                                      as well as an FT-Raman accessory module
                                      that allows for the analysis of both
                                      FT-IR and FT-Raman data. All Magna-IR
                                      spectrometers and accessories are
                                      controlled by the Company's OMNIC(TM)
                                      software.



     The Company's Charge Injection
      Device (CID) uses hundreds of
  thousands of electronic pixels to
   capture images and is capable of                      [PHOTOGRAPH OF
 randomly accessing each individual                      CID DETECTOR
  pixel. When used in the Company's                      APPEARS HERE]
        optical spectrometers, CIDs
   have the analytical advantage of
   providing simultaneous access to
    every wavelength of an emission
      spectrum improving instrument
throughput and analytical accuracy.



     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE AMERICAN STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET, OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                            ------------------------

     FOR UNITED KINGDOM PURCHASERS: THE COMMON STOCK MAY NOT BE OFFERED OR SOLD IN THE UNITED KINGDOM OTHER THAN TO PERSONS WHOSE ORDINARY ACTIVITIES INVOLVE THEM IN ACQUIRING, HOLDING, MANAGING OR DISPOSING OF INVESTMENTS, WHETHER AS PRINCIPAL OR AGENT (EXCEPT IN CIRCUMSTANCES THAT DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE PUBLIC OFFERS OF SECURITIES REGULATIONS 1995 OR THE FINANCIAL SERVICES ACT 1986), AND THIS PROSPECTUS MAY ONLY BE ISSUED OR PASSED ON TO ANY PERSON IN THE UNITED KINGDOM IF THAT PERSON IS OF A KIND DESCRIBED IN ARTICLE 11(3) OF THE FINANCIAL SERVICES ACT 1986 (INVESTMENT ADVERTISEMENTS) (EXEMPTIONS) ORDER 1995 OR IS A PERSON TO WHOM THE PROSPECTUS MAY OTHERWISE LAWFULLY BE PASSED ON.
                            ------------------------


     POEMS is a registered trademark of the Company. ECO, Impact, IRIS, Magna-IR and TRACE are trademarks of the Company. All other trademarks or tradenames referred to in this Prospectus are the property of their respective owners.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the financial statements and notes thereto appearing elsewhere in this Prospectus. Except as otherwise indicated, all information in this Prospectus (i) assumes that the Underwriters' over-allotment option will not be exercised, (ii) reflects a three-for-two split of the Common Stock effected on April 11, 1996, and (iii) reflects the acquisition by the Company of Mattson Instruments and Unicam, former divisions of Analytical Technology, Inc., as of December 1, 1995, the date on which such companies were acquired by Thermo Instrument. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Investors should carefully consider the information set forth under the heading "Risk Factors."

                                  THE COMPANY


     The Company is a worldwide leader in the development, manufacture and marketing of analytical instruments that utilize a range of optical spectroscopy techniques. These instruments are used in the quantitative and qualitative chemical analysis of elements and molecular compounds in a wide variety of solids, liquids and gases. The Company's products are used by its customers for productivity enhancement, research and development, quality control and testing applications in the environmental testing, chemical, metallurgical, food and beverage, pharmaceutical and petroleum industries; and by forensic laboratories, research organizations and educational institutions. Industry sources estimate that the total worldwide market for the Company's current optical spectroscopy instruments is approximately $2.0 billion and the Company estimates that the market for optical components, systems and sub-assemblies addressed by its Thermo Vision subsidiary is approximately $0.5 billion. The total worldwide market for analytical instruments is estimated to be approximately $11.0 billion. The Company believes that growth in the industry is driven primarily by evolving production quality control standards, demand for higher productivity, increased regulatory requirements, research and development expenditures by private industry and governmental entities and by increasing demand in developing countries.


     The Company's products are used for both elemental and molecular analysis, and are based on several optical spectroscopy techniques, including atomic absorption (AA), atomic emission (AE), Fourier transform infrared (FT-IR) and FT-Raman technologies. AA and AE spectrometers are used to identify trace quantities of elements in solids and liquids based on the atomic spectra that a sample emits or absorbs when it is excited by an energy source. These spectrometers are used in a variety of applications, including the measurement of toxic elements in environmental samples, metals analysis for industrial use and product quality assurance for food, drug and cosmetic products. FT-IR and FT-Raman spectrometers are used to determine the molecular composition of samples by observing how they absorb or emit infrared light. Because FT-IR and FT-Raman techniques are non-destructive to a sample, they are used in a wide variety of applications, including forensic applications and quality assurance and research and development applications in the pharmaceutical, chemical and semiconductor industries. The Company has also recently established a subsidiary, Thermo Vision Corporation, to pursue applications of the Company's technologies for cost-effective, application-specific instruments and for optical components, systems and sub-assemblies used in analytical instrumentation and other broader market applications.


     The Company's strategy is to build upon its position in the industry through the continued development of technologically superior products and through the development of new markets, applications and customers for its products, while maintaining the operating principles that have contributed to its success: innovative technology, efficient manufacturing capabilities and a worldwide sales and service network. The Company believes it has built a reputation in the industry for providing high performance instruments backed by reliable service, while effectively controlling costs and maximizing operational efficiencies. The Company believes that the market for analytical instruments can be expanded by (i) increasing customer productivity through the development of products and technologies that permit analytical instruments to be used on-site and on-line or near-line in industrial and manufacturing settings and
(ii) applying the Company's broad technology base to the development of cost-effective, application-specific instruments.

     As part of its growth strategy, the Company intends to actively seek the acquisition of products and technologies that complement and augment its existing product lines. The analytical instruments industry is highly fragmented and is estimated to consist of more than 1,000 industry competitors, many of which focus on small groups of customers, a narrow range of technologies and applications, or limited geographic areas. Thus, it can often be more cost effective to target an attractive market segment through the acquisition of established, smaller, focused providers than through internal product development. The Company has completed the acquisition of several complementary businesses during the past two years. In addition, Thermo Instrument has recently acquired certain businesses that have been or will likely be acquired by the Company. See "Business -- Acquisitions." The Company targets acquisitions that it believes will lead to enhanced profitability through manufacturing efficiencies, the elimination of lower margin product lines, enhanced distribution capabilities, the elimination of duplicative functions and improved market acceptance of the acquired company's products due to affiliation with the Company.

                                  THE OFFERING

Common Stock Offered......................................................  3,000,000
Common Stock to be Outstanding after the Offering(1)......................  48,000,000
Proposed AMEX Symbol......................................................  TOC
Use of Proceeds...........................................................  General corporate purposes, including
                                                                            acquisitions

- ---------------

(1) Does not include 3,000,000 shares of Common Stock reserved for issuance under the Company's stock-based compensation plans and 6,730,769 shares of Common Stock reserved for issuance upon conversion of the Company's 5% Convertible Subordinated Debentures due 2000 at an assumed conversion price equal to $14.30 (based upon a conversion price equal to 110% of the initial public offering price, as provided in the Debentures, and an assumed initial public offering price of $13.00 per share). Options to purchase 2,355,600 shares of Common Stock had been granted and were outstanding under the Company's stock-based compensation plans as of May 22, 1996. See "Capitalization," "Management -- Compensation of Directors" and
    "-- Compensation of Executive Officers" and Notes 3 and 9 to Consolidated Financial Statements of the Company.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                                                  PRO FORMA
                                                                                                                 COMBINED(5)
                                                                                                            ---------------------
                                                                                                                         THREE
                                                                                   THREE MONTHS ENDED(1)                 MONTHS
                                                                                                             FISCAL      ENDED
                                                                                   ----------------------     YEAR     ----------
                                                                                   APRIL 1,    MARCH 30,    ---------  MARCH 30,
                         1991(1)   1992(1)(2)     1993       1994     1995(3)(4)    1995(3)       1996        1995        1996
                        ---------  ----------   ---------  ---------  ----------   ---------   ----------   ---------  ----------
STATEMENT OF INCOME
  DATA:
Revenues..............  $  67,032   $102,232    $ 161,006  $ 165,398   $212,152    $  50,862    $ 69,668    $ 325,628   $ 83,145
Gross Profit..........     30,458     51,381       84,374     83,274    103,562       25,152      33,908      145,447     38,178
Operating Income......     10,770     16,084       28,003     26,246     28,435        7,603       7,648       26,521      8,435
Net Income............      5,239      7,881       15,372     14,423     16,009        4,220       4,296       10,056      3,979
Earnings per
  Share(6)............        .12        .17          .34        .32        .35          .09         .10          .22        .09
Weighted Average
  Shares(6)...........     45,109     45,109       45,109     45,109     45,109       45,109      45,109       45,109     45,109



                                                                                                 MARCH 30, 1996
                                                                                            ------------------------
                                                                                              PRO            AS
                                                                                            FORMA(7)     ADJUSTED(8)
                                                                                            --------     -----------
BALANCE SHEET DATA:
Working Capital...........................................................................  $67,386       $ 103,240
Total Assets..............................................................................  436,504         472,358
Long-term Obligations.....................................................................  100,969         100,969
Shareholders' Investment..................................................................  187,922         223,776


- ---------------
(1) Derived from unaudited financial statements.

(2) Includes the results of Nicolet Instrument Corporation ("Nicolet") since its acquisition by Thermo Instrument on August 21, 1992.


(3) Includes the results of the Analytical Instruments Division of Baird Corporation ("Baird") since its acquisition by the Company on January 1, 1995.



(4) Includes the results of the Mattson Instruments ("Mattson") and Unicam divisions of Analytical Technology, Inc. ("ATI") since their acquisition by Thermo Instrument on December 1, 1995.



(5) The pro forma combined statement of income data for fiscal year 1995 is derived from the pro forma combined condensed statement of income included elsewhere in this Prospectus, which was prepared as if the issuance of the Company's 5% Convertible Subordinated Debentures due 2000 (the "Debentures") in October 1995, the acquisitions of the Mattson and Unicam divisions of ATI and the proposed acquisition of A.R.L. Applied Research Laboratories S.A. ("ARL") had occurred at the beginning of 1995. The acquisitions are assumed to be financed by the net proceeds from the issuance of the Debentures. The pro forma results are not necessarily indicative of future operations or the actual results that would have occurred had the issuance of the Debentures, the acquisitions of the Mattson and Unicam divisions of ATI and the proposed acquisition of ARL occurred at the beginning of 1995. The pro forma combined statement of income data for the three months ended March 30, 1996 is derived from the pro forma combined condensed statement of income included elsewhere in this Prospectus, which was prepared as if the proposed acquisition of ARL had occurred at the beginning of 1995.



(6) Pursuant to Securities and Exchange Commission requirements, earnings per share have been presented for all periods. Weighted average shares for such periods include the 45,000,000 shares issued to Thermo Instrument in connection with the initial capitalization of the Company and the effect of the assumed exercise of stock options issued within one year prior to the Company's proposed initial public offering.



(7) The pro forma combined balance sheet data as of March 30, 1996 is derived from the pro forma combined condensed balance sheet on page F-34, which was prepared as if the payment of $36.6 million by the Company to Thermo Instrument in April 1996, made in consideration for the transfer of the Mattson and Unicam divisions of ATI, had occurred on December 1, 1995 and the proposed acquisition of ARL had occurred on March 30, 1996.



(8) Adjusted to reflect the sale by the Company of 3,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $13.00 per share, after deducting estimated underwriting discounts and commissions and offering expenses payable by the Company.

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk. Accordingly, the following factors should be carefully considered in evaluating the Company and its business before purchasing any of such shares.


     Risks Associated with Technological Change, Obsolescence and the Development and Acceptance of New Products. The market for the Company's products is characterized by rapid and significant technological change and evolving industry standards. New product introductions responsive to these factors require significant planning, design, development and testing at the technological, product and manufacturing process levels, and may render existing products and technologies uncompetitive or obsolete. There can be no assurance that the Company's products will not become uncompetitive or obsolete. In addition, industry acceptance of new technologies developed by the Company may be slow to develop due to, among other things, existing regulations written specifically for older technologies and general unfamiliarity of users with new technologies.



     Risks Associated with Acquisition Strategy; No Assurance of a Successful Acquisition Strategy. The Company's growth strategy is to supplement its internal growth with the acquisition of businesses and technologies that complement or augment the Company's existing product lines. The Company has recently acquired certain businesses within the former analytical instruments division of ATI that were initially acquired by Thermo Instrument in December 1995, and is discussing with Thermo Instrument the terms pursuant to which the Company would acquire ARL, a business within the former scientific instruments division of Fisons plc, which was acquired by Thermo Instrument in March 1996. Certain of these businesses have low levels of profitability, and businesses that the Company may seek to acquire in the future may also be marginally profitable or unprofitable. In order for any acquired businesses to achieve the level of profitability desired by the Company, the Company must successfully reduce expenses and improve market penetration. No assurance can be given that the Company will be successful in this regard. In addition, promising acquisitions are difficult to identify and complete for a number of reasons, including competition among prospective buyers and the need for regulatory approvals, including antitrust approvals. There can be no assurance that the Company will be able to complete pending or future acquisitions. In order to finance any such acquisitions, it may be necessary for the Company to raise additional funds either through public or private financings. Any equity or debt financing, if available at all, may be on terms which are not favorable to the Company and may result in dilution to the Company's shareholders. See
"Business -- Acquisitions."



     Possible Adverse Effect From Consolidation in the Environmental Market and Changes in Environmental Regulations. One of the largest markets for the Company's products is environmental analysis. During the past three years, there has been a contraction in the market for analytical instruments used for environmental analysis. This contraction has caused consolidation in the businesses serving this market. Such consolidation may have an adverse impact on certain of the Company's businesses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." In addition, most air, water and soil analysis is conducted to comply with Federal, state, local and foreign environmental regulations. These regulations are frequently specific as to the type of technology required for a particular analysis and the level of detection required for that analysis. The Company develops, configures and markets its products to meet customer needs created by existing and anticipated environmental regulations. These regulations may be amended or eliminated in response to new scientific evidence or political or economic considerations. Any significant change in environmental regulations could result in a reduction in demand for the Company's products.


     Possible Adverse Impact of Significant International Operations. Sales outside the United States accounted for approximately 60% of the Company's revenues in 1995, and the Company expects that international sales will continue to account for a significant portion of the Company's revenues in the future. Sales to customers in foreign countries are subject to a number of risks, including the following: agreements may be difficult to enforce and receivables difficult to collect through a foreign country's legal system; foreign customers may have longer payment cycles; foreign countries could impose withholding taxes or otherwise tax the Company's foreign income, impose tariffs, or adopt other restrictions on foreign trade; fluctuations in exchange rates may affect product demand and adversely affect the profitability in U.S. dollars of products and services provided by the Company in foreign markets where payment for the Company's products and services is made in the local currency; U.S. export licenses may be difficult to obtain and the protection of intellectual property in foreign countries may be more difficult to enforce. There can be no assurance that any of these factors will not have a material adverse effect on the Company's business and results of operations.

     Competition. The Company encounters and expects to continue to encounter intense competition in the sale of its products. The Company believes that the principal competitive factors affecting the market for its products include product performance, price, reliability and customer service. The Company's competitors include large multinational corporations and their operating units, including Perkin-Elmer and Varian. These companies and certain of the Company's other competitors have substantially greater financial, marketing and other resources than those of the Company. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the promotion and sale of their products than the Company. In addition, competition could increase if new companies enter the market or if existing competitors expand their product lines or intensify efforts within existing product lines. There can be no assurance that the Company's current products, products under development or ability to discover new technologies will be sufficient to enable it to compete effectively with its competitors. See "Business -- Competition."


     Risks Associated with Protection, Defense and Use of Intellectual
Property. The Company holds many patents relating to various aspects of its products, and believes that proprietary technical know-how is critical to many of its products. Proprietary rights relating to the Company's products are protected from unauthorized use by third parties only to the extent that they are covered by valid and enforceable patents or are maintained in confidence as trade secrets. There can be no assurance that patents will issue from any pending or future patent applications owned by or licensed to the Company or that the claims allowed under any issued patents will be sufficiently broad to protect the Company's technology and, in the absence of patent protection, the Company may be vulnerable to competitors who attempt to copy the Company's products or gain access to its trade secrets and know-how. Proceedings initiated by the Company to protect its proprietary rights could result in substantial costs to the Company. There can be no assurance that competitors of the Company will not initiate litigation to challenge the validity of the Company's patents, or that they will not use their resources to design comparable products that do not infringe the Company's patents. There may also be pending or issued patents held by parties not affiliated with the Company that relate to the Company's products or technologies. The Company may need to acquire licenses to, or contest the validity of, any such patents. There can be no assurance that any license required under any such patent would be made available on acceptable terms or that the Company would prevail in any such contest. The Company could incur substantial costs in defending itself in suits brought against it or in suits in which the Company may assert its patent rights against others. If the outcome of any such litigation is unfavorable to the Company, the Company's business and results of operations could be materially adversely affected. In addition, the Company relies on trade secrets and proprietary know-how which it seeks to protect, in part, by confidentiality agreements with its collaborators, employees and consultants. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach or that the Company's trade secrets will not otherwise become known or be independently developed by competitors. See "Business -- Patents and Licenses."



     Potential Conflicts of Interest. For financial reporting purposes, the Company's financial results are included in Thermo Instrument's and Thermo Electron's consolidated financial statements. Certain officers of the Company are also officers of Thermo Instrument, Thermo Electron and/or other subsidiaries of Thermo Electron. Such officers will devote only a portion of their working time to the affairs of the Company. Further, it is an essential element of Thermo Electron's career development program that successful executives and managers be considered for positions of increased responsibility anywhere within the Thermo Electron family of companies. A number of the Company's executives and managers were promoted to their present positions under this policy. There can be no assurance that its present executives and managers will not assume other positions within the Thermo Electron family of companies, causing them to be unavailable to serve the Company or to reduce the amount of time that they devote to the affairs of the Company. The members of the

Board of Directors and officers of the Company who are also affiliated with Thermo Instrument or Thermo Electron will consider not only the short-term and the long-term impact of operating decisions on the Company, but also the impact of such decisions on the consolidated financial results of Thermo Instrument and Thermo Electron. In some cases the impact of such decisions could be disadvantageous to the Company while advantageous to Thermo Instrument or Thermo Electron, or vice versa. For example, Thermo Instrument recently acquired a substantial portion of the scientific instruments division of Fisons plc. The Company expects to acquire ARL, a business within the former scientific instruments division of Fisons, from Thermo Instrument. The purchase price to be paid by the Company for ARL is subject to negotiation between the Company and Thermo Instrument. Although it is the policy of Thermo Electron that all transactions among Thermo Electron and its subsidiaries be made on terms comparable to those that could be obtained in an arms-length transaction, these negotiations will be subject to the potential conflicts associated with related party transactions. A similar situation arose in connection with the Company's acquisition from Thermo Instrument of certain portions of the former analytical instruments division of ATI, and may arise in the future with respect to acquisitions of other businesses that fit strategically with the Company in addition to one or more of its affiliates. The Company is also a party to various agreements with Thermo Electron that may limit the Company's operating flexibility. See "Business -- Acquisitions" and "Relationship with Thermo Electron and Thermo Instrument."

     Control by Thermo Instrument. The Company's shareholders do not have the right to cumulate votes for the election of directors. Thermo Instrument, which will own approximately 94% of the voting stock of the Company after this offering and which currently intends to maintain at least an 80% interest in the Company in the future, has the power to elect the entire Board of Directors of the Company and to approve or disapprove any corporate actions submitted to a vote of the Company's shareholders. See "Relationship with Thermo Electron and Thermo Instrument" and "Security Ownership of Certain Beneficial Owners and Management."


     Determination of Use of Proceeds by Management and the Company's Board of Directors. The Company intends to use the net proceeds from this offering for general corporate purposes, including the possible acquisition of one or more businesses, including the possible acquisition of ARL as described under the caption "Business -- Acquisitions." However, a final determination of the use of such proceeds has not been made. See "Use of Proceeds." Thus, after the offering has been consummated, management and the Board of Directors of the Company will be able to determine the specific uses for such proceeds without first seeking approval from the Company's shareholders.



     No Prior Public Market; No Assurance of an Active Trading Market. Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained after this offering. The offering price for the Common Stock will be determined by negotiations between the Company and the Representatives of the Underwriters and may not be indicative of future market prices. See "Underwriting" for a discussion of the factors to be considered in determining the offering price. Many factors, including the risk factors contained in this Prospectus and the volatility of the overall stock market, could have a significant impact on the future market price of the Common Stock, and there can be no assurance that the Common Stock will trade at a level above the offering price.



     Shares Eligible for Future Sale and the Potential Adverse Impact on the Market Price for the Common Stock. The 45,000,000 shares of Common Stock owned by Thermo Instrument will become eligible for sale under Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act") commencing in December 1997. In addition, as long as Thermo Instrument is able to elect a majority of the Company's Board of Directors, it will be able to cause the Company at any time to register all or a portion of the Common Stock owned by Thermo Instrument under the Securities Act at any time. Thermo Electron, Thermo Instrument and the Company have agreed not to sell any shares of Common Stock within a 180-day period after the date of this Prospectus without the consent of the Representatives of the Underwriters, other than (i) shares of Common Stock to be sold to the Underwriters in this offering, (ii) the issuance of options and sales of shares of Common Stock pursuant to existing stock-based compensation plans, (iii) shares of Common Stock which may be sold to Thermo Instrument, and (iv) the issuance of shares of Common Stock as consideration for the acquisition of one or more businesses (provided that such Common Stock may not be resold prior to the expiration of the 180-day period referenced above). As of May 22, 1996, the Company had outstanding $96,250,000 aggregate principal amount of 5% Convertible Subordinated Debentures due 2000 (the "Debentures"). The Debentures are convertible at any time after the later of (a) 180 days after the closing of the sale of shares of Common Stock in this offering or (b) the effectiveness of a registration statement under the Securities Act covering the shares of Common Stock issuable upon conversion of the Debentures. The Debentures will be convertible into an aggregate number of shares of Common Stock equal to (i) $96,250,000, divided by (ii) 110% of the initial public offering price of the Common Stock. The Company is obligated to file a registration statement under the Securities Act covering these shares promptly following the closing of the sale of shares of Common Stock in this offering. Shares issuable upon conversion of the Debentures will be eligible for sale in the public market after the effectiveness of such registration statement. The Company has reserved 3,000,000 shares of Common Stock for issuance under its stock-based compensation plans. As of May 22, 1996, options to purchase 2,355,600 shares of Common Stock were outstanding. Additional shares of Common Stock issuable upon exercise of options which have been or may be granted under the Company's stock-based compensation plans will become available for future sale in the public market at prescribed times. Sales of a significant number of shares of Common Stock in the public market following this offering could adversely affect the market price of the Common Stock. See "Shares Eligible for Future Sale," "Relationship with Thermo Electron and Thermo Instrument" and "Underwriting."


     Immediate and Substantial Dilution. Purchasers of the Common Stock offered hereby will incur an immediate and substantial dilution in the net tangible book value per share of the Common Stock from the offering price. See "Dilution."

     Lack of Dividends. The Company has never paid any cash dividends on its Common Stock. The Board of Directors anticipates that for the foreseeable future the Company's earnings, if any, will be retained for use in the business and that no cash dividends will be paid on the Common Stock.

                                  THE COMPANY

     Thermo Optek was incorporated in Delaware in August 1995 as a wholly owned subsidiary of Thermo Instrument. The Company's name reflects its focus, which is the development, manufacture and marketing of optical spectroscopy technologies and instruments. After the formation of the Company, Thermo Instrument transferred to the Company all of the assets, liabilities and businesses of Nicolet, which conducts the Company's FT-IR and FT-Raman spectrometer businesses, and Thermo Jarrell Ash Corporation ("TJA"), which conducts the Company's AA and AE spectrometer businesses. Nicolet was acquired by Thermo Instrument in 1992. In January 1995, the Company established a subsidiary, Thermo Vision Corporation ("Thermo Vision"), to pursue applications of the Company's technologies for cost-effective, application-specific instruments and other opportunities based on optical technologies.


     The Company has recently completed several acquisitions. In January 1995, the Company acquired the analytical instruments division of Baird, a manufacturer of arc/spark spectrometers. In February 1996, Thermo Vision acquired both Corion Corporation ("Corion"), a manufacturer of commercial optical filters, and Oriel Corporation ("Oriel"), a manufacturer and distributor of electro-optical instruments and components.


     Most recently, in April 1996, the Company acquired Mattson, a manufacturer of FT-IR spectroscopy instruments, and Unicam, a manufacturer of AA and ultraviolet/visible spectroscopy instruments, from Thermo Instrument. Both of these businesses were formerly part of the analytical instruments division of ATI, which Thermo Instrument acquired in December 1995. See
"Business -- Acquisitions."


     Unless the context requires otherwise, references herein to the Company refer to Thermo Optek Corporation and its subsidiaries and to the predecessor businesses as conducted by Thermo Instrument, including acquired businesses from their dates of acquisition. As of May 22, 1996, Thermo Instrument owned 100% of the Company's outstanding Common Stock. The Company's principal executive offices are located at 8E Forge Parkway, Franklin, Massachusetts 02038 and its telephone number is (508) 528-0551.


                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the shares of Common Stock offered by the Company pursuant to this offering are estimated to be $35,854,000 ($41,324,000 if the Underwriters' over-allotment option is exercised in full), assuming an initial public offering price of $13.00 per share and after deducting estimated underwriting discounts and commissions and offering expenses.


     The Company intends to use the net proceeds for general corporate purposes, including acquisitions, including the possible acquisition of ARL from Thermo Instrument, as described below under the caption "Business -- Acquisitions." However, a final determination of the use of such proceeds has not been made. Pending these uses, the Company expects to invest the net proceeds primarily in investment grade interest or dividend bearing instruments, either directly by the Company or pursuant to a repurchase agreement with Thermo Electron. See "Relationship with Thermo Electron and Thermo Instrument" and "Risk Factors -- Determination of Use of Proceeds by Management and the Company's Board of Directors."


                                DIVIDEND POLICY

     The Company anticipates that for the foreseeable future the Company's earnings, if any, will be retained for use in the business and that no cash dividends will be paid on the Common Stock.

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company as of March 30, 1996, on a pro forma basis as if (i) the payment of $36.6 million by the Company to Thermo Instrument in April 1996, made in consideration for the transfer of the Mattson and Unicam divisions of ATI, had occurred on December 1, 1995 and (ii) the proposed acquisition of ARL had occurred on March 30, 1996, and as adjusted to give effect to the sale of the Common Stock offered hereby at an assumed initial public offering price of $13.00 per share, after deducting estimated underwriting discounts and commissions and offering expenses payable by the Company.



                                                                             MARCH 30, 1996
                                                                        ------------------------
                                                                          PRO
                                                                         FORMA       AS ADJUSTED
                                                                        --------     -----------
                                                                         (IN THOUSANDS, EXCEPT
                                                                             SHARE AMOUNTS)
Short-term Obligations:
  Notes payable.......................................................  $ 30,359      $  30,359
  Current maturities of long-term obligations.........................       671            671
                                                                        --------       --------
                                                                        $ 31,030      $  31,030
                                                                        ========       ========
Long-term Obligations:
  5% Convertible Subordinated Debentures due 2000.....................  $ 96,250      $  96,250
  Other...............................................................     4,719          4,719
                                                                        --------       --------
                                                                         100,969        100,969
                                                                        --------       --------
Shareholders' Investment:
  Common stock, $.01 par value, 100,000,000 shares authorized;
     45,000,000 shares issued and outstanding and 48,000,000 shares as
     adjusted(1)......................................................       450            480
  Capital in excess of par value......................................   178,784        214,608
  Retained earnings...................................................     9,558          9,558
  Cumulative translation adjustment...................................      (870)          (870)
                                                                        --------       --------
       Total Shareholders' Investment.................................   187,922        223,776
                                                                        --------       --------
          Total Capitalization (Long-term Obligations and
            Shareholders' Investment).................................  $288,891      $ 324,745
                                                                        ========       ========


- ---------------

(1) Does not include 3,000,000 shares of Common Stock reserved for issuance under the Company's stock-based compensation plans and 6,730,769 shares of Common Stock reserved for issuance upon conversion of the Company's 5% Convertible Subordinated Debentures due 2000 at an assumed conversion price equal to $14.30 (based upon a conversion price equal to 110% of the initial public offering price, as provided in the Debentures, and an assumed initial public offering price of $13.00 per share). Options to purchase 2,355,600 shares of Common Stock had been granted and were outstanding under the Company's stock-based compensation plans as of May 22, 1996. See
    "Management -- Compensation of Directors" and "-- Compensation of Executive Officers" and Notes 3 and 9 to Consolidated Financial Statements of the Company.

                                    DILUTION


     As of March 30, 1996, the Company had a net tangible book value of $2,616,000, or $.06 per share, stated on a pro forma basis as if the payment of $36,558,000 by the Company to Thermo Instrument in April 1996, made in consideration for the transfer of the Mattson and Unicam divisions of ATI, had occurred on December 1, 1995 and the proposed acquisition of ARL had occurred on March 30, 1996 (see the pro forma combined condensed balance sheet on page F-34). Net tangible book value per share is determined by dividing net tangible book value (total tangible assets less total liabilities) of the Company by the number of shares of Common Stock outstanding. After giving effect to the sale of 3,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $13.00 per share and the receipt of the estimated net proceeds therefrom, the pro forma net tangible book value of the Common Stock as of March 30, 1996 would have been $38,470,000, or $.80 per share. This represents an immediate increase in pro forma net tangible book value of $.74 per share to the existing shareholder and an immediate dilution in pro forma net tangible book value of $12.20 per share to investors purchasing Common Stock in this offering. The following table illustrates this per share dilution:



    Assumed price to public.............................................            $13.00
      Pro forma net tangible book value per share as of March 30, 1996, before offering................................................  $ .06
      Increase in pro forma net tangible book value per share
         attributable to payments by new investors......................    .74
                                                                          -----
    Pro forma net tangible book value per share as of March 30, 1996,
      after offering(1)(2)..............................................               .80
                                                                                    ------
    Dilution per share to new investors(1)(2)...........................            $12.20
                                                                                    ======


- ---------------

(1) If the Underwriters' over-allotment option were exercised in full, the pro forma net tangible book value per share after the offering would be $.91, resulting in an immediate dilution of $12.09 per share to investors purchasing shares in this offering.



(2) If all outstanding options at May 22, 1996 to purchase an aggregate of 2,355,600 shares of Common Stock at $12.00 per share were exercised in full, in addition to the Underwriters' exercise of the over-allotment option, the pro forma net tangible book value per share after the offering would be $1.42, resulting in an immediate dilution of $11.58 per share to investors purchasing shares in this offering.


     The following table summarizes the differences between Thermo Instrument, the present stockholder, and new investors with respect to the number of shares of Common Stock acquired, the total consideration paid and the average consideration paid per share (at an assumed initial public offering price of $13.00 per share):

                                      SHARES PURCHASED          TOTAL CONSIDERATION         AVERAGE
                                   ----------------------     ------------------------       PRICE
                                     NUMBER       PERCENT        AMOUNT        PERCENT     PER SHARE
                                   -----------    -------     -------------    -------     ---------
    Thermo Instrument(1).........   45,000,000      93.8%     $ 179,234,000      82.1%      $  3.98
    New investors................    3,000,000       6.2         39,000,000      17.9         13.00
                                    ----------     -----        -----------     -----
              Total..............   48,000,000     100.0%     $ 218,234,000     100.0%
                                    ==========     =====        ===========     =====

- ---------------
(1) Represents the book value of net assets transferred by Thermo Instrument to the Company in exchange for 45,000,000 shares of the Company's Common Stock.

                         SELECTED FINANCIAL INFORMATION


     The selected financial information presented below as of and for the fiscal years ended January 1, 1994, December 31, 1994 and December 30, 1995 has been derived from the Company's Consolidated Financial Statements, which have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report included elsewhere in this Prospectus. This information should be read in conjunction with the Company's financial statements and related notes included elsewhere in this Prospectus. The selected financial information for the fiscal years ended December 28, 1991 and January 2, 1993 and for the three months ended April 1, 1995 and March 30, 1996 have not been audited but, in the opinion of the Company, includes all adjustments (consisting only of normal, recurring adjustments) necessary to present fairly such information in accordance with generally accepted accounting principles applied on a consistent basis. The results of operations for the three months ended March 30, 1996 are not necessarily indicative of results for the entire year.



                                                                                                          PRO FORMA COMBINED(5)
                                                                                                        -------------------------
                                                                                                                     THREE MONTHS
                                                                                   THREE MONTHS ENDED                   ENDED
                                                                                   -------------------  FISCAL YEAR  ------------
                                                                                   APRIL 1,  MARCH 30,  -----------   MARCH 30,
                              1991    1992(1)     1993      1994    1995(2)(3)(4)  1995(2)     1996        1995          1996
                            --------  --------  --------  --------  -------------  --------  ---------  -----------  ------------
                                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF INCOME DATA:
Revenues................... $ 67,032  $102,232  $161,006  $165,398    $ 212,152    $ 50,862  $ 69,668    $ 325,628     $ 83,145
                             -------  --------  --------  --------     --------    --------  --------     --------     --------
Costs and Operating
  Expenses:
  Cost of revenues.........   36,574    50,851    76,632    82,124      108,590      25,710    35,760      180,181       44,967
  Selling, general and
    administrative
    expenses...............   15,788    28,121    45,778    46,532       62,109      14,338    21,326       97,532       23,917
  Research and development
    expenses...............    3,900     7,176    10,593    10,496       13,018       3,211     4,934       21,394        5,826
                             -------  --------  --------  --------     --------    --------  --------     --------     --------
                              56,262    86,148   133,003   139,152      183,717      43,259    62,020      299,107       74,710
                             -------  --------  --------  --------     --------    --------  --------     --------     --------
Operating Income...........   10,770    16,084    28,003    26,246       28,435       7,603     7,648       26,521        8,435
Interest Income............       --        12        58        89        1,514          13     1,541        1,956          525
Interest Expense...........     (957)   (1,367)   (2,249)   (1,672)      (2,450)       (403)   (1,591 )     (7,740)      (1,703)
Other Expense, Net.........       --        --        --        --           --          --        --         (896)         (64)
                             -------  --------  --------  --------     --------    --------  --------     --------     --------
Income Before Provision for
  Income Taxes.............    9,813    14,729    25,812    24,663       27,499       7,213     7,598       19,841        7,193
Provision for Income
  Taxes....................    4,574     6,848    10,440    10,240       11,490       2,993     3,302        9,785        3,214
                             -------  --------  --------  --------     --------    --------  --------     --------     --------
Net Income................. $  5,239  $  7,881  $ 15,372  $ 14,423    $  16,009    $  4,220  $  4,296    $  10,056     $  3,979
                             =======  ========  ========  ========     ========    ========  ========     ========     ========
Earnings per Share(6)...... $    .12  $    .17  $    .34  $    .32    $     .35    $    .09  $    .10    $     .22     $    .09
                             =======  ========  ========  ========     ========    ========  ========     ========     ========
Weighted Average
  Shares(6)................   45,109    45,109    45,109    45,109       45,109      45,109    45,109       45,109       45,109
                             =======  ========  ========  ========     ========    ========  ========     ========     ========
BALANCE SHEET DATA (AT END
  OF PERIOD):
Working Capital............ $ 20,234  $ 34,148  $ 31,448  $ 33,429    $ 144,541    $ 40,731  $140,393                  $ 67,386
Total Assets...............   52,250   226,130   229,034   230,606      432,882     260,504   441,787                   436,504
Long-term Obligations......      944     9,106     8,589     1,037      101,079       1,103   100,969                   100,969
Shareholder's Investment...   28,192   149,304   146,918   156,175      220,988     173,168   224,480                   187,922


- ---------------
(1) Includes the results of Nicolet since its acquisition by Thermo Instrument in August 1992.


(2) Includes the results of Baird since its acquisition by the Company in January 1995.



(3) Includes the results of the Mattson and Unicam divisions of ATI since their acquisition by Thermo Instrument in December 1995.



(4) Reflects the issuance in October 1995 of $96,250,000 principal amount of Debentures.



(5) The pro forma combined statement of income data for fiscal year 1995 is derived from the pro forma combined condensed statement of income included elsewhere in this Prospectus, which was prepared as if the issuance of the Debentures in October 1995, the acquisitions of the Mattson and Unicam divisions of ATI and the proposed acquisition of ARL had occurred at the beginning of 1995. The acquisitions are assumed to be financed by the net proceeds from the issuance of the Debentures. The pro forma results are not necessarily indicative of future operations or the actual results that would have occurred had the issuance of the Debentures, the acquisitions of the Mattson and Unicam divisions of ATI and the proposed acquisition of ARL occurred at the beginning of 1995. The pro forma combined statement of income data for the three months ended March 30, 1996 is derived from the pro forma combined condensed statement of income included elsewhere in this Prospectus, which was prepared as if the proposed acquisition of ARL had occurred at the beginning of 1995. The pro forma combined balance sheet data as of March 30, 1996 is derived from the pro forma combined condensed balance sheet on page F-34, which was prepared as if the payment of $36.6 million by the Company to Thermo Instrument in April 1996, made in consideration for the transfer of the Mattson and Unicam divisions of ATI, had occurred on December 1, 1995 and the proposed acquisition of ARL had occurred on March 30, 1996.



(6) Pursuant to Securities and Exchange Commission requirements, earnings per share have been presented for all periods. Weighted average shares for such periods include the 45,000,000 shares issued to Thermo Instrument in connection with the initial capitalization of the Company and the effect of the assumed exercise of stock options issued within one year prior to the Company's proposed initial public offering.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The Company's principal operating units include TJA, a manufacturer and distributor of AA and AE spectrometry products based in Franklin, Massachusetts, and Nicolet, a manufacturer and distributor of FT-IR and FT-Raman spectrometry products based in Madison, Wisconsin. Both TJA and Nicolet have worldwide sales and service organizations with a strong overseas presence in Europe, Japan and China.


     The Company's strategy is to supplement its internal growth with the acquisition of businesses and technologies that complement and augment its existing product lines. In January 1995, the Company acquired the analytical instruments division of Baird, a manufacturer of arc/spark spectrometers, and subsequently consolidated its operations with TJA. In December 1995, Thermo Instrument acquired the assets of the analytical instruments division (the "Division") of ATI. In April 1996, the Company acquired the Division's Mattson and Unicam businesses. Mattson is a manufacturer of FT-IR spectroscopy instruments, and Unicam is a manufacturer of AA and ultraviolet/visible spectroscopy instruments. Because, as of December 30, 1995, the Company, Mattson and Unicam were deemed for accounting purposes to be under control of their common owner, Thermo Instrument, the accompanying 1995 historical financial information includes the results of operations of Mattson and Unicam from December 1, 1995, the date these businesses were acquired by Thermo Instrument. Because the Company had not disbursed the funds in connection with the acquisition of Mattson and Unicam at December 30, 1995, the transfer of these businesses has been reflected as a contribution of capital in excess of par value as of December 1, 1995. The $36.6 million payment from the Company to Thermo Instrument will be accounted for as a reduction of capital in excess of par value as of April 11, 1996. Combined sales for Mattson and Unicam were $57.8 million for the eleven months ended November 30, 1995. In February 1996, the Company acquired Oriel, a manufacturer and distributor of electro-optical instruments and components and Corion, a manufacturer of commercial optical filters. Oriel and Corion reported sales of $18.8 million and $8.5 million, respectively, in 1995. See "Business -- Acquisitions."



     In March 1996, Thermo Instrument completed the acquisition of a substantial portion of the businesses comprising the scientific instruments division of Fisons. The Company is discussing with Thermo Instrument the terms pursuant to which the Company would acquire ARL, a Switzerland-based former subsidiary of Fisons that manufactures arc/spark AE spectrometers and wavelength dispersive X-ray fluorescence instruments. ARL had revenues of $55.7 million and $13.5 million for the year ended December 30, 1995 and for the three months ended March 30, 1996, respectively. Although the Company believes it will acquire ARL from Thermo Instrument, no assurance can be given that such acquisition will be completed. See "Business -- Acquisitions."


     Certain of the businesses the Company has acquired historically have had low levels of profitability, and businesses that the Company may acquire in the future may also be marginally profitable or unprofitable. In general, the businesses the Company seeks to acquire have a strong reputation in the markets in which they compete but relatively poor operating results due to high manufacturing and operating costs. The Company believes it can gradually reduce these expenses and improve the acquired businesses' profitability, although there can be no assurance that the Company will be successful in such efforts. As a result of the acquisition of the Mattson and Unicam businesses from Thermo Instrument and the potential ARL acquisition, the Company expects that its operating margins will be reduced until such time as the Company has improved the profitability of these businesses to levels comparable with those of the Company's other businesses.

RESULTS OF OPERATIONS


  First Quarter 1996 Compared With First Quarter 1995



     Revenues were $69.7 million in the first quarter of 1996, compared with $50.9 million in the first quarter of 1995, an increase of 37.0%. Revenues increased $13.5 million and $3.5 million due to the acquisitions of Mattson and Unicam in December 1995 and Oriel and Corion in February 1996, respectively. In addition, revenues increased $2.7 million in Japan primarily as a result of sales to the Japanese government by Nicolet, offset in part by the unfavorable effects of currency translation due to the strengthening of the U.S. dollar in relation to the Japanese yen.



     The gross profit margin declined to 48.7% in the first quarter of 1996 from 49.5% in the first quarter of 1995 primarily due to the inclusion of lower-margin revenues at Mattson and Unicam. An increase in the gross profit margin at Nicolet as a result of improved margins for products introduced in 1995 was offset by a decline in the gross profit margin at TJA due to increased competition resulting from the contraction of the environmental market. The U.S. environmental market has been consolidating, which has negatively affected sales of several of TJA's products.



     Selling, general and administrative expenses as a percentage of revenues increased to 30.6% in the first quarter of 1996 from 28.2% in the first quarter of 1995 primarily due to higher costs as a percentage of revenues at Mattson and Unicam, specifically higher Unicam international selling and administrative costs. The Company is in the process of consolidating certain international selling and administrative functions of Unicam with existing TJA and Nicolet entities. Research and development expenses as a percentage of revenues increased to 7.1% in 1996 from 6.3% in 1995 primarily due to higher research and development costs as a percentage of revenues at Mattson and Unicam.



     Interest income increased to $1.5 million in the first quarter of 1996 from $13,000 in the first quarter of 1995 as a result of interest income earned on the invested proceeds from the Company's $96.3 million principal amount of 5% Convertible Subordinated Debentures, which were issued in October 1995. Interest expense increased to $1.6 million in 1996 from $0.4 million in 1995 primarily due to interest on these debentures.



     The effective tax rate was 43.5% in the first quarter of 1996, compared with 41.5% in the first quarter of 1995. These rates exceed the statutory federal income tax rate due to the impact of state income taxes, nondeductible amortization of cost in excess of net assets of acquired companies and the inability in 1995 to provide a tax benefit on foreign losses, offset in part by the tax benefit associated with a foreign sales corporation. The effective tax rate increased in 1996 primarily as a result of higher nondeductible amortization of cost in excess of net assets of acquired companies.



     The Company has established reserves totaling $11.6 million for certain exit and other related costs in connection with the acquisitions of Mattson and Unicam. These exit and other related costs are expected to include primarily severance obligations and excess facility costs. The Company began reducing staffing levels at the acquired businesses during the first quarter of 1996 and is continuing these actions during the second quarter of 1996. The Company expects to substantially complete its restructuring of Mattson and Unicam by December 1996. The Company's results of operations will be substantially unaffected by the payment of these restructuring costs because the reserves were established as part of the cost of acquiring these businesses. In the fiscal periods following such restructuring activities, the Company expects that its results of operations will benefit from lower costs at these acquired businesses.



     As a result of the Unicam acquisition and potential ARL acquisition referred to above, it is expected that the Company's international business will continue to increase in 1996. Inherent in international operations are risks such as greater difficulties in collecting accounts receivable due to longer payment cycles and possible difficulties in enforcing agreements and legal claims in foreign jurisdictions. Tax rates in certain foreign countries exceed that of the U.S. and foreign earnings may be subject to withholding requirements or the imposition of tariffs, exchange controls or other restrictions. In addition, currency exchange fluctuations affecting the relationship of the U.S. dollar and foreign currencies may adversely affect the Company's results of operations and cash flows.


  1995 Compared With 1994

     Revenues were $212.2 million in 1995, compared with $165.4 million in 1994, an increase of 28.3%. Revenues increased $25.9 million and $9.2 million due to the acquisition of Baird in January 1995 and Mattson and Unicam in December 1995, respectively. In addition, revenues from Nicolet increased $10.4 million due to increased demand for its products, particularly in Japan and the Pacific Rim and, to a lesser extent, due to currency fluctuations. Overall, revenues increased $4.6 million in 1995 due to the weakness of the U.S. dollar in relation to foreign currencies.


     The gross profit margin declined to 48.8% in 1995 from 50.3% in 1994. This decline was primarily due to the inclusion of lower-margin products from Baird and disruption in operations caused by the consolidation of the manufacturing operations of Baird and TJA into a new facility in mid-1995. In addition, increased competition due to the contraction of the environmental market as discussed in the results of operations for the first quarter had a negative impact on the margins of TJA in 1995. The declines at Baird and TJA were offset in part due to improved margins at Nicolet resulting primarily from the weakness of the U.S. dollar in relation to foreign currencies, in particular the Japanese yen and German mark, as well as improved margins for its newly introduced products.


     Selling, general and administrative expenses as a percentage of revenues increased to 29.3% in 1995 from 28.1% in 1994 as a result of higher expenses at Baird prior to the consolidation of Baird's operations with TJA and expanded selling efforts in China and Brazil. Research and development expenses as a percentage of revenues were relatively unchanged at 6.1% in 1995, compared with 6.3% in 1994.


     Interest income increased to $1.5 million in 1995 as a result of interest income earned on the invested proceeds from the Company's $96.3 million principal amount of 5% Convertible Subordinated Debentures. Interest expense increased to $2.5 million in 1995 from $1.7 million in 1994 primarily due to interest on these debentures.



     The effective tax rate was 41.8% in 1995 and 41.5% in 1994. These rates exceed the statutory federal income tax rate due to the impact of state income taxes, nondeductible amortization of cost in excess of net assets of acquired companies and the inability in 1995 to provide a tax benefit on foreign losses, offset in part by the tax benefit associated with a foreign sales corporation.



  1994 Compared With 1993



     Revenues were $165.4 million in 1994, compared with $161.0 million in 1993. An increase in revenues at TJA due to increased demand, a $4.6 million increase in revenues due to the acquisitions of Hilger Analytical in July 1993 and CID Technologies Inc. in October 1994, and a $2.9 million increase in revenues due to the weakness of the U.S. dollar in relation to foreign currencies were offset in part by a decline in revenues at Nicolet due to two large orders that were shipped during 1993.



     The gross profit margin declined to 50.3% in 1994 from 52.4% in 1993 due to lower margins at TJA resulting from changes in product mix and lower margins on sales in Europe due to the European recession.


     Selling, general and administrative expenses as percentages of revenues were 28.1% in 1994, compared with 28.4% in 1993. Research and development expenses as a percentage of revenues remained relatively unchanged at 6.3% in 1994, compared with 6.6% in 1993.

     Interest expense declined to $1.7 million in 1994 from $2.2 million in 1993 due to the repayment of borrowings by Nicolet in September 1994 and reduced working capital borrowings at the Company's European subsidiaries.

     The effective tax rate was 41.5% in 1994, compared with 40.4% in 1993. These rates exceed the statutory federal income tax rate due primarily to the impact of state income taxes and the nondeductible amortization of cost in excess of net assets of acquired companies, offset in part by the tax benefit associated with a foreign sales corporation.

LIQUIDITY AND CAPITAL RESOURCES


     Consolidated working capital was $140.4 million at March 30, 1996, compared with $144.5 million at December 30, 1995. Included in working capital are cash and cash equivalents of $109.8 million at March 30, 1996, compared with $116.9 million at December 30, 1995. During the first three months of 1996, $10.2 million of cash was provided by operating activities. Other current liabilities increased $5.5 million primarily as a result of higher income taxes payable and an increase in payables to Thermo Electron and affiliated companies. Accounts receivable increased to $62.6 million at March 30, 1996 from $62.3 million and $40.4 million at December 30, 1995 and December 31, 1994, respectively. The increase from December 31, 1994 to December 30, 1995 resulted from $13.5 million of receivables at Mattson and Unicam, as well as higher receivables due to the acquisition of Baird and higher international receivables, which typically have longer payment cycles. Inventories increased from $43.0 million at December 30, 1995 to $51.1 million at March 30, 1996 primarily due to an increase of $6.0 million as a result of acquisitions.



     The Company's investing activities used $17.0 million of cash in the first three months of 1996. The Company expended $15.5 million, net of cash acquired, for the acquisitions of Oriel and Corion and $1.6 million for the purchase of property, plant and equipment.



     The Company's financing activities used $90,000 of cash in the first three months of 1996 for the repayment of long-term obligations.



     In April 1996, the Company expended $36.6 million for the acquisitions of Mattson and Unicam. During the remainder of 1996, the Company plans to make expenditures of approximately $1.4 million for property, plant and equipment. As discussed in the results of operations for the first quarter, the Company has established reserves of $11.6 million for exit and other related costs in connection with the acquisitions of Mattson and Unicam. The Company expects that the cash impact of the reserves will affect the Company primarily in 1996 and 1997, as the Company makes payments for severance and excess facilities.



     Though the Company expects positive cash flow from its existing operations, the Company anticipates it will require significant amounts of cash to pursue the acquisition of complementary businesses. The Company expects that it will finance and subsequently restructure the operations of such acquired businesses through a combination of internal funds, including the net proceeds from the sale of the shares of Common Stock offered hereby, additional debt or equity financing from capital markets, or short-term borrowings from Thermo Instrument or Thermo Electron, although there is no agreement with Thermo Instrument or Thermo Electron under which such parties are obligated to lend funds to the Company. For the potential ARL acquisition, if consummated, the Company expects to expend between $28 million and $38 million and assume debt of approximately $12 million. The Company anticipates funding the purchase price for ARL from existing cash balances. The purchase of Mattson and Unicam in April 1996 and the potential purchase of ARL are not expected to have a material adverse impact on the Company's short-term liquidity. The Company believes that its existing resources are sufficient to meet the capital requirements of its existing businesses for at least the next 24 months.

                                    BUSINESS


     The Company is a worldwide leader in the development, manufacture and marketing of analytical instruments that utilize a range of optical spectroscopy techniques. These instruments are used in the quantitative and qualitative chemical analysis of elements and molecular compounds in a wide variety of solids, liquids and gases. The Company's products are used by its customers for productivity enhancement, research and development, quality control and testing applications in the environmental testing, chemical, metallurgical, food and beverage, pharmaceutical and petroleum industries; and by forensic laboratories, research organizations and educational institutions. Industry sources estimate that the total worldwide market for the Company's current optical spectroscopy instruments is approximately $2.0 billion and the Company estimates that the market for optical components, systems and sub-assemblies addressed by its Thermo Vision subsidiary is approximately $0.5 billion. The total worldwide market for analytical instruments is estimated to be approximately $11.0 billion. The Company believes that growth in the industry is driven primarily by evolving production quality control standards, demand for higher productivity, increased regulatory requirements, research and development expenditures by private industry and governmental entities and by increasing demand in developing countries.


     The Company's products are used for both elemental and molecular analysis, and are based on several optical spectroscopy techniques, including atomic absorption (AA), atomic emission (AE), Fourier transform infrared (FT-IR) and FT-Raman technologies. AA and AE spectrometers are used to identify trace quantities of elements in solids and liquids based on the atomic spectra that a sample emits or absorbs when it is excited by an energy source. These spectrometers are used in a variety of applications, including the measurement of toxic elements in environmental samples, metals analysis for industrial use and product quality assurance for food, drug and cosmetic products. FT-IR and FT-Raman spectrometers are used to determine the molecular composition of samples by observing how they absorb or emit infrared light. Because FT-IR and FT-Raman techniques are non-destructive to a sample, they are used in a wide variety of applications, including forensic applications and quality assurance and research and development applications in the pharmaceutical, chemical and semiconductor industries. The Company has also recently established a subsidiary, Thermo Vision Corporation, to pursue applications of the Company's optical technologies for cost-effective, application-specific instruments and for components, systems and subassemblies used in analytical instrumentation and other broader market applications.


     The Company's strategy is to build upon its position in the industry through the continued development of technologically superior products and through the development of new markets, applications and customers for its products, while maintaining the operating principles that have contributed to its success: innovative technology, efficient manufacturing capabilities and a worldwide sales and service network. The Company believes it has built a reputation in the industry for providing high performance instruments backed by reliable service, while effectively controlling costs and maximizing operational efficiencies. The Company believes that the market for analytical instruments can be expanded by (i) increasing customer productivity through the development of products and technologies that permit analytical instruments to be used on-site and on-line or near-line in industrial and manufacturing settings and
(ii) applying the Company's broad technology base to the development of cost-effective, application-specific instruments.



     As part of its growth strategy, the Company intends to actively seek the acquisition of products and technologies that complement and augment its existing product lines. The analytical instruments industry is highly fragmented and is estimated to consist of more than 1,000 industry competitors, many of which focus on small groups of customers, a narrow range of technologies and applications, or limited geographic areas. Thus, it can often be more cost effective to target an attractive market segment through the acquisition of established, smaller, focused providers than through internal product development. The Company has completed the acquisition of several complementary businesses during the past two years. In addition, Thermo Instrument has recently acquired certain businesses that have been or will likely be acquired by the Company. See "-- Acquisitions." The Company targets acquisitions that it believes will lead to enhanced profitability through manufacturing efficiencies, the elimination of lower margin product lines, enhanced distribution capabilities, the elimination of duplicative functions and improved market acceptance of the acquired company's products due to affiliation with the Company.

LINES OF BUSINESS

     Analytical instruments are generally classified by their principal operating technologies. The Company's AE and AA spectrometers comprise its elemental analysis product line, and FT-IR and FT-Raman spectrometers comprise the Company's molecular analysis product line. Through its Thermo Vision Corporation ("Thermo Vision") subsidiary, the Company also develops and manufactures cost-effective application-specific instruments, as well as components, systems and subassemblies for analytical instruments.

     ELEMENTAL ANALYSIS -- AE AND AA SPECTROMETERS

     The Company produces a range of AE and AA spectrometers that are used to detect and measure metals and other elements in solid and liquid samples from ultratrace (parts per billion) to major concentrations. In AE spectrometers, the samples are excited by an energy source, causing the sample atoms to emit radiation. The radiation is then dispersed by a grating into its component light wavelengths, which are detected by a photo multiplier tube or a solid state detector. Because each element has a characteristic wavelength that acts as a "fingerprint" for that element, the instrument compares the detected wavelengths against a library of spectra for identification. The resulting data may then be stored and manipulated with a personal computer. AE spectrometers use either an electrical discharge ("arc/spark") or a high frequency inductively coupled plasma ("ICP") as the energy source. Arc/spark instruments are used primarily for solid samples and ICP instruments are used for both solid and liquid samples. ICP instruments can be coupled with a mass spectrometer ("ICP/MS") to provide better detection limits. In an AA spectrometer, a graphite furnace or flame is used to heat the sample. The AA spectrometer incorporates a hollow cathode lamp that contains the element to be measured. Because the hollow cathode lamp radiates at the same wavelength as the sample atoms, the sample atoms absorb radiation from the lamp and the detector measures this absorption.

     AE and AA spectrometers are distinguished based on sensitivity, speed, flexibility and cost. The Company's AA spectrometers are sold at prices ranging from approximately $15,000 to $65,000. While an AA spectrometer, when configured with a graphite furnace, is capable of highly sensitive analysis, it can only measure one element at a time and must be adjusted to measure each element. The Company's AE spectrometers, which range in price from approximately $50,000 to $150,000, combine ultratrace detection capabilities with the ability to detect multiple elements simultaneously. While the purchase price for these instruments is higher than for AA spectrometers, ICP spectrometers are easier to use and the cost of associated consumables is greatly reduced. Consequently, analytical instrument customers are increasingly using ICP spectrometers for applications historically performed by AA spectrometers. An ICP/MS instrument provides parts per trillion sensitivity, but ranges in price from $150,000 to $250,000, and is slower than an AE because it cannot measure multiple elements simultaneously.

     The Company's AE and AA instruments are used in a wide variety of applications, which include testing of environmental samples such as soil and water, food and drug testing, analysis of blood, urine and animal tissue, and process control and product quality assurance testing. The Company sells its products to a wide range of customers in manufacturing industries such as producers of aircraft, automobiles and trucks, computers, chemicals, food, pharmaceuticals and primary metals; service industries such as waste management companies and commercial testing laboratories; and government and university laboratories.

     The Company derived revenues of $72.9 million, $81.2 million and $112.3 million from sales of elemental analysis instruments in 1993, 1994 and 1995, respectively.

     In April 1996, the Company acquired Unicam, a manufacturer of AA and ultraviolet/visible ("UV/Vis") spectroscopy instruments, from Thermo Instrument. The Company believes that this acquisition will increase its product base in AA spectrometers, as well as its presence in the European market. In addition, the Company is currently discussing with Thermo Instrument the terms of the potential acquisition of A.R.L. Applied Research Laboratories S.A. ("ARL"), a manufacturer of arc/spark instruments used in elemental solids analysis and wavelength dispersive x-ray fluorescence instruments. See "-- Acquisitions."

     Elemental Liquids Analysis

     Atomic Emission Spectrometers. The principal type of AE spectrometer used for elemental analysis of liquids is the ICP spectrometer, which allows for simultaneous multi-element testing. The largest users of ICP instruments are public and private environmental laboratories, which must test for multiple elements but which have well defined testing objectives. All of these users test for compliance with applicable environmental regulations, which prescribe the specific pollutants and concentrations to be tested for. As a result, growth in the demand for ICP spectrometers is largely a function of the pace and extent of enactment and enforcement of environmental regulations worldwide. Currently, growth is concentrated in developing nations while sales have been declining in the U.S., principally due to consolidation in the environmental industry.

     ICP spectrometers are also used in research and development and quality control applications in a variety of industries, including the chemical, pharmaceutical, food and beverage and petroleum industries. For example, ICP spectrometers are used to determine the content of certain elements in food oils prior to sale.


     The Company believes it is a market and technology leader in ICP spectrometry. Within the last three years, the Company has developed the first ultratrace ICP spectrometer that incorporates a solid state detector and the first combined optical emission/mass spectrometer. The Company's TRACE(TM) ICP analyzer is used primarily for environmental testing. The Company's IRIS(TM) ICP spectrometer replaces the photo multiplier tube used in the TRACE with the Company's charge injection device ("CID") solid state detector, allowing customers to perform with one instrument analyses that would previously have required multiple AA and ICP instruments. In addition, the IRIS incorporates Windows(TM)-based software that facilitates use of the instrument with relatively minimal training.


     Atomic Absorption Spectrometers. Due to their sensitivity and relative low cost, AA spectrometers were historically the instrument of choice for environmental applications. While the market for AA spectrometers is declining due to advancements in the sensitivity and flexibility of ICP spectrometers, AA spectrometers are still used for certain well-defined applications. Many of the EPA's protocols for the determination of toxic metals in water and wastes are written for AA spectrometers. In addition to environmental testing, AA spectrometers are also used in biological testing and for testing in the agricultural and petroleum industries.

     ICP/MS. When used in tandem with a mass spectrometer, an ICP is capable of detecting elements at the part per trillion level. This high level of sensitivity is often required by semiconductor, pharmaceutical and chemical companies in both research and development and quality control functions. For example, manufacturers of semiconductors use ICP/MS instruments to increase manufacturing yield by testing for the presence of trace contaminants that can destroy the functionality of a chip. In addition, ICP/MS is used in several environmental applications.


     The Company has recently introduced the second generation of its POEMS(R) ICP/MS, which incorporates several significant advances, including automated sample preparation and Windows-based software. In addition, POEMS is the first ICP/MS instrument to integrate a CID detector, which enhances the flexibility of the instrument.


     Elemental Solids Analysis


     Arc/spark instruments are used primarily in highly capital intensive processes such as steel and other primary metal production, foundries that fabricate raw metals, and production of products such as pipe and machine parts. Customers in these industries use the arc/spark instrument in near line quality control as part of the production process. Due to the high cost of these processes, the minimization of downtime and the maintenance of quality control are critical. For these reasons, reliability is frequently the most important feature to an arc/spark user. The Company believes it has built a reputation as an industry leader by offering rugged, dependable instruments and by emphasizing customer service. Sales of arc/spark instruments are tied to the addition of metal production capacity. Consequently, the principal areas of growth for this type of instrument are in developing nations, particularly China, South Korea and Brazil, where the need for new infrastructure is increasing.

     The Company offers different arc/spark instruments for different applications and budgets, from a laboratory grade instrument with the capability to analyze 60 different elements to a durable mobile unit for use in small foundries. Prices for these instruments range from $50,000 to $150,000. A modified version of the arc/spark spectrometer is used in the analysis of engine oils and fuels to determine engine wear. Such measurements enable better prediction of engine failure, help schedule routine maintenance and extend engine life.

     MOLECULAR ANALYSIS -- FT-IR AND FT-RAMAN SPECTROMETERS

     The Company is among the world's largest manufacturers of molecular analysis instruments that utilize FT-IR and FT-Raman spectroscopic techniques. Using these "vibrational" spectroscopic techniques, customers are able to non-destructively analyze liquids and solids for their molecular composition. These techniques also permit the analysis of samples in their packaging, which eliminates much of the time involved with sample preparation.

     The Company's FT-IR and FT-Raman spectrometers are used principally in research and development and quality control in a variety of industries. Chemical and pharmaceutical companies use FT-IR and FT-Raman spectrometers for verification, identification and quantification of chemical materials and mixtures because of the superior ability of these instruments to provide detailed structural information. Other applications involve analysis of total petroleum hydrocarbon content and other contamination in soil and water, and monitoring of industrial waste streams.


     The Company believes it has built a reputation as a technology leader, and has pioneered many of the developments of modern FT-IR, including development of the first commercial analytical FT-IR instruments and sampling technologies, including infrared microscopy. The Company has also developed spectral databases for use in the identification of samples in FT-IR and FT-Raman analysis.


     The Company derived revenues of $86.2 million, $81.2 million and $93.8 million from sales of molecular analysis instruments in 1993, 1994 and 1995, respectively.

     In April 1996, the Company acquired Mattson Instruments ("Mattson"), a Madison, Wisconsin based manufacturer of FT-IR instruments, from Thermo Instrument. The Company believes that this acquisition will increase its FT-IR product base, particularly through the addition of several value product lines. See "-- Acquisitions."

     FT-IR Spectrometers. An FT-IR spectrometer utilizes infrared spectroscopy to obtain precise qualitative and quantitative information regarding the molecules in a sample. In an infrared ("IR") spectrometer, an infrared beam of light is directed at a sample, which will absorb certain frequencies and transmit others unchanged. Because each molecule has a characteristic "fingerprint" based upon its absorption and transmission characteristics, molecules can be identified by comparison to a library of spectra. The FT-IR technique provides quantitative and qualitative information across the entire infrared spectrum simultaneously, which permits rapid multi-component analysis without the need for sample separation.

     The major advantage of an FT-IR spectrometer is its ability to non-destructively analyze samples. The ability to preserve the sample is critical in many applications, including forensics, drug development and semiconductor analysis. FT-IR spectrometers are also capable of providing structural information regarding a particular molecule that cannot be provided by other types of analytical instruments. This type of information is extremely valuable in chemical and pharmaceutical research and development applications, where the structure of the molecule can be as important as the quantification and identification of the components of a complex sample.


     The Company offers several lines of FT-IR spectrometers that range in performance and price based upon the needs of its customers. The Company's FT-IR spectrometers range in price from approximately $25,000 to $200,000. The Company believes the Magna-IRTM line of spectrometers offers the highest level of analytical capability available in a FT-IR spectrometer. The Magna-IR is engineered to be flexible and expandable in order to accommodate all of the analytical requirements of the most demanding users in the chemical, pharmaceutical and semiconductor industries and in academic and research environments. The

Magna-IR incorporates the first digital signal processor-controlled interferometer, which allows the customer greater control and flexibility in the design of advanced experiments.


     The Company's ImpactTM line of FT-IR spectrometers incorporates many of the design features of the Magna-IR line in a rugged, reliable, lower cost instrument. The Impact is generally used for routine measurement by environmental testing laboratories, law enforcement laboratories, industrial quality control laboratories and other customers that require reliability, high-throughput and ease of use but do not need the most advanced analytical capabilities.



     In response to the unique requirements of customers in the semiconductor industry, the Company has developed the ECOTM line of dedicated quality inspection instruments. This instrument utilizes IR analysis on-line to determine the physical parameters and uniformity of silicon wafers used in the manufacture of integrated circuits, memory and application specific devices.


     The Company also offers several lines of infrared microscopes and micro imaging accessories. The Company believes it is the leading supplier of infrared microscopes and micro imaging spectroscopic devices in the world. These products are utilized, individually or in conjunction with FT-IR spectrometers, to obtain the infrared spectrum of small samples in the range from 20 to 1000 microns. The products combine both the function of visual location and imaging with infrared spectral analysis, thus allowing the user to quickly locate and focus the infrared probe beam on the exact micro area of interest. The top of the line Irus product is an integrated system, fully comprising both infrared spectrometer and microscopic analysis station in one unit.

     FT-Raman Spectrometers. FT-Raman spectroscopy is a technique similar to FT-IR that utilizes a laser to excite the sample. While FT-IR spectrometers measure the transmission and absorption characteristics of a sample, FT-Raman spectrometers measure the emission characteristics of the sample. When the sample absorbs the energy from the laser beam, a modified wavelength is emitted by the sample. This emission fingerprint is compared to a library of spectra to determine molecular structure. Many samples that produce weak or non-specific responses in the infrared produce strong, unique signatures in the Raman, and vice versa. As a result the two techniques are highly complementary for many applications.

     The Company has been responsible for many innovations in FT-Raman spectroscopy, including the first stand-alone FT-Raman instrument and Windows-driven spectrometer and the only searchable Raman library in digital format. The Company's current line of FT-Raman spectrometers incorporates many of the design features of the Company's FT-IR spectrometers, while offering certain advantages over FT-IR spectrometers, including easier sampling and data analysis. The Company has also developed an FT-Raman module for use with its Magna-IR spectrometer. FT-Raman spectrometers are attractive for use in pharmaceutical analysis, remote monitoring of chemicals and quality assurance of materials within their packaging because of the transparency of the packaging to the Raman signal. This capability permits on line analysis of finished products.

THERMO VISION CORPORATION

     In January 1995, the Company established a subsidiary, Thermo Vision, to pursue applications of the Company's technologies for cost-effective, application-specific instruments and for optical components, systems and subassemblies for analytical instrumentation and other applications. The Company believes that there is a trend in the market for analytical instruments toward the development of lower cost instruments that are easy to use and capable of performing discrete analyses accurately and reliably. Thermo Vision is also building a sales and service channel for lower cost instruments and components that cannot be effectively or profitably sold or serviced through the channels used for larger, higher performance analytical instruments.


     As part of its strategy, Thermo Vision is pursuing various applications for the Company's CID solid state optical detectors. The Company acquired rights to the CID technology through its acquisition of CID Technologies Inc. in October 1994. The Company believes that the CID detector has several advantages over other solid state detectors. Like CCDs (charge coupled devices) currently used in most consumer products, CIDs use multiple electronic pixels to capture images. However, unlike CCDs, CIDs are capable of randomly accessing the individual pixels, which improves the speed and quality of imaging and permits pixels to be read non-destructively. In addition, CIDs have superior resistance to radiation, which is an advantage for use in environments such as nuclear power plants. Thermo Vision is currently under contract to provide the CID detector outside the analytical instrument field, including dental imaging and nuclear inspection.

     For the year ended December 30, 1995, the Company derived revenues of $6.1 million from its Thermo Vision businesses.


     In February 1996, Thermo Vision acquired Corion Corporation ("Corion"), a manufacturer of commercial optical filters, for $5.1 million and Oriel Corporation ("Oriel"), a manufacturer and distributor of electro-optical instruments and components, for $11.8 million. Corion and Oriel reported revenues of $8.5 and $18.8 million, respectively, in 1995. The Company believes that the acquisition of Corion and Oriel will further Thermo Vision's strategic move into the subassembly and end product markets, including the manufacture of cost-effective instruments used for a specific purpose. Optical filters, such as those manufactured by Corion, are a cost-effective method of screening all but a specific wavelength of interest. The Company believes that components such as these will be increasingly important in improving the performance of cost-effective, targeted systems such as fluorometers and UV/Vis spectrometers. In addition, Oriel publishes a series of widely distributed catalogues which the Company believes will assist in the distribution of many Thermo Vision products, as well as products offered by other Thermo Optek businesses.


ACQUISITIONS

     An element of the Company's strategy is to combine its internal growth with the acquisition of complementary products and technologies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." In addition to the acquisitions of Oriel and Corion described above, recently completed and pending acquisitions by the Company are described below.

     RECENTLY COMPLETED ACQUISITIONS


     MATTSON AND UNICAM. In December 1995, Thermo Instrument acquired the assets of the analytical instruments division of ATI (the "Division"), a manufacturer of analytical instruments, for $42.5 million. In April 1996, the Company acquired the Division's Mattson and Unicam businesses from Thermo Instrument for an aggregate purchase price of $36.6 million. Mattson is a Wisconsin-based manufacturer of FT-IR spectroscopy instruments and Unicam is a Cambridge, UK-based manufacturer of AA and UV/Vis spectroscopy instruments. The purchase price represents the sum of (i) the net tangible book value of Mattson and Unicam as of the date of acquisition by Thermo Instrument, plus (ii) a percentage of the total goodwill associated with Thermo Instrument's acquisition of the Division equal to sales of Mattson and Unicam for the eleven-month period ended November 30, 1995 relative to total sales of the Division for such period. Mattson and Unicam reported aggregate revenues of approximately $57.8 million for the eleven months ended November 30, 1995.


     Mattson's FT-IR products are primarily used in high through-put applications requiring certified and validated methods and automation, such as quality assurance and control and educational markets. Prices for Mattson's products range from $20,000 to $60,000.

     Unicam's AA product line covers a complete range of applications, from cost-effective systems to high-capability ultimate detection capacity systems, and are well-suited to environmental, clinical and industrial chemical analyses. These products offer a higher degree of automation than that offered by comparable competitive products. All of Unicam's AA products utilize Windows-based operating software, with product prices ranging from $18,000 to $80,000.

     Unicam also manufactures UV/Vis spectrometers. A UV/Vis spectrometer utilizes ultra-violet and visible light to obtain precise qualitative and quantitative information regarding the molecules in a sample. In UV/Vis spectrometers, a beam of light, either ultra-violet or visible, is directed at a sample, which absorbs certain frequencies and transmit others unchanged. Because each molecule has characteristic absorption and transmission features, both quantitative and qualitative measurements can be made. The UV/Vis permits rapid multi-component analysis without the need for sample separation. Unicam's systems range from low-end non-scanning products priced at under $4,000 to a mid-range scanning series priced at $24,000. These products are targeted at teaching laboratories, life science research, pharmaceutical and environmental markets. The Company believes that Unicam's UV/Vis products will complement its other products and presence in the environmental, life science research, pharmaceutical and chemical markets.

     PENDING ACQUISITION


     ARL. In March 1996, Thermo Instrument completed the acquisition of a substantial portion of the businesses comprising the scientific instruments division of Fisons for approximately $223 million, subject to a post-closing adjustment. The Company is discussing with Thermo Instrument the terms pursuant to which the Company would acquire ARL, a Switzerland-based, former subsidiary of Fisons that manufactures arc/spark AE spectrometers and x-ray fluorescence instruments. ARL had revenues of approximately $55.7 million in 1995. The final terms of the acquisition of ARL by the Company have not yet been determined; however, the Company believes that the purchase price for ARL will range from $40 million to $50 million, including the assumption of debt. The purchase price is expected to be based upon the sum of (i) the net tangible book value of ARL as of the date of acquisition by Thermo Instrument, plus (ii) a percentage of the total goodwill associated with Thermo Instrument's acquisition of the acquired portions of the scientific instruments division of Fisons equal to sales of ARL relative to total sales of the portion of Fisons' scientific instruments division acquired by Thermo Instrument. Although the Company believes that it will acquire ARL, no assurance can be given that such acquisition will be completed. In any event, the timing and terms of the acquisition of ARL, including price, will be subject to a final determination between the Company and Thermo Instrument.


     ARL was founded in 1934 and acquired by Fisons in 1986. In recent years, all of its manufacturing operations have been consolidated in its Ecublens, Switzerland facilities. ARL developed and commercialized the first commercial grating spectrograph and is now a worldwide supplier of spectrochemical instrumentation based on arc/spark optical emission spectrometry and wavelength dispersive x-ray fluorescence ("WDXRF") spectrometry. As further described above under the caption "Lines of Business -- Elemental Solids Analysis," arc/spark spectrometers are used extensively in the metals industries where a precise determination of metallurgical content is required. WDXRF spectrometers offer elemental analysis of a wide variety of materials in a highly precise and generally nondestructive manner. The technique, which has been available for over 40 years, is widely accepted as a mechanism for achieving high precision for major element analysis. ARL's product offering is targeted to the simultaneous detection segment of the market and has traditionally been the technology leader in this area.


     ARL's arc/spark and WDXRF products range in price from $60,000 to $120,000. During 1995, approximately 39% and 21% of ARL's sales were in Europe and North America, respectively.



     Certain of the businesses recently acquired by the Company or which the Company expects to acquire in the future have low levels of profitability or are unprofitable. No assurance can be given that the Company will be successful in reducing expenses and improving operations of these businesses so that the levels of profitability desired by the Company are achieved. The Company expects that its operating margins will be reduced due to the acquisition of the Mattson and Unicam businesses and the potential ARL acquisition until such time as the Company has improved the profitability of these businesses to levels comparable with those of the Company's other businesses. See "Risk Factors -- Risks Associated with Acquisition Strategy; No Assurance of a Successful Strategy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


RESEARCH AND DEVELOPMENT

     The Company maintains active programs for the development of new technologies and the enhancement of existing products. In addition, the Company seeks to develop new applications for its products and technologies. Research and development expenses for the Company were $10.6 million, $10.5 million and $13.0 million in 1993, 1994 and 1995, respectively, or 6.6%, 6.3% and 6.1%, respectively, of the Company's revenues for such periods.

     A significant portion of the Company's development effort is directed toward developing instruments that can be used outside of the laboratory in industrial and manufacturing settings such as near line quality control applications. The Company believes that developing instruments that can be used by non-scientists is critical to the success of this program. The Company has a Cooperative Research and Development Agreement (CRADA) with the U.S. Navy to develop an ICP instrument for the continuous monitoring of heavy metals in smokestack emissions. The Company will have the right to use any proprietary technology developed through this agreement. Through Thermo Vision, the Company is directing its efforts toward applying the Company's technology to the development of affordable application-specific instruments and cost-effective components, systems and subassemblies. The Company is also pursuing various applications of its CID technology, including dental imaging and nuclear inspection.

COMPETITION


     The Company competes in each of its markets primarily on performance, reliability, customer service and price. In the market for AE and AA spectrometers and ICP/MS instruments, the Company competes primarily with Perkin-Elmer and, to a lesser extent, Varian. The Company competes in the arc/spark market primarily with Spectro. In the FT-IR and FT-Raman markets the Company competes primarily with Perkin-Elmer, Hewlett-Packard, the Digilab division of Bio-Rad, Bruker and Bomem. Industry sources have estimated that the Company held the competitive position noted in parentheses below in 1995 for each of the following markets based on 1995 revenues: AE spectrometers (2), AA spectrometers (3), ICP/MS instruments (4), arc/spark instruments (2), FT-IR instruments (1) and FT-Raman instruments (2). The Company recently entered the market for UV/Vis instruments with its acquisition of Unicam in April 1996. The primary competitors in this market are Perkin-Elmer, Shimadzu and Life Sciences.


SALES AND MARKETING

     The Company markets its instruments internationally through its own worldwide sales force and through a network of dealers and distributors. In addition, the Company sells certain components and instruments pursuant to OEM arrangements under which third parties purchase and resell the Company's products. The Company's sales force is supported throughout the world by a customer support group which provides training, instrument servicing and parts replacement. The Company believes that its sales and distribution channels in the Pacific Rim provide it with a competitive advantage.

BACKLOG


     The Company's backlog was $56.6 million as of March 30, 1996, compared with $50.1 million as of December 30, 1995. The Company includes in its backlog only orders confirmed with a purchase order for products and related services scheduled to be shipped or rendered within one year. The Company does not believe that the level of, or changes in the level of, its backlog is necessarily a meaningful indication of future results of operations.


PATENTS AND LICENSES

     The Company's policy is to protect its intellectual property rights, including applying for and obtaining patents when appropriate. The Company holds numerous patents relating to its technologies, with additional patents pending. The Company also enters into licensing agreements with other companies and government agencies in which it grants or receives rights to specific patents and technical know-how. The Company also considers technical know-how, trade secrets and trademarks to be important to its business.

PERSONNEL


     As of March 30, 1996, the Company had a total of 1,667 employees. To date, the Company has been able to attract and retain the personnel required by its business, but there can be no assurance that additional skilled personnel necessary to successfully expand the Company's business and operations can be recruited and retained. The Company believes that its relationship with employees is good.

FACILITIES

     The Company's various businesses are operated from separate facilities, as set forth in the table below.


                           APPROXIMATE     OWNED/   EXPIRATION
        LOCATION           SQUARE FEET     LEASED    OF LEASE                      USE
- -------------------------  -----------     -------  ----------   ----------------------------------------
Franklin,
  Massachusetts..........     110,000      Leased      2005      Manufacturing, Sales and Administrative
Franklin,
  Massachusetts..........      70,000      Leased      2006      Manufacturing, Sales and Administrative
Madison, Wisconsin.......     330,000(1)    Owned        --      Manufacturing, Sales and Administrative
Madison, Wisconsin.......      24,000      Leased    2006        Sales and Administrative
Middleton, Wisconsin.....      18,000      Leased    2004        Manufacturing
Grand Junction,
  Colorado...............      41,000       Owned        --      Manufacturing
Grand Junction,
  Colorado...............       3,600       Owned        --      Manufacturing and Sales
Delta, Colorado..........      25,000       Owned        --      Manufacturing
Shelton, Connecticut.....      55,000(2)   Leased      2004      Manufacturing, Sales and Administrative
Stratford, Connecticut...      50,000      Leased      1998      Manufacturing, Sales and Administrative
Liverpool, New York......      16,000      Leased      1996      Manufacturing, Sales and Administrative
Margate, England.........     100,000       Owned        --      Manufacturing, Sales and Administrative
Cambridge, England(3)....     216,000      Leased    1996        Manufacturing, Sales and Administrative


- ---------------
(1) Of such amount, 160,000 square feet is leased to other companies.

(2) Of such amount, 18,000 square feet is subleased to other companies.

(3) Of such amount, 86,000 square feet is subleased to other companies.

LEGAL PROCEEDINGS

     Prior to Nicolet's acquisition by the Company, the Wisconsin Department of Natural Resources ("DNR") notified Nicolet that the DNR had begun a remedial investigation to determine the extent of releases of hazardous substances from the Refuse Hideaway Landfill located in Middleton, Wisconsin (the "Landfill"), and that Nicolet was a potential responsible party ("PRP") with regard to the Landfill. Approximately 50 other parties were also notified of their potential PRP status. The Environmental Protection Agency ("EPA") subsequently added the Landfill to its National Priorities List under the Comprehensive Environmental Response Compensation and Liability Act of 1980 ("CERCLA"). In February 1995, the EPA and the DNR recommended that various remediation efforts be made at the Landfill at an estimated cost of approximately $5.2 million, and the Company expects that such agencies will also seek to recover their oversight costs and expenses related to the site. Under CERCLA, responsible parties can include current and previous owners of a site, generators of hazardous substances disposed of at a site, and transporters of hazardous substances to a site. Each responsible party can be jointly and severally liable, without regard to fault or negligence, for all costs associated with the remediation of the site. Although the Company believes that the quantity of materials generated by Nicolet and transported to the Landfill is relatively small in comparison to that of other named PRPs, there can be no assurance as to the exact amount, if any, for which Nicolet will be held responsible by the EPA and the DNR for costs associated with remediation of the Landfill.

     In connection with the organization of the Company, Thermo Instrument agreed to indemnify the Company for any and all cash damages incurred by the Company, including with respect to the Landfill, relating to certain contingent liabilities associated with the operations of Nicolet and TJA prior to August 1995, when such businesses were transferred to the Company. Notwithstanding this indemnification, the Company would be required to report any such damages as an expense in its results of operations, with any indemnification payment it receives from Thermo Instrument being treated as a contribution to shareholders' investment.

                       RELATIONSHIP WITH THERMO ELECTRON
                             AND THERMO INSTRUMENT

     The Company was organized in August 1995 as a wholly owned subsidiary of Thermo Instrument. Thermo Instrument has contributed all of the assets, liabilities and business of Nicolet and TJA to the Company in exchange for 45,000,000 shares of Common Stock of the Company.

     Thermo Electron has adopted a strategy of selling a minority interest in subsidiary companies to outside investors as an important tool in its future development. As part of this strategy, Thermo Electron and certain of its subsidiaries have created publicly and/or privately held majority owned subsidiaries. (The Company and the other Thermo Electron subsidiaries are hereinafter referred to as the "Thermo Subsidiaries.")


     Thermo Instrument develops, manufactures, and markets instruments used to detect and monitor air pollution, radioactivity, complex chemical compounds, toxic metals, and other elements in a broad range of liquids and solids. For its fiscal year ended December 30, 1995 and for the three months ended March 30, 1996, Thermo Instrument had consolidated revenues of $782,662,000 and $225,571,000, respectively, and consolidated net income of $79,306,000 and $34,043,000, respectively.



     Thermo Electron and its subsidiaries develop, manufacture and market environmental monitoring and analysis instruments and manufacture biomedical products including heart-assist devices and mammography systems, paper-recycling and papermaking equipment, alternative-energy systems, industrial process equipment and other specialized products. Thermo Electron and its subsidiaries also provide environmental and metallurgical services and conduct advanced technology research and development. For its fiscal year ended December 30, 1995 and for the three months ended March 30, 1996, Thermo Electron had consolidated revenues of $2,207,417,000 and $635,094,000, respectively, and consolidated net income of $140,080,000 and $40,442,000, respectively.


THE THERMO ELECTRON CORPORATE CHARTER

     Thermo Electron and the Thermo Subsidiaries, including the Company, recognize that the benefits and support that derive from their affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo Subsidiaries, including the Company, has adopted the Thermo Electron Corporate Charter (the "Charter") to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the Charter is to ensure that (1) all of the companies and their stockholders are treated consistently and fairly, (2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined, (3) each company has access to the combined resources and financial, managerial and technological strengths of the others, and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

     To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the "Thermo Group") to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range planning and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for determining that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron establishes certain internal policies and procedures applicable to members of the Thermo Group. The cost of the services provided by Thermo Electron to the Thermo

Subsidiaries is covered under existing corporate services agreements between Thermo Electron and each of the Thermo Subsidiaries.

     The Charter presently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary, including the Company, can withdraw from participation in the Charter upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the Charter in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the policies and procedures applicable to the Thermo Group. A withdrawal from the Charter automatically terminates the corporate services agreement in effect between the withdrawing company and Thermo Electron. The withdrawal from participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. However, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.

CORPORATE SERVICES AGREEMENT

     As provided in the Charter, the Company and Thermo Electron have entered into a Corporate Services Agreement (the "Services Agreement") under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, employee benefit administration, tax advice and preparation of tax returns, centralized cash management and certain financial and other services to the Company. In 1994 and 1995, Thermo Electron assessed the Company an annual fee for these services equal to 1.25% and 1.20%, respectively, of the Company's revenues. Effective fiscal 1996, the fee has been reduced to 1.0% of the Company's revenues. The fee may be changed by mutual agreement of the Company and Thermo Electron. During fiscal 1994 and 1995, Thermo Electron assessed the Company $2,067,000 and $2,546,000, respectively, in fees under the Services Agreement. Management believes that the charges under the Services Agreement are reasonable and that the terms of the Services Agreement are representative of the expenses the Company would have incurred on a stand-alone basis. For additional items such as employee benefit plans, insurance coverage and other identifiable costs, Thermo Electron charges the Company based on charges attributable to the Company. The Services Agreement automatically renews for successive one-year terms, unless canceled by the Company upon 30 days' prior notice. In addition, the Services Agreement terminates automatically in the event the Company ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the Services Agreement, the Company will be required to pay a termination fee equal to the fee that was paid by the Company for services under the Services Agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by the Company or as required in order to meet the Company's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge the Company a fee equal to the market rate for comparable services if such services are provided to the Company following termination.

TAX ALLOCATION AGREEMENT

     The Tax Allocation Agreement between the Company and Thermo Electron outlines the terms under which the Company is to be included in Thermo Electron's consolidated Federal and state income tax returns. Under current law, the Company will be included in such tax returns so long as Thermo Electron owns at least 80% of the outstanding common stock of Thermo Instrument and Thermo Instrument owns at least 80% of the outstanding Common Stock of the Company. In years in which the Company has taxable income, it will pay to Thermo Electron amounts comparable to the taxes the Company would have paid if it had filed its own separate company tax returns. If Thermo Instrument's equity ownership of the Company were to drop below 80%, the Company would file its own tax returns.

MASTER GUARANTEE REIMBURSEMENT AGREEMENTS

     The Company has entered into a Master Guarantee Reimbursement Agreement with Thermo Electron which provides that the Company will reimburse Thermo Electron for any costs it incurs in the event it is required to pay third parties pursuant to any guarantees it issues on the Company's behalf. Thermo Instrument has entered into a similar agreement with Thermo Electron pursuant to which Thermo Instrument has guaranteed the Company's obligation to so reimburse Thermo Electron. The Company has also entered into a Master Guarantee Reimbursement Agreement with Thermo Instrument which provides that the Company will reimburse Thermo Instrument for any costs it incurs in the event that Thermo Instrument is required to pay Thermo Electron or any other party pursuant to any guarantees Thermo Instrument issues on the Company's behalf.


RELATED PARTY TRANSACTIONS

     The Company leases office and manufacturing space to ThermoSpectra Corporation ("ThermoSpectra"), a subsidiary of Thermo Instrument, and Nicolet Biomedical Inc. ("Nicolet Biomedical"), a wholly-owned subsidiary of Thermo Electron, pursuant to an arrangement whereby the Company charges ThermoSpectra and Nicolet Biomedical their allocated share of the occupancy expenses of the Company's principal Wisconsin facility, based on the space ThermoSpectra and Nicolet Biomedical utilize. The Company recorded operating lease income of $1,305,000, $1,120,000 and $898,000 in 1993, 1994 and 1995, respectively. These leases are effective until December 31, 1998, but may be terminated by ThermoSpectra and Nicolet Biomedical upon 30 days' prior notice to the Company.

     Thermo Instruments Australia Pty. Ltd. ("Thermo Australia"), a wholly-owned subsidiary of
ThermoQuest Corporation ("ThermoQuest"), a subsidiary of Thermo Instrument, acts as a sales representative for the Company in Australia. In 1995, the Company sold $237,000 of products to Thermo Australia. A wholly-owned subsidiary of the Company acts as a sales representative for ThermoQuest in Canada. In 1995, that subsidiary purchased $938,000 of products from ThermoQuest pursuant to this arrangement.

     The Company purchases and sells products in the ordinary course of business with other companies affiliated with Thermo Electron. In 1995 the Company sold $489,000 of printed circuit boards to ThermoSpectra and sold $4,554,000 of components to ThermoQuest. In 1995 the Company purchased $321,000 of components from Thermo Electron's Tecomet division, $375,000 of products from Thermo Instrument and $86,000 of products from ThermoTrex Corporation.


     In October 1995, Thermo Electron purchased $10,000,000 principal amount of the Debentures, at par and on terms identical to those offered to unaffiliated investors. See "Shares Eligible for Future Sale."



     In connection with its recent acquisition of a substantial portion of the businesses comprising the scientific instruments division of Fisons plc, Thermo Instrument may restructure certain sales and service activities of the acquired businesses. This restructuring may include closure of certain existing sales and service offices and the termination of certain employees engaged in these activities or the transfer of such employees to various subsidiaries of Thermo Instrument, including the Company. Costs associated with any such closures, terminations and transfers would be allocated to the relevant Thermo Instrument subsidiary. The Company does not expect its share of any such costs to materially affect its future results of operations or liquidity.


MISCELLANEOUS

     Currently, Thermo Instrument beneficially owns 100% of the outstanding shares of Common Stock. Thermo Instrument intends to maintain at least an 80% ownership of the Company. This may require the purchase by Thermo Instrument of additional shares of Common Stock from time to time as the number of outstanding shares issued by the Company increases. These purchases may be made either on the open market or directly from the Company.


     The Company's cash equivalents may be invested in a repurchase agreement with Thermo Electron, pursuant to which the Company in effect lends cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, United States government agency securities, money market funds, commercial paper, and other marketable securities, in the amount of at least 103% of such obligation. The Company's funds subject to the repurchase agreement will be readily convertible into cash by the Company and have an original maturity of three months or less. The repurchase agreement earns a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter.

                                   MANAGEMENT

     The Directors and executive officers of the Company are as follows:

                 NAME                    AGE                           POSITION
- ---------------------------------------  ---     -----------------------------------------------------
Earl R. Lewis..........................  52      Chief Executive Officer, President and Director
Dr. Robert J. Rosenthal................  39      Senior Vice President
John N. Hatsopoulos....................  61      Vice President, Chief Financial Officer and Director
Kristine A. Langdon....................  37      Vice President
Paul F. Kelleher.......................  53      Chief Accounting Officer
Arvin H. Smith.........................  66      Chairman of the Board and Director
Dr. George N. Hatsopoulos..............  69      Director
Stephen R. Levy(1).....................  55      Director
Robert A. McCabe(1)....................  61      Director

- ---------------
(1) Member of the Audit and Human Resources Committees.

     All of the Company's Directors are elected annually and hold office until their respective successors are elected and qualified. Executive officers are elected annually by the Board of Directors and serve at its discretion. Mr. Hatsopoulos and Mr. Kelleher are employees of Thermo Electron and certain of its subsidiaries other than the Company, but devote such time to the affairs of the Company as the Company's needs reasonably require from time to time. Mr. Lewis is also Executive Vice President and Chief Operating Officer of Thermo Instrument, and is responsible for certain operations within Thermo Instrument that are not related to the Company's operations.

     Earl R. Lewis has been Chief Executive Officer, President and a Director of the Company since its inception in August 1995. He served as President of Thermo Jarrell Ash through December 1995, and for more than five years prior to that date. Mr. Lewis was named Executive Vice President and Chief Operating Officer of Thermo Instrument in January 1996, having served as a Vice President of that company from 1990 to 1995.

     Robert J. Rosenthal has been Senior Vice President of the Company since its inception in August 1995. Since 1984 he has served in various capacities at Nicolet, and was named President of that company in 1993.

     John N. Hatsopoulos has been a Vice President, Chief Financial Officer and a Director of the Company since its inception in August 1995. Mr. Hatsopoulos has been a Vice President and Chief Financial Officer of Thermo Instrument since 1988, the Chief Financial Officer of Thermo Electron since 1988 and an Executive Vice President of Thermo Electron since 1986. He is also a Director of Lehman Brothers Funds, Inc., Thermo Ecotek Corporation, Thermo Fibertek Inc., Thermo Instrument, Thermo Power Corporation, ThermoQuest Corporation, Thermo Sentron Inc., Thermo TerraTech Inc. and ThermoTrex Corporation. Mr. Hatsopoulos is the brother of Dr. George N. Hatsopoulos, a Director of the Company.

     Kristine A. Langdon has been Vice President of the Company since its inception in August 1995. She was named President of Thermo Jarrell Ash in January 1996 and has served as Chief Executive Officer and President of Thermo Vision since its inception in January 1995. Ms. Langdon was Special Assistant to the Presidents of Thermo Electron and Thermo Instrument from August 1991 to April 1994 and Director of Business Development of Thermo Jarrell Ash from April 1994 until being named President of Thermo Vision. From 1987 to 1991, Ms. Langdon was employed by McKinsey & Co., a management consulting firm, most recently as an engagement manager.

     Paul F. Kelleher has been the Chief Accounting Officer of the Company since its inception in August 1995. Mr. Kelleher has been Vice President, Finance of Thermo Electron since 1987 and served as its Controller from 1982 to January 1996. He is a director of ThermoLase Corporation.

     Arvin H. Smith has been a Director of the Company since its inception in August 1995. Mr. Smith has been a Director and the President and Chief Executive Officer of Thermo Instrument since 1986, and

Executive Vice President of Thermo Electron since November 1991. He was Senior Vice President of Thermo Electron from 1986 to 1991. Mr. Smith is also a Director of Thermo Instrument, Thermedics Inc., ThermoQuest Corporation and ThermoSpectra Corporation.

     George N. Hatsopoulos has been a Director of the Company since its inception in August 1995, and has served as President and Chief Executive Officer of Thermo Electron since he founded that company in 1956. Dr. Hatsopoulos is also a director of Bolt, Beranek & Newman, Inc., Thermo Ecotek Corporation, Thermo Electron, Thermo Fibertek Inc., Thermo Instrument, Thermedics Inc., ThermoQuest Corporation, Thermo TerraTech Inc. and ThermoTrex Corporation. Dr. Hatsopoulos is the brother of John N. Hatsopoulos, a Vice President, Director, and the Chief Financial Officer of the Company.

     Stephen R. Levy has been a Director of the Company since November 1995. Since November 1995, Mr. Levy has been president of The Apogee Group, Inc., a private venture capital company that he founded. Mr. Levy served as chairman of the board and chief executive officer of BBN Corporation, a high technology company, from 1983 to 1994 and was president and chief executive officer of BBN Corporation from 1976 to 1983. He retired from BBN Corporation in 1995 and is currently its Chairman Emeritus.

     Robert A. McCabe has been a Director of the Company since March 1996. He has served as President of Pilot Capital Corporation, which is engaged in private investments and provides acquisition services, since 1987. Prior to that time, Mr. McCabe was a Managing Director of Lehman Brothers Inc., an investment banking firm. Mr. McCabe is also a director of Borg-Warner Security Corporation, Church & Dwight Company, Morrison-Knudsen Corporation, Thermo Electron and Thermo Instrument.

COMPENSATION OF DIRECTORS

     Commencing January 1, 1996, Directors who are not employees of the Company, Thermo Instrument or Thermo Electron receive an annual retainer of $4,000 and a fee of $1,000 per day for attending meetings of the Board of Directors and $500 per day for participating in meetings of the Board of Directors held by means of conference telephone and for participating in certain meetings of committees of the Board of Directors. Payment of Directors fees is made quarterly.

     Dr. G. Hatsopoulos and Messrs. J. Hatsopoulos, Lewis and Smith are all employees of Thermo Electron companies and do not receive any cash compensation from the Company for their services as Directors. Directors are also reimbursed for reasonable out-of-pocket expenses incurred in attending such meetings.

     Directors Deferred Compensation Plan. Under the Company's Deferred Compensation Plan for Directors (the "Deferred Compensation Plan"), a Director has the right to defer receipt of his fees until he ceases to serve as a Director, dies or retires from his principal occupation. In the event of a change in control or proposed change in control of the Company that is not approved by the Board of Directors, deferred amounts become payable immediately. Either of the following is deemed to be a change of control: (a) the occurrence, without the prior approval of the Board of Directors, of the acquisition, directly or indirectly, by any person of 50% or more of the outstanding Common Stock or the outstanding common stock of Thermo Electron; or (b) the failure of the persons serving on the Board of Directors immediately prior to any contested election of directors or any exchange offer or tender offer for the Common Stock or the common stock of Thermo Electron to constitute a majority of the Board of Directors at any time within two years following any such event. Amounts deferred pursuant to the Deferred Compensation Plan are valued at the end of each quarter as units of Common Stock. When payable, amounts deferred may be disbursed solely in shares of Common Stock accumulated under the Deferred Compensation Plan. The Company has reserved 75,000 shares under this plan. The Deferred Compensation Plan will not become effective until completion of an initial public offering. No units have been accumulated under this plan.

     Directors Stock Option Plan. The Company has adopted a directors stock option plan (the "Plan") providing for the grant of stock options to purchase shares of the Common Stock to outside Directors (Directors who are not employees of the Company or any of its affiliates) as additional compensation for their service as Directors. The Plan provides for the grant of stock options upon a Director's initial appointment and, beginning in 2000, awards options to purchase 1,000 shares annually to eligible Directors, provided the

Company's Common Stock is then publicly traded. A total of 225,000 shares of Common Stock have been reserved for issuance under the Plan.

     Under the Plan, each eligible Director will be granted an option to purchase 45,000 shares of Common Stock upon the later of the Director's appointment or election, or the completion of an initial public offering or private placement of shares of Common Stock of the Company primarily to independent investors. In addition, each new director initially joining the Board of Directors in 1996 will be granted an option to purchase 45,000 shares of Common Stock. The size of the award to new Directors appointed to the Board of Directors after 1996 is reduced by 11,250 shares in each subsequent year. Directors initially joining the Board of Directors after 1999 would not receive an option grant upon their appointment or election to the Board of Directors, but would be eligible to participate in the annual option awards described below. Options evidencing initial grants to Directors vest and are exercisable upon the fourth anniversary of the grant date, unless the Common Stock underlying the option grant is registered under Section 12 of the Securities Exchange Act of 1934, as amended ("Section 12 Registration") prior to the fourth anniversary of the grant date. In the event that the effective date of Section 12 Registration occurs prior to the fourth anniversary of the grant date, then the option becomes exercisable (on the later of 90 days after Section 12 Registration or six months after the grant date) and the shares acquired upon exercise will be subject to restrictions on transfer and the right of the Company to repurchase such shares at the exercise price in the event the Director ceases to serve as a Director of the Company or any other Thermo Electron company. In such event, the restrictions and repurchase rights shall lapse or be deemed to have lapsed in equal annual installments of 11,250 shares, starting with the first anniversary of the grant date, provided the Director has continuously served as a Director of the Company or any other Thermo Electron company since the grant date. These options expire on the fifth anniversary of the grant date, unless the Director dies or otherwise ceases to serve as a Director of the Company or any other Thermo Electron company prior to that date.

     Commencing in 2000, eligible Directors will also receive an annual grant of options to purchase 1,000 shares of Common Stock provided the Common Stock is then publicly traded. The annual grant would be made at the close of business on the date of each annual meeting of stockholders of the Company to each Director then holding office, commencing with the annual meeting to be held in 2000. Options evidencing annual grants may be exercised at any time from and after the six-month anniversary of the grant date of the option and prior to the expiration of the option on the third anniversary of the grant date. Shares acquired upon exercise of the options would be subject to repurchase by the Company at the exercise price if the recipient ceased to serve as a Director of the Company or any other Thermo Electron company prior to the first anniversary of the grant date.

     The exercise price for options granted under the Plan is determined by the average of the closing prices reported by the American Stock Exchange (or other principal exchange in which the Common stock is then traded) for the five trading days immediately preceding and including the date the option is granted or, if the shares underlying the option are not so traded, at the last price paid per share by independent investors in an arms-length transaction with the Company prior to the option grant.


     As of May 22, 1996, no options to purchase Common Stock had been granted under the Plan.


COMPENSATION OF EXECUTIVE OFFICERS

  Summary Compensation Table

     The following table summarizes compensation for services to the Company in all capacities awarded to, earned by or paid to the Company's chief executive officer and two other executive officers for the fiscal year ended December 30, 1995. No other executive officer of the Company who held office at the end of fiscal 1995 met the definition of "highly compensated" within the meaning of the Securities and Exchange Commission's executive compensation disclosure rules for this period.

     The Company is required to appoint certain executive officers and full-time employees of Thermo Electron as executive officers of the Company, in accordance with the Thermo Electron Corporate Charter. The compensation for these executive officers is determined and paid entirely by Thermo Electron. The time and effort devoted by these individuals to the Company's affairs is provided to the Company under the Services Agreement between the Company and Thermo Electron. Accordingly, the compensation for these individuals is not reported in the following table. See "Relationship with Thermo Electron and Thermo Instrument."

                           SUMMARY COMPENSATION TABLE

                                                                      LONG TERM
                                                                    COMPENSATION
                                                                    -------------
                                           ANNUAL COMPENSATION       SECURITIES
                                FISCAL     --------------------      UNDERLYING          ALL OTHER
 NAME AND PRINCIPAL POSITION     YEAR       SALARY       BONUS       OPTIONS(1)       COMPENSATION(2)
- ------------------------------  ------     --------     -------     -------------     ---------------
Earl R. Lewis.................   1995      $145,000     $90,000     225,000 (TOC)         $ 6,750
  President and CEO(3)
Dr. Robert J. Rosenthal.......   1995      $119,945     $97,000     112,500 (TOC)         $ 4,500
  Senior Vice President                                             2,000 (TBA)
                                                                    10,000 (TMO)
Kristine A. Langdon...........   1995      $ 93,000     $35,000     75,000 (TOC)          $ 5,198
  Vice President

- ---------------

(1) All options to purchase shares of the Company's Common Stock shown in the table were granted after the end of fiscal 1995 but are included in the table for clarity of presentation. In addition to grants of options to purchase Common Stock of the Corporation (designated in the table as TOC), executive officers of the Corporation have been granted options to purchase common stock of Thermo Electron and certain of its other subsidiaries as part of Thermo Electron's stock option program. Options have been granted during the last fiscal year to Dr. Rosenthal in the following Thermo Electron companies: Thermo Electron (designated in the table as TMO) and Thermo BioAnalysis Corporation (designated in the table as TBA). In addition, Mr. Lewis has been granted options to purchase common stock of Thermo Electron and certain of its subsidiaries other than the Company. These options are not reported here as they were granted as compensation for service to Thermo Electron companies in capacities other than in his capacity as Chief Executive Officer of the Company.


(2) Represents the amount of matching contributions made by the individual's employer on behalf of executive officers participating in the Thermo Electron 401(k) Plan or the Nicolet Retirement Savings Plan.

(3) Mr. Lewis is an Executive Vice President and Chief Operating Officer of Thermo Instrument as well as the President and Chief Executive Officer of the Company. Reported in the table under "Annual Compensation" and "All Other Compensation" are the total amounts paid to Mr. Lewis for his service in all capacities to Thermo Electron companies. The Human Resources Committee of the Board of Directors of the Company reviewed total annual compensation to be paid to Mr. Lewis from all sources within the Thermo Electron organization and approves the allocation of a percentage of annual compensation (salary and bonus) for the time he devotes to the affairs of the Company. For 1995, 85% of Mr. Lewis' annual compensation was allocated to the Company. In addition, Mr. Lewis has been granted options to purchase common stock of Thermo Electron and certain of its subsidiaries other than the Company from time to time by Thermo Electron or such other subsidiaries. These options are not reported here as they were granted as compensation for service to Thermo Electron companies in capacities other than in his capacity as Chief Executive Officer of the Company.

STOCK OPTIONS GRANTED DURING FISCAL 1995

     The following table sets forth information concerning individual grants of stock options made during fiscal 1995 to the Company's Chief Executive Officer and the other named executive officers. It has not been the Company's policy in the past to grant stock appreciation rights, and no rights were granted during fiscal 1995.

                          OPTION GRANTS IN FISCAL 1995

                                                                                      POTENTIAL REALIZED
                                                                                       VALUE AT ASSUMED
                             NUMBER OF      PERCENT OF                               RATES OF STOCK PRICE
                              SHARES       TOTAL OPTIONS                               APPRECIATION FOR
                            UNDERLYING      GRANTED TO     EXERCISE                     OPTION TERM(2)
                              OPTIONS      EMPLOYEES IN    PRICE PER   EXPIRATION   -----------------------
          NAME              GRANTED(1)         1995          SHARE        DATE          5%          10%
- -------------------------  -------------   -------------   ---------   ----------   ----------   ----------
Earl R. Lewis(3).........  225,000 (TOC)       14.0%        $ 12.00      4/11/08    $2,148,750   $5,773,500
Dr. Robert J.
  Rosenthal..............  112,500 (TOC)        7.0%        $ 12.00      4/11/08    $1,074,375   $2,886,750
                           2,000 (TBA)       2.6%(4)        $ 10.00      9/21/05    $   12,580   $   31,880
                           10,000 (TMO)      1.2%(4)        $ 45.40      9/22/07    $  361,300   $  970,800
Kristine A. Langdon......  75,000 (TOC)         4.7%        $ 12.00      4/11/08    $  716,250   $1,924,500

- ---------------
(1) All options to purchase shares of the Common Stock of the Company (designated in the table as TOC) were granted after the end of fiscal 1995 but are included in the table for clarity of presentation. Options to purchase shares of the common stock of Thermo BioAnalysis Corporation (designated in the table as TBA) and of Thermo Electron (designated in the table as TMO) were granted in 1995 to the named executive officers. The options to purchase shares of the common stock of Thermo Electron are immediately exercisable while the options to purchase shares of the Common Stock of the Company and the common stock of Thermo BioAnalysis Corporation are not exercisable until the earlier of (i) 90 days after the effective date of the registration of the Company's Common Stock under Section 12 of the Securities Exchange Act of 1934 and (ii) nine years after the grant date. In all cases, the shares acquired upon exercise are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by such corporation or another Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. For publicly traded companies, the repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term which may vary from seven to twelve years, provided that the optionee continues to be employed by the granting corporation or another Thermo Electron company. For companies that are not publicly traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date. The granting corporation may permit the holders of all such options to exercise options and satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation.

(2) The amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10%, compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock, the optionholders' continued employment through the option period and the date on which the options are exercised.

(3) Mr. Lewis has been granted options to purchase shares of the common stock of Thermo Electron and its subsidiaries other than the Company. These options are not reported in the table as they were granted as compensation for service in capacities other than Mr. Lewis' capacity as President and Chief Executive Officer of the Company.

(4) These options were granted under a stock option plan maintained by Thermo Electron and accordingly are reported as a percentage of total options granted to employees of Thermo Electron and its subsidiaries.

STOCK OPTIONS EXERCISED DURING FISCAL 1995 AND FISCAL YEAR-END OPTION VALUES

     The following table reports certain information regarding stock option exercises during fiscal 1995 and outstanding stock options held at the end of fiscal 1995 by the Company's chief executive and the other named executive officers. No stock appreciation rights were exercised or were outstanding during fiscal 1995.

                 AGGREGATED OPTION EXERCISES IN FISCAL 1995 AND
                       FISCAL 1995 YEAR-END OPTION VALUES

                                                                                                       VALUE OF
                                                                                                     UNEXERCISED
                                                                                   NUMBER OF        IN-THE- MONEY
                                                                                  UNEXERCISED         OPTIONS AT
                                                                               OPTIONS AT FISCAL        FISCAL
                                                      SHARES                       YEAR-END            YEAR-END
                                                    ACQUIRED ON     VALUE        (EXERCISABLE/      (EXERCISABLE/
            NAME                   COMPANY           EXERCISE      REALIZED    UNEXERCISABLE)(1)    UNEXERCISABLE)
- ----------------------------  ------------------    -----------    --------    -----------------    --------------
Earl R. Lewis(2)............     Thermo Optek          --             --               0/225,000             --/--(5)
Dr. Robert J.
  Rosenthal(3)..............     Thermo Optek          --             --               0/112,500             --/--(5)
                              Thermo Instrument        --             --          60,890/      0       $707,242/ 0
                              Thermo BioAnalysis       --             --               0/  2,000             --/--(5)
                               Thermo Electron         --             --          20,500/      0       $296,265/ 0
                                ThermoSpectra          --             --           2,500/      0       $ 14,063/ 0
Kristine A. Langdon(4)......     Thermo Optek          --             --               0/ 75,000             --/--(5)
                                ThermoSpectra          --             --             400/      0       $  2,250/ 0

- ---------------
(1) All options to purchase shares of the Common Stock of the Company were granted after the end of fiscal 1995 but are included in the table for clarity of presentation. All of the options reported outstanding at the end of the fiscal year were immediately exercisable, except for options to purchase shares of the common stock of the Company and of Thermo BioAnalysis, which are not exercisable until the earlier of (i) 90 days after the effective date of the registration of such company's common stock under Section 12 of the Securities Exchange Act and (ii) nine years after the grant date. In all cases, the shares acquired upon exercise of the options reported in the table are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by such corporation or another Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. For companies whose shares are not publicly traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date. For publicly traded companies, the repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term which may vary from seven to twelve years, provided that the optionee continues to be employed by the granting corporation or another Thermo Electron company.

(2) Mr. Lewis has been granted options to purchase shares of the common stock of Thermo Electron and its subsidiaries other than the Company. These options are not reported here as they were granted as compensation for service to other Thermo Electron companies in capacities other than in Mr. Lewis' capacity as President and Chief Executive Officer of the Company.

(3) Options to purchase 10,500 shares of the common stock of Thermo Electron granted to Dr. Rosenthal are subject to the same terms as described in footnote (1), except that the repurchase rights of the granting corporation generally do not lapse until the tenth anniversary of the grant date. In the event of the optionee's death or involuntary termination prior to the tenth anniversary of the grant date, the repurchase rights of the granting corporation shall be deemed to have lapsed ratably over a five-year period commencing with the fifth anniversary of the grant date.

(4) Prior to April 1, 1994, when Ms. Langdon was named President of Thermo Vision, she was granted options to purchase shares of the common stock of Thermo Electron and its subsidiaries other than the Company. These options are not reported here as they were granted as compensation for service to other Thermo Electron companies other than in Ms. Langdon's capacity as a Vice President of the Company.

(5) No public market existed for the shares underlying these options as of December 30, 1995. Accordingly, no value in excess of exercise price has been attributed to these options.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

PRINCIPAL STOCKHOLDER

     The following table sets forth certain information regarding the beneficial ownership of Common Stock as of December 31, 1995 with respect to each person who was known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock.

                     NAME AND ADDRESS                          AMOUNT AND NATURE
                   OF BENEFICIAL OWNER                      OF BENEFICIAL OWNERSHIP     PERCENT OF CLASS
- ----------------------------------------------------------  -----------------------     ----------------
Thermo Instrument Systems Inc.(1).........................         45,000,000                 100%
1275 Hammerwood Avenue
Sunnyvale, California 94089

- ---------------

(1) The shares of the Common Stock beneficially owned by Thermo Instrument are held by Optek-Nicolet Holdings Inc., a wholly owned subsidiary of Thermo Instrument. Thermo Instrument is a majority-owned subsidiary of Thermo Electron and, therefore, Thermo Electron may be deemed to be a beneficial owner of the shares of Common Stock beneficially owned by Thermo Instrument. Thermo Electron disclaims beneficial ownership of these shares. After the sale of the Common Stock in this offering, Thermo Instrument will own approximately 94% of the outstanding Common Stock (93% if the Underwriters' over-allotment option is exercised in full).


MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of December 31, 1995 as well as information regarding the beneficial ownership of the Common Stock and the common stock of Thermo Instrument and Thermo Electron, as of December 31, 1995, with respect to
(i) each Director, (ii) each executive officer named in the summary compensation table above, and (iii) all Directors and current executive officers as a group.

                                                 THERMO OPTEK      THERMO INSTRUMENT     THERMO ELECTRON
                   NAME(1)                      CORPORATION(2)      SYSTEMS INC.(3)      CORPORATION(4)
- ----------------------------------------------  --------------     -----------------     ---------------
Earl R. Lewis.................................         0                128,578                95,851
Dr. Robert J. Rosenthal.......................         0                 63,390                22,200
John N. Hatsopoulos...........................         0                 93,122               308,223
Kristine A. Langdon...........................         0                  7,130                12,776
Arvin H. Smith................................         0                431,653               355,963
Dr. George N. Hatsopoulos.....................         0                143,100             2,328,208
Stephen R. Levy...............................         0                      0                     0
Robert A. McCabe..............................         0                 39,804                30,677
All Directors and current executive
  officers as a group (9 persons).............         0                931,768             3,247,201

- ---------------
(1) Except as reflected in the footnotes to this table, shares of Common Stock and common stock of Thermo Instrument and Thermo Electron beneficially owned include shares owned by the indicated person and by that person for the benefit of minor children, and all share ownership involves sole voting and investment power.

(2) No Director or executive officer beneficially owned more than 1% of the Common Stock outstanding as of such date, and all Directors and executive officers as a group beneficially owned less than 1% of the Common Stock outstanding as of such date.

(3) The shares of common stock of Thermo Instrument have been adjusted to reflect a three-for-two stock split effected on April 14, 1995 and a five-for-four stock split effected on December 29, 1995. Shares of the common stock of Thermo Instrument beneficially owned by Mr. Lewis, Dr. Rosenthal, Mr. J. Hatsopoulos, Ms. Langdon, Mr. Smith, Dr. G. Hatsopoulos, Mr. McCabe and all Directors and executive officers as a group include 112,500, 60,890, 83,750, 7,124, 234,375, 93,750, 10,995 and 618,384 shares, respectively, that such person or group has the right to acquire within 60 days of March 31, 1996, through the exercise of stock options. Shares beneficially owned by Mr. McCabe and all Directors and executive officers as a group include 7,126 shares allocated through December 31, 1995 to Mr. McCabe's account maintained under Thermo Instrument's deferred compensation plan for directors. Shares beneficially owned by Mr. Lewis, Mr. J. Hatsopoulos, Ms. Langdon, Mr. Smith, Dr. G. Hatsopoulos and all Directors and executive officers as a group include 345, 515, 6, 516, 315, and 2,080 full shares, respectively, allocated through July 1, 1995 to their respective accounts maintained pursuant to Thermo Electron's employee stock ownership plan ("ESOP"). The trustees of the ESOP as of December 31, 1995, who have investment power over its assets, are Mr. John N. Hatsopoulos and Mr. Peter Pantazelos. Shares beneficially owned by Dr. G. Hatsopoulos include 21,368 shares held by Dr.
    G. Hatsopoulos' spouse. Shares beneficially owned by Mr. Lewis include 2,390 shares held by Mr. Lewis' spouse. No Director or executive officer beneficially owned more than 1% of the common stock of Thermo Instrument outstanding as of December 31, 1995; all Directors and executive officers as a group beneficially owned 1.0% of such common stock outstanding as of such date.


(4) The shares of common stock of Thermo Electron have been adjusted to reflect a three-for-two stock split effected on May 25, 1995, but do not reflect a three-for-two split of such stock to be effected on June 5, 1996 to shareholders of record as of May 22, 1996. Shares of the common stock of Thermo Electron beneficially owned by Mr. Lewis, Dr. Rosenthal, Mr. J. Hatsopoulos, Ms. Langdon, Mr. Smith, Dr. G. Hatsopoulos, Mr. McCabe and all Directors and executive officers as a group include 92,500, 20,500, 228,490, 12,300, 142,275, 1,102,000, 5,250 and 1,665,065 shares, respectively, that such person or group has the right to acquire within 60 days of December 31, 1995, through the exercise of stock options. Shares beneficially owned by Mr. McCabe and all Directors and executive officers as a group include 23,150 shares allocated through December 31, 1995 to Mr. McCabe's account maintained under Thermo Electron's deferred compensation plan for directors. Shares beneficially owned by Mr. Lewis, Mr. J. Hatsopoulos, Ms. Langdon, Mr. Smith, Dr. G. Hatsopoulos and all Directors and executive officers as a group include 617, 1,225, 162, 1,081, 1,481 and 5,385 full shares, respectively, allocated through July 1, 1995 to their respective accounts maintained pursuant to Thermo Electron's ESOP. The trustees of the ESOP as of December 31, 1995, who have investment power over its assets, are Mr. John N. Hatsopoulos and Mr. Peter Pantazelos. Shares beneficially owned by Dr. G. Hatsopoulos include 59,734 shares held by Dr. Hatsopoulos' spouse, 112,500 shares held by a QTIP trust of which Dr. G. Hatsopoulos' spouse is a trustee and 26,625 shares held by a family trust of which Dr. G. Hatsopoulos' spouse is the trustee. Shares beneficially owned by Mr. J. Hatsopoulos include 435 shares each held by family trusts for the benefit of two of Mr. J. Hatsopoulos' children and 112,500 shares held by a QTIP trust of which Mr. J. Hatsopoulos is a trustee. Dr. G. Hatsopoulos beneficially owned approximately 2.5% of the common stock of Thermo Electron outstanding as of December 31, 1995; no other Director or executive officer beneficially owned more than 1% of such common stock as of such date. All Directors and executive officers as a group beneficially owned 3.5% of the common stock of Thermo Electron outstanding as of December 31, 1995.

                          DESCRIPTION OF CAPITAL STOCK

     The Company has 100,000,000 shares of Common Stock authorized for issuance, of which 45,000,000 are issued and outstanding. Each share of Common Stock is entitled to pro rata participation in distributions upon liquidation and to one vote on all matters submitted to a vote of stockholders. Dividends may be paid to the holders of Common Stock when and if declared by the Board of Directors out of funds legally available therefor. Holders of Common Stock have no preemptive or similar rights. The outstanding shares of Common Stock are, and the shares offered hereby when issued will be, legally issued, fully paid and nonassessable.

     The shares of Common Stock have noncumulative voting rights, which means that the holders of more than 50% of the shares voting can elect all the Directors if they so choose, and in such event, the holders of the remaining shares cannot elect any Directors. Prior to this offering, Thermo Instrument owned 45,000,000 shares of Common Stock, which represented 100% of the outstanding Common Stock. Upon completion of this offering, Thermo Instrument (and Thermo Electron through its majority ownership of Thermo Instrument) will continue to beneficially own at least a majority of the outstanding Common Stock, and will have the power to elect all of the members of the Company's Board of Directors.

     The Company's Certificate of Incorporation contains certain provisions permitted under the General Corporation Law of Delaware relating to the liability of Directors. The provisions eliminate a Director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts or omissions, which involve intentional misconduct or a knowing violation of law. The Company's Certificate of Incorporation also contains provisions to indemnify the Directors and officers of the Company to the fullest extent permitted by the General Corporation Law of Delaware. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as Directors and officers.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, there will be 48,000,000 shares of Common Stock of the Company outstanding (assuming no exercise of the Underwriters' over-allotment option). The shares issued in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by affiliates of the Company, as that term is defined in Rule 144 under the Securities Act, may generally only be resold in compliance with applicable provisions of Rule 144.


     Of such 48,000,000 outstanding shares, 45,000,000 will be owned by Thermo Instrument. Each of Thermo Electron, Thermo Instrument and the Company has agreed that, without the prior written consent of the Representatives (as defined below under the caption "Underwriters"), it will not offer, sell, grant any option to purchase or otherwise dispose of any shares of the Common Stock within 180 days after the date of this Prospectus, other than (i) shares of Common Stock to be sold to the Underwriters in this offering, (ii) the issuance of options and sales of shares of Common Stock pursuant to existing stock-based compensation plans, (iii) shares of Common Stock which may be sold to Thermo Instrument, and (iv) the issuance of shares of Common Stock as consideration for the acquisition of one or more businesses (provided that such Common Stock may not be resold prior to the expiration of the 180-day period referenced above). Upon expiration of this lock-up agreement, Thermo Instrument may sell the shares of Common Stock it currently holds in an offering registered under the Securities Act or pursuant to an exemption from such registration. So long as Thermo Instrument is able to elect a majority of the Board of Directors it will be able to cause the Company at any time to register under the Securities Act all or a portion of the Common Stock owned by Thermo Instrument or its affiliates, in which case it would be able to sell such shares without restriction upon effectiveness of the registration statement.


     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least two years is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date of the notice filed pursuant to Rule 144. Sales under Rule 144 are also subject to certain manner of sale restrictions and notice requirements and to the availability of current public information about the Company. In addition, a person who is deemed an "affiliate" of the Company must comply with Rule 144 in any sale of shares of Common Stock not covered by a registration statement (except, in the case of registered shares acquired by the affiliate on the open market, for the holding period requirement). A person (or person whose shares are aggregated) who is not deemed an "affiliate" of the Company and who has beneficially owned restricted shares for at least three years is entitled to sell such shares under Rule 144(k) without regard to the volume, notice and other limitations of Rule
144. In meeting the two and three year holding periods described above, a holder of restricted shares can include the holding periods of a prior owner who was not an affiliate.


     The Company has reserved 3,000,000 shares for grants under its existing stock-based compensation plans. As of May 22, 1996, the Company had options outstanding to purchase up to 2,355,600 shares of Common Stock to its employees and Directors at an exercise price of $12.00 per share. None of such options are currently exercisable. Ninety days after the completion of the Company's initial public offering, such options will become immediately exercisable, subject to repurchase at the exercise price if the optionee ceases to be employed by the Company. This repurchase right lapses ratably (on an annual basis) over a five to ten year period depending upon the term of the option. As of May 22, 1996, the repurchase rights had not lapsed with respect to any shares issuable upon exercise of outstanding options. The Company intends to file registration statements under the Securities Act to register all shares of Common Stock issuable under such plans. Shares covered by these registration statements will be eligible for sale in the public market after the effective date of such registration statements.



     As of May 22, 1996, the Company had outstanding $96,250,000 in aggregate principal amount of 5% Convertible Subordinated Debentures due 2000 (the "Debentures"). Of such amount, $10,000,000 in aggregate principal amount of Debentures is held by Thermo Electron. The Debentures are convertible at any time after the later of (a) 180 days after the closing of the sale of shares of Common Stock in this offering or (b) the effectiveness of a registration statement under the Securities Act covering the shares of Common Stock issuable upon conversion of the Debentures. The Debentures will be convertible into an aggregate number of shares of Common Stock equal to (i) $96,250,000, divided by
(ii) 110% of the initial public offering price of the Common Stock. The Company is obligated to file a registration statement under the Securities Act covering these shares promptly following the closing of the sale of shares of Common Stock in this offering. Shares issuable upon conversion of the Debentures will be eligible for sale in the public market after the effectiveness of such registration statement.



     Prior to this offering there has been no public market for the Common Stock. The effect, if any, of public sales or the availability of shares for sale at prevailing market prices cannot be predicted. Nevertheless, sales of substantial amounts of shares in the public market could adversely affect prevailing market prices.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement, each of the Underwriters named below, for whom NatWest Securities Limited, Lehman Brothers Inc., Cazenove & Co. and Fahnestock & Co. Inc. are acting as Representatives (the "Representatives"), has severally agreed to purchase from the Company the following respective number of shares of Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:


                                 UNDERWRITER                               NUMBER OF SHARES
    ---------------------------------------------------------------------  ----------------
    NatWest Securities Limited...........................................
    Lehman Brothers Inc. ................................................
    Cazenove & Co. ......................................................
    Fahnestock & Co. Inc. ...............................................
                                                                                 -------
              Total......................................................      3,000,000
                                                                                 =======


     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent. The nature of the Underwriters' obligations is that they are committed to purchase all shares of Common Stock offered hereby if any such shares are purchased.

     The Company has been advised by the Representatives that the Underwriters propose to offer shares of Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus, and to certain selected dealers (who may include the Underwriters) at such price less a selling
concession not in excess of $     per share. The Underwriters may allow and such
dealers may re-allow a concession not in excess of $     per share to certain
other dealers (who may include the Underwriters). After commencement of the offering to the public, the public offering price and other selling terms may be changed by the Representatives. The Representatives have informed the Company that the Underwriters do not intend to confirm sales of shares of Common Stock to any accounts over which they exercise discretionary authority.

     The Company has granted to the several Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 450,000 additional shares of Common Stock at the public offering price, less the aggregate underwriting discounts and commissions, set forth on the cover page of this Prospectus, solely to cover over-allotments. To the extent that the Underwriters exercise such option, each of the Underwriters will be committed, subject to certain conditions, to purchase a number of option shares proportionate to such Underwriter's initial commitment.

     The Underwriting Agreement provides that the Company, Thermo Instrument and Thermo Electron will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the Underwriters may be required to make in respect thereof.

     The Company, Thermo Instrument and Thermo Electron have also agreed that they will not, without the Representatives' prior written consent, offer, sell, grant any options to purchase or otherwise dispose of any shares of Common Stock within 180 days after the date of this Prospectus, other than (i) the shares of Common Stock to be sold to the Underwriters in this offering, (ii) the issuance of options and sales of Common Stock pursuant to currently existing stock-based compensation plans, (iii) sales of shares to Thermo Instrument, and (iv) the issuance of shares of Common Stock as consideration for the acquisition of one or more businesses (provided that such Common Stock may not be resold prior to the expiration of the 180-day period referenced above). See "Shares Eligible for Future Sale" and "Risk Factors -- Shares Eligible for Future Sale."

     Certain of the Underwriters from time to time have performed various investment banking services for Thermo Electron and its subsidiaries.

     NatWest Securities Limited, a United Kingdom broker-dealer and a member of the Securities and Futures Authority Limited, has agreed that, as part of the distribution of the shares of Common Stock offered hereby and subject to certain exceptions, it will not offer or sell any shares of Common Stock within the United States, its territories or possessions or to persons who are citizens thereof or residents therein. The

Underwriting Agreement does not limit sales of shares of Common Stock offered hereby outside of the United States.

     NatWest Securities Limited has also represented and agreed that (i) it has not offered or sold and will not offer or sell any Common Stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, managing, holding or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 or the Financial Services Act 1986 (the "Act"), (ii) it has complied and will comply with all applicable provisions of the Act with respect to anything done by it in relation to the Common Stock in, from or otherwise involving the United Kingdom;
(iii) it has only issued or passed on and will only issue or pass on, in the United Kingdom any document received by it in connection with the issue of the Common Stock, other than any document which consists of or any part of listing particulars, supplementary listing particulars or any other document or instrument required or permitted to be published by listing rules under Part IV of the Act, to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995 or is a person to whom the document may otherwise be lawfully issued or passed on.

     Prior to this offering there has been no public market for the Common Stock. The initial public offering price for the Common Stock will be determined by negotiation among the Company and the Representatives. Among the factors to be considered in determining the initial public offering price will be prevailing market and economic conditions, estimates of the business potential and prospects of the Company, the state of the Company's business operations, an assessment of the Company's management, the consideration of the above factors in relation to market valuations of companies in related businesses and other factors deemed relevant. The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL OPINIONS


     The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by Seth H. Hoogasian, Esq., General Counsel of Thermo Electron, Thermo Instrument and the Company, and certain legal matters will be passed upon for the Underwriters by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts. Mr. Hoogasian owns or has the right to acquire 6,000 shares of Common Stock, 16,738 shares of common stock of Thermo Instrument and 78,385 shares of common stock of Thermo Electron.


                                    EXPERTS

     The financial statements of the Company and the Mattson Instruments and Unicam Divisions of Analytical Technology, Inc. included in this Prospectus and the financial statement schedule included in the Registration Statement of which this Prospectus forms a part have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     The financial statements of A.R.L. Applied Research Laboratories S.A. included in this Prospectus have been audited by Price Waterhouse S.A., independent public accountants, to the extent and for the period as indicated in their report with respect thereto, and are included herein in reliance upon the reports of said firm and the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-1 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the securities offered hereby. This

Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, copies of which may be obtained upon payment of the fees prescribed by the Commission from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, New York, New York 10048 and at 500 West Madison Street, Chicago, Illinois 60661.

                          REPORTS TO SECURITY HOLDERS

     The Company intends to furnish holders of the Common Stock offered hereby with annual reports containing financial statements audited by an independent public accounting firm and with quarterly reports containing unaudited summary financial statements for each of the first three quarters of each fiscal year.

                         INDEX TO FINANCIAL STATEMENTS


THERMO OPTEK CORPORATION
     Report of Independent Public Accountants..........................................  F-2
     Consolidated Statement of Income for the years ended January 1, 1994, December 31,
      1994 and December 30, 1995 and for the three months ended April 1, 1995 and March
      30, 1996.........................................................................  F-3
     Consolidated Balance Sheet as of December 31, 1994, December 30, 1995 and March
      30, 1996 and Pro Forma Consolidated Balance Sheet as of March 30, 1996...........  F-4
     Consolidated Statement of Cash Flows for the years ended January 1, 1994, December
      31, 1994
       and December 30, 1995 and for the three months ended April 1, 1995 and March 30,
      1996.............................................................................  F-5
     Consolidated Statement of Shareholder's Investment for the years ended January 1,
      1994,
       December 31, 1994 and December 30, 1995 and for the three months ended March 30,
      1996.............................................................................  F-6
     Notes to Consolidated Financial Statements........................................  F-7
MATTSON INSTRUMENTS AND UNICAM DIVISIONS OF ANALYTICAL TECHNOLOGY, INC.
     Report of Independent Public Accountants.......................................... F-18
     Combined Statement of Operations for the period from January 1, 1995 through
       November 30, 1995............................................................... F-19
     Combined Statement of Cash Flows for the period from January 1, 1995 through
       November 30, 1995............................................................... F-20
     Combined Statement of Shareholder's Investment for the period from January 1, 1995 through November 30, 1995........................................................ F-21
     Notes to Combined Financial Statements............................................ F-22
A.R.L. APPLIED RESEARCH LABORATORIES S.A.
     Report of the Statutory Auditors.................................................. F-26
     Statement of Operations and Unappropriated Retained Earnings for the year ended
       December 31, 1995 and for the three months ended March 31, 1995 and 1996........ F-27
     Balance Sheet as of December 31, 1995 and March 31, 1996.......................... F-28
     Notes to Financial Statements..................................................... F-29
PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION OF THERMO OPTEK CORPORATION, THE
  MATTSON INSTRUMENTS AND UNICAM DIVISIONS OF ANALYTICAL TECHNOLOGY, INC. AND A.R.L.
  APPLIED RESEARCH LABORATORIES S.A. (UNAUDITED)
     Pro Forma Combined Condensed Statement of Income for the year ended December 30,
      1995............................................................................. F-31
     Pro Forma Combined Condensed Statement of Income for the three months ended
       March 30, 1996.................................................................. F-33
     Pro Forma Combined Condensed Balance Sheet as of March 30, 1996................... F-34
     Notes to Pro Forma Combined Condensed Financial Statements........................ F-35

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Thermo Optek Corporation:

     We have audited the accompanying consolidated balance sheets of Thermo Optek Corporation (a Delaware corporation and 100%-owned subsidiary of Thermo Instrument Systems Inc.) and subsidiaries as of December 31, 1994 and December 30, 1995, and the related consolidated statements of income, cash flows and shareholder's investment for each of the three years in the period ended December 30, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Thermo Optek Corporation and subsidiaries as of December 31, 1994 and December 30, 1995 and the results of their operations and their cash flows for each of the three years in the period ended December 30, 1995, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Boston, Massachusetts
April 12, 1996

                            THERMO OPTEK CORPORATION

                        CONSOLIDATED STATEMENT OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                               THREE MONTHS ENDED
                                                                             -----------------------
                                                                             APRIL 1,     MARCH 30,
                                        1993         1994         1995         1995          1996
                                      --------     --------     --------     --------     ----------
                                                                                   (UNAUDITED)
Revenues (Note 10)..................  $161,006     $165,398     $212,152     $ 50,862      $ 69,668
                                      --------     --------     --------     --------      --------
Costs and Operating Expenses:
  Cost of revenues..................    76,632       82,124      108,590       25,710        35,760
  Selling, general and
     administrative
     expenses (Note 8)..............    45,778       46,532       62,109       14,338        21,326
  Research and development
     expenses.......................    10,593       10,496       13,018        3,211         4,934
                                      --------     --------     --------     --------      --------
                                       133,003      139,152      183,717       43,259        62,020
                                      --------     --------     --------     --------      --------
Operating Income....................    28,003       26,246       28,435        7,603         7,648
Interest Income.....................        58           89        1,514           13         1,541
Interest Expense....................    (2,249)      (1,672)      (2,450)        (403)       (1,591)
                                      --------     --------     --------     --------      --------
Income Before Provision for Income
  Taxes.............................    25,812       24,663       27,499        7,213         7,598
Provision for Income Taxes (Note
  6)................................    10,440       10,240       11,490        2,993         3,302
                                      --------     --------     --------     --------      --------
Net Income..........................  $ 15,372     $ 14,423     $ 16,009     $  4,220      $  4,296
                                      ========     ========     ========     ========      ========
Earnings per Share..................  $    .34     $    .32     $    .35     $    .09      $    .10
                                      ========     ========     ========     ========      ========
Weighted Average Shares.............    45,109       45,109       45,109       45,109        45,109
                                      ========     ========     ========     ========      ========


  The accompanying notes are an integral part of these consolidated financial statements.

                            THERMO OPTEK CORPORATION

                           CONSOLIDATED BALANCE SHEET
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                                                                                    PRO
                                                                                                   FORMA
                                                                                                   MARCH
                                                                                        MARCH       30,
                                                                                         30,        1996
                                                                   1994       1995       1996     --------
                                                                 --------   --------   --------
                                                                                                  (NOTE 2)
                                                                                           (UNAUDITED)
ASSETS
Current Assets:
  Cash and cash equivalents....................................  $  3,258   $116,890   $109,789   $109,789
  Accounts receivable, less allowances of $2,783, $5,669 and
     $6,261....................................................    40,363     62,250     62,638     62,638
  Unbilled contract costs and fees.............................     1,519      1,130        875        875
  Inventories..................................................    34,914     42,986     51,117     51,117
  Prepaid expenses.............................................     2,625      4,221      4,451      4,451
  Prepaid income taxes (Note 6)................................     9,178     11,955     12,103     12,103
                                                                 --------   --------   --------   --------
                                                                   91,857    239,432    240,973    240,973
                                                                 --------   --------   --------   --------
Property, Plant and Equipment, at Cost, Net....................    38,252     42,001     43,949     43,949
                                                                 --------   --------   --------   --------
Patents and Other Assets.......................................    10,233     11,400     11,719     11,719
                                                                 --------   --------   --------   --------
Cost in Excess of Net Assets of Acquired
  Companies (Notes 2 and 6)....................................    90,264    140,049    145,146    145,146
                                                                 --------   --------   --------   --------
                                                                 $230,606   $432,882   $441,787   $441,787
                                                                 ========   ========   ========   ========
LIABILITIES AND SHAREHOLDER'S INVESTMENT
Current Liabilities:
  Notes payable and current maturities of long-term
     obligations (Note 9)......................................  $ 17,739   $ 18,041   $ 17,706   $ 17,706
  Accounts payable.............................................    10,868     19,657     18,085     18,085
  Accrued payroll and employee benefits........................     5,457      7,551      7,983      7,983
  Accrued commissions..........................................     1,951      5,301      4,958      4,958
  Accrued income taxes.........................................     1,801      5,401      7,384      7,384
  Deferred revenue.............................................     4,441      8,858      9,372      9,372
  Other accrued expenses.......................................    12,322     30,027     32,492     32,492
  Due to Thermo Electron Corporation and affiliated
     companies.................................................     3,849         55      2,600     39,158
                                                                 --------   --------   --------   --------
                                                                   58,428     94,891    100,580    137,138
                                                                 --------   --------   --------   --------
Deferred Income Taxes (Note 6).................................    12,353     12,293     12,271     12,271
                                                                 --------   --------   --------   --------
Other Deferred Items...........................................     2,613      3,631      3,487      3,487
                                                                 --------   --------   --------   --------
Long-term Obligations (Note 9).................................     1,037    101,079    100,969    100,969
                                                                 --------   --------   --------   --------
Commitments and Contingency (Note 7)
Shareholder's Investment (Notes 3 and 4):
  Net parent company investment................................   155,661         --         --         --
  Common stock, $.01 par value, 100,000,000 shares authorized;
     45,000,000 shares issued and outstanding..................        --        450        450        450
  Capital in excess of par value...............................        --    215,342    215,342    178,784
  Retained earnings............................................        --      5,262      9,558      9,558
  Cumulative translation adjustment............................       514        (66)      (870)      (870)
                                                                 --------   --------   --------   --------
                                                                  156,175    220,988    224,480    187,922
                                                                 --------   --------   --------   --------
                                                                 $230,606   $432,882   $441,787   $441,787
                                                                 ========   ========   ========   ========


  The accompanying notes are an integral part of these consolidated financial statements.

                            THERMO OPTEK CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                              THREE MONTHS ENDED
                                                                                            -----------------------
                                                                                            APRIL 1,     MARCH 30,
                                                       1993         1994         1995         1995          1996
                                                     --------     --------     --------     --------     ----------
                                                                                                  (UNAUDITED)
OPERATING ACTIVITIES:
  Net income.......................................  $ 15,372     $ 14,423     $ 16,009     $  4,220      $  4,296
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation.................................     3,929        3,693        3,962        1,033         1,282
      Amortization.................................     2,365        2,294        2,760          655           957
      Provision for losses on accounts
         receivable................................       833          521          378          170           642
      Other noncash expenses.......................       994        1,201        1,231          283           501
      Increase (decrease) in deferred income
         taxes.....................................     3,932          (93)        (290)          --            --
      Changes in current accounts, excluding the
         effects
         of acquisitions:
           Accounts receivable.....................    (2,992)      (1,828)      (5,856)      (1,799)        2,128
           Inventories and unbilled contract costs
             and fees..............................     4,519          (35)       3,158       (2,339)       (1,388)
           Other current assets....................      (273)       2,795         (876)         473           334
           Accounts payable........................    (6,149)       3,990         (896)         453        (4,182)
           Other current liabilities...............       480       (9,152)       2,350        1,747         5,478
      Other........................................        38           26          383           --           110
                                                       ------       ------       ------     --------      --------
           Net cash provided by operating
             activities............................    23,048       17,835       22,313        4,896        10,158
                                                       ------       ------       ------     --------      --------
INVESTING ACTIVITIES:
  Acquisitions, net of cash acquired (Note 2)......    (2,925)          --      (12,593)     (12,593)      (15,477)
  Purchases of property, plant and equipment.......    (1,565)      (1,804)      (2,681)        (349)       (1,595)
  Other............................................      (434)      (1,049)       1,028          (81)           91
                                                       ------       ------       ------     --------      --------
           Net cash used in investing activities...    (4,924)      (2,853)     (14,246)     (13,023)      (16,981)
                                                       ------       ------       ------     --------      --------
FINANCING ACTIVITIES:
  Net proceeds from issuance of subordinated
    convertible
    debentures (Note 9)............................        --           --       93,895           --            --
  Repayment of long-term obligations...............    (1,606)      (7,278)        (618)         (19)          (90)
  Transfer from parent company to fund acquisition
    of Baird.......................................        --           --       12,926       12,926            --
  Net transfer to parent company...................   (18,479)      (9,054)        (100)        (968)           --
                                                       ------       ------       ------     --------      --------
           Net cash provided by (used in) financing
             activities............................   (20,085)     (16,332)     106,103       11,939           (90)
                                                       ------       ------       ------     --------      --------
Exchange Rate Effect on Cash.......................       362          160         (538)         135          (188)
                                                       ------       ------       ------     --------      --------
Increase (Decrease) in Cash and Cash Equivalents...    (1,599)      (1,190)     113,632        3,947        (7,101)
Cash and Cash Equivalents at Beginning of Period...     6,047        4,448        3,258        3,258       116,890
                                                       ------       ------       ------     --------      --------
Cash and Cash Equivalents at End of Period.........  $  4,448     $  3,258     $116,890     $  7,205      $109,789
                                                       ======       ======       ======     ========      ========
CASH PAID (REFUNDED) FOR:
  Interest.........................................  $  2,007     $  1,676     $  1,285     $    207      $    374
                                                       ======       ======       ======     ========      ========
  Income taxes.....................................  $     50     $    335     $    187     $   (118)     $    657
                                                       ======       ======       ======     ========      ========
NONCASH ACTIVITIES:
  Transfer of acquired businesses from parent
    company........................................  $     --     $  3,401     $ 36,558     $     --      $     --
                                                       ======       ======       ======     ========      ========
  Fair value of assets of acquired companies.......  $  7,311     $     --     $ 20,901     $ 20,901      $ 22,510
  Cash paid for acquired companies.................    (2,937)          --      (12,926)     (12,926)      (16,870)
                                                       ------       ------       ------     --------      --------
    Liabilities assumed of acquired companies......  $  4,374     $     --     $  7,975     $  7,975      $  5,640
                                                       ======       ======       ======     ========      ========


  The accompanying notes are an integral part of these consolidated financial statements.

                            THERMO OPTEK CORPORATION

               CONSOLIDATED STATEMENT OF SHAREHOLDER'S INVESTMENT
                                 (IN THOUSANDS)


                                                     COMMON
                                     NET PARENT      STOCK,      CAPITAL IN                  CUMULATIVE
                                      COMPANY       $.01 PAR     EXCESS OF      RETAINED     TRANSLATION
                                     INVESTMENT      VALUE       PAR VALUE      EARNINGS     ADJUSTMENT
                                     ----------     --------     ----------     --------     ----------
BALANCE JANUARY 2, 1993............  $  149,998     $     --      $      --     $     --      $   (694)
Net income.........................      15,372           --             --           --            --
Net transfer to parent company.....     (18,479)          --             --           --            --
Translation adjustment.............          --           --             --           --           721
                                      ---------         ----       --------       ------         -----
BALANCE JANUARY 1, 1994............     146,891           --             --           --            27
Net income.........................      14,423           --             --           --            --
Transfer of acquired business from
  parent company...................       3,401           --             --           --            --
Net transfer to parent company.....      (9,054)          --             --                         --
Translation adjustment.............          --           --             --           --           487
                                      ---------         ----       --------       ------         -----
BALANCE DECEMBER 31, 1994..........     155,661           --             --           --           514
Net income prior to capitalization
  of Company.......................      10,747           --             --           --            --
Transfer from parent company to
  fund acquisition of Baird........      12,926           --             --           --            --
Net transfer to parent company.....        (100)          --             --           --            --
Capitalization of Company..........    (179,234)         300        178,934           --            --
Net income after capitalization of
  Company..........................          --           --             --        5,262            --
Transfer of acquired businesses
  from
  parent company...................          --           --         36,558           --            --
Effect of three-for-two stock
  split............................          --          150           (150)          --            --
Translation adjustment.............          --           --             --           --          (580)
                                      ---------         ----       --------       ------         -----
BALANCE DECEMBER 30, 1995..........          --          450        215,342        5,262           (66)
                                                                (UNAUDITED)
Net income.........................          --           --             --        4,296            --
Translation adjustment.............          --           --             --           --          (804)
                                      ---------         ----       --------       ------         -----
BALANCE MARCH 30, 1996.............  $       --     $    450      $ 215,342     $  9,558      $   (870)
                                      =========         ====       ========       ======         =====


  The accompanying notes are an integral part of these consolidated financial statements.

                            THERMO OPTEK CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Nature of Operations

     Thermo Optek Corporation (the "Company") develops, manufactures and markets analytical instruments that utilize a range of optical spectroscopy techniques. The Company's products are used by its customers for productivity enhancement, research and development, quality control and testing applications in the environmental testing, chemical, metallurgical, food and beverage, pharmaceutical and petroleum industries; and by forensic laboratories, research organizations and educational institutions.

  Relationship with Thermo Instrument Systems Inc. and Thermo Electron
Corporation

     The Company was incorporated in August 1995 as a wholly owned subsidiary of Thermo Instrument Systems Inc. ("Thermo Instrument"). After the formation of the Company, Thermo Instrument transferred to the Company all of the assets, liabilities and businesses of Nicolet Instrument Corporation ("Nicolet") and Thermo Jarrell Ash Corporation ("TJA") in exchange for 45,000,000 shares of the Company's common stock. As of December 30, 1995, Thermo Instrument was an 86%-owned subsidiary of Thermo Electron Corporation ("Thermo Electron").

     The accompanying financial statements include the assets, liabilities, income and expenses of the Company as included in Thermo Instrument's consolidated financial statements. The accompanying financial statements do not include Thermo Instrument's general corporate debt, which is used to finance operations of all of its respective business segments, or an allocation of Thermo Instrument's interest expense. The Company has had positive cash flows from operations since 1993.

  Principles of Consolidation

     The accompanying financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated.

  Fiscal Year

     The Company has adopted a fiscal year ending the Saturday nearest December
31. References to 1993, 1994 and 1995 are for the fiscal years ended January 1, 1994, December 31, 1994 and December 30, 1995, respectively.

  Revenue Recognition


     The Company recognizes revenues upon shipment of its products and recognizes service contract revenues ratably over the term of the contract. The Company provides a reserve for its estimate of warranty and installation costs at the time of shipment. Deferred revenue in the accompanying balance sheets consists primarily of unearned revenue on service contracts. Substantially all of the deferred revenue included in the accompanying 1995 balance sheet will be recognized within one year.


  Income Taxes

     The Company and Thermo Instrument have a tax allocation agreement under which both the Company and Thermo Instrument are included in Thermo Electron's consolidated federal and certain state income tax returns. The agreement provides that in years in which the Company has taxable income, it will pay to Thermo Electron amounts comparable to the taxes the Company would have paid if it had filed separate tax returns. If Thermo Instrument's equity ownership of the Company were to drop below 80%, the Company would be required to file its own income tax returns.

     In accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," the Company recognizes deferred income taxes based on the expected future tax consequences of differences between the financial statement basis and the tax basis of assets and liabilities, calculated using enacted tax rates in effect for the year in which the differences are expected to be reflected in the tax return.

                            THERMO OPTEK CORPORATION

  Earnings per Share


     Pursuant to Securities and Exchange Commission requirements, earnings per share have been presented for all periods. Weighted average shares for such periods include the 45,000,000 shares issued to Thermo Instrument in connection with the initial capitalization of the Company and the effect of the assumed exercise of stock options issued within one year prior to the Company's proposed initial public offering. Fully diluted earnings per share have not been presented because the assumed conversion of the Company's subordinated convertible debentures would be antidilutive.


  Cash and Cash Equivalents

     Prior to its incorporation, the cash receipts and disbursements of the Company's domestic operations were combined with other Thermo Instrument corporate cash transactions and balances. Therefore, cash of the Company's domestic operations is not included in the accompanying 1994 balance sheet.


     As of December 30, 1995, $106,055,000 of the Company's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Company in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of U.S. government agency securities, corporate notes, commercial paper, money market funds and other marketable securities, in the amount of at least 103% of such obligation. The Company's funds subject to the repurchase agreement are readily convertible into cash by the Company and have an original maturity of three months or less. The repurchase agreement earns a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. As of December 30, 1995, the Company's cash equivalents also include investments in commercial paper and short-term certificates of deposit of the Company's foreign operations, which have an original maturity of three months or less. Cash equivalents are carried at cost, which approximates market value.


  Inventories

     Inventories are stated at the lower of cost (on a first-in, first-out or weighted average basis) or market value and include materials, labor and manufacturing overhead. The components of inventories are as follows:


                                                                        1994        1995
                                                                       -------     -------
                                                                         (IN THOUSANDS)
    Raw materials and supplies.......................................  $23,758     $29,523
    Work in process..................................................    3,919       4,632
    Finished goods...................................................    7,237       8,831
                                                                       -------     -------
                                                                       $34,914     $42,986
                                                                       =======     =======


  Property, Plant and Equipment

     The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives of the property as follows: buildings, 16 to 40 years; machinery and equipment, 3 to 10 years; and leasehold improvements, the shorter of the term of the lease or the life of the asset. Property, plant and equipment consist of the following:

                                                                        1994        1995
                                                                       -------     -------
                                                                         (IN THOUSANDS)
    Land.............................................................  $ 5,175     $ 5,051
    Buildings........................................................   25,203      25,404
    Machinery, equipment and leasehold improvements..................   21,486      28,191
                                                                       -------     -------
                                                                        51,864      58,646
    Less: Accumulated depreciation and amortization..................   13,612      16,645
                                                                       -------     -------
                                                                       $38,252     $42,001
                                                                       =======     =======

                            THERMO OPTEK CORPORATION

  Patents and Other Assets

     Patents and other assets in the accompanying balance sheets include the costs of acquired patents that are amortized using the straight-line method over their estimated useful lives, which range from 12 to 13 years. These assets were $9,721,000 and $8,592,000, net of accumulated amortization of $3,704,000 and $4,833,000, at year-end 1994 and 1995, respectively. Patents and other assets in the accompanying balance sheets also include deferred debt costs of $2,254,000, net of accumulated amortization of $102,000, at year-end 1995. Deferred debt costs are being amortized through the maturity of the related debt, which occurs in 2000.

  Cost in Excess of Net Assets of Acquired Companies

     The excess of cost over the fair value of net assets of acquired companies is amortized using the straight-line method over 40 years. Accumulated amortization was $6,173,000 and $8,932,000 at year-end 1994 and 1995, respectively. The Company assesses the future useful life of this asset whenever events or changes in circumstances indicate that the current useful life has diminished. The Company considers the future undiscounted cash flows of the acquired companies in assessing the recoverability of this asset.

  Environmental Liabilities

     The Company accrues for costs associated with the remediation of environmental pollution when it is probable that a liability has been incurred and the Company's proportionate share of the amount can be reasonably estimated. Any recorded liabilities have not been discounted.

  Foreign Currency

     All assets and liabilities of the Company's foreign subsidiaries are translated at year-end exchange rates, and revenues and expenses are translated at average exchange rates for the year in accordance with SFAS No. 52, "Foreign Currency Translation." Resulting translation adjustments are reflected as a separate component of shareholder's investment titled "Cumulative translation adjustment." Foreign currency transaction gains and losses are included in the accompanying statement of income and are not material for the three years presented.

  Fair Value of Financial Instruments

     The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, notes payable and current maturities of long-term obligations, accounts payable, due to parent company and long-term obligations. The carrying amounts of the Company's cash and cash equivalents, accounts receivable, notes payable and current maturities of long-term obligations, accounts payable and due to parent company approximate fair value due to their short-term nature. See Note 9 for fair value information pertaining to the Company's long-term obligations.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                            THERMO OPTEK CORPORATION

  Stock Split

     On April 11, 1996, the Company declared a three-for-two stock split in the form of a 50% stock dividend distributed to the shareholder of record as of April 11, 1996. All share and per share information has been restated to reflect the stock split.


  Interim Financial Statements



     The financial statements as of March 30, 1996 and for the three-month periods ended April 1, 1995 and March 30, 1996 are unaudited but, in the opinion of management, reflect all adjustments of a normal, recurring nature necessary for a fair presentation of results for these interim periods. The results of operations for the three-month period ended March 30, 1996 are not necessarily indicative of the results to be expected for the entire year.


2.  ACQUISITIONS

     On January 1, 1995, TJA acquired the Analytical Instruments Division of Baird Corporation ("Baird"), a wholly owned subsidiary of IMO Industries Inc., for $12.9 million in cash. Baird is a manufacturer of arc/spark and other spectrometers. The acquisition of Baird has been accounted for using the purchase method of accounting, and its results of operations have been included in the accompanying financial statements from the date of acquisition.


     On December 1, 1995, Thermo Instrument acquired the assets of the analytical instruments division of Analytical Technology, Inc. ("ATI"). On April 11, 1996, the Company acquired the Mattson Instruments ("Mattson") and Unicam divisions of ATI from Thermo Instrument for $36.6 million in cash. Mattson is a manufacturer of Fourier transform infrared ("FT-IR") spectroscopy instruments and Unicam is a manufacturer of atomic absorption and ultraviolet/visible spectroscopy instruments. Because, as of December 30, 1995, the Company, Mattson and Unicam were deemed for accounting purposes to be under control of their common owner, Thermo Instrument, the accompanying 1995 historical financial information includes the results of operations of Mattson and Unicam from December 1, 1995, the date these businesses were acquired by Thermo Instrument. Because the Company had not disbursed the funds in connection with the acquisitions of Mattson and Unicam as of December 30, 1995, the transfer of these businesses has been reflected as a contribution of capital in excess of par value as of December 1, 1995. The $36.6 million payment from the Company to Thermo Instrument will be accounted for as a reduction of capital in excess of par value as of April 11, 1996. The accompanying unaudited pro forma balance sheet as of March 30, 1996, has been prepared as if the Company had agreed to purchase Mattson and Unicam at March 30, 1996 with subsequent payment of the purchase price on April 11, 1996.



     The cost of the acquisitions of Baird, Mattson and Unicam exceeded the estimated fair value of the acquired net assets by $53.8 million, which is being amortized over 40 years. Allocation of the purchase price for these acquisitions was based on estimates of the fair value of the net assets acquired and, for Mattson and Unicam, is subject to adjustment upon finalization of the purchase price allocation. To date, no information has been gathered that would cause the Company to believe that the final allocation of the purchase price will be materially different than the preliminary estimate.


     Based on unaudited data, the following table presents selected financial information for the Company, Baird, Mattson and Unicam on a pro forma basis, assuming the companies had been combined since the beginning of 1994.

                                                                       1994         1995
                                                                     --------     --------
                                                                     (IN THOUSANDS, EXCEPT
                                                                      PER SHARE AMOUNTS)
    Revenues.......................................................  $263,892     $269,954
    Net income.....................................................     6,620       11,877
    Earnings per share.............................................       .15          .26

                            THERMO OPTEK CORPORATION

     The pro forma results are not necessarily indicative of future operations or the actual results that would have occurred had the acquisitions of Baird, Mattson and Unicam been made at the beginning of 1994.


     In connection with the acquisitions of Mattson and Unicam, the Company established reserves totaling $11.6 million for estimated severance, excess facilities and other exit costs associated with the acquisitions, none of which was expended during 1995. The Company expects to substantially complete its review and restructuring of Mattson's and Unicam's operations over the one-year period following the acquisitions. Any changes in estimates of these costs will be recorded as adjustments to cost in excess of net assets of acquired companies. These reserves are included in other accrued expenses in the accompanying 1995 balance sheet.


3.  STOCK-BASED COMPENSATION PLANS


     In November 1995, the Company adopted a stock-based compensation plan for its key employees, directors, and others, which permits the grant of a variety of stock and stock-based awards as determined by the human resources committee of the Company's Board of Directors (the "Board Committee"), including restricted stock, stock options, stock bonus shares or performance-based shares. To date, only nonqualified stock options have been awarded under this plan. The option recipients and the terms of options granted under this plan are determined by the Board Committee. Options granted to date generally vest and become immediately exercisable on the ninth anniversary of the grant date, unless the Company's common stock becomes publicly traded prior to such date. In such an event, options become exercisable 90 days after the Company becomes subject to the Securities Exchange Act of 1934, but are subject to certain transfer restrictions and the right of the Company to repurchase shares issued upon exercise of the options at the exercise price, upon certain events. The restrictions and repurchase rights generally are deemed to have lapsed ratably over periods ranging from five to ten years after the first anniversary of the grant date, depending on the term of the option, which generally ranges from ten to twelve years. Nonqualified stock options may be granted at any price determined by the Board Committee, although incentive stock options must be granted at not less than the fair market value of the Company's stock on the date of grant. To date, all options have been granted at fair market value. As of April 11, 1996, options to purchase 2,355,600 shares of the Company's common stock exercisable at $12.00 per share were outstanding under this plan. As of April 11, 1996, no options have been exercised and no options are exercisable under the stock-based compensation plan described above. The Company also has a directors' stock option plan, adopted in November 1995, that provides for the grant of stock options to outside directors pursuant to a formula approved by the Company's shareholders. Options granted under this plan will have the same general terms as options granted to date under the stock-based compensation plan described above, except that the restrictions and repurchase rights generally are deemed to have lapsed ratably over a four-year period and the option term is five years. As of April 11, 1996, no options to purchase shares of the Company's common stock have been granted under this plan. In addition to the Company's stock-based compensation plans, certain officers and key employees may also participate in the stock-based compensation plans of Thermo Electron or its majority-owned subsidiaries.


     No accounting recognition is given to options granted at fair market value until they are exercised. Upon exercise, net proceeds, including tax benefits realized, are credited to equity.

4.  COMMON STOCK

     At December 30, 1995, the Company had reserved 9,730,769 unissued shares of its common stock for possible issuance under stock-based compensation plans and for issuance upon possible conversion of the Company's subordinated convertible debentures.

5.  EMPLOYEE BENEFIT PLANS

  Employee Stock Purchase Plan

     Substantially all of the Company's full-time U.S. employees are eligible to participate in an employee stock purchase plan sponsored by Thermo Instrument. Prior to the November 1995 plan year, shares of Thermo Instrument's and Thermo Electron's common stock could be purchased at the end of a 12-month plan

                            THERMO OPTEK CORPORATION
year at 85% of the fair market value at the beginning of the plan year, and the shares purchased were subject to a one-year resale restriction. Effective November 1, 1995, the applicable shares of common stock may be purchased at 95% of the fair market value at the beginning of the plan year, and the shares purchased are subject to a six-month resale restriction. Shares are purchased through payroll deductions of up to 10% of each participating employee's gross wages.

  401(k) Savings Plans

     Substantially all of the Company's full-time U.S. employees are eligible to participate in Thermo Electron's or Nicolet's 401(k) savings plans and, prior to 1995, in Thermo Electron's employee stock ownership plan ("ESOP"). Contributions to the 401(k) savings plans are made by both the employee and the Company. Company contributions are based upon the level of employee contributions. For these plans, the Company contributed and charged to expense $967,000, $1,005,000 and $1,106,000 in 1993, 1994 and 1995, respectively. Effective December 31, 1994, the ESOP was split into two plans: ESOP I, covering employees of Thermo Electron's corporate office and its wholly owned subsidiaries and ESOP II, covering employees of Thermo Electron's majority-owned subsidiaries. Also, effective December 31, 1994, the ESOP II plan was terminated and as a result, the Company's employees are no longer eligible to participate in an ESOP.

6.  INCOME TAXES

     The components of income before provision for income taxes are as follows:

                                                             1993        1994        1995
                                                            -------     -------     -------
                                                                    (IN THOUSANDS)
    Domestic..............................................  $22,492     $22,877     $23,205
    Foreign...............................................    3,320       1,786       4,294
                                                            -------     -------     -------
                                                            $25,812     $24,663     $27,499
                                                            =======     =======     =======

     The components of the provision for income taxes are as follows:

                                                             1993        1994        1995
                                                            -------     -------     -------
                                                                    (IN THOUSANDS)
    Currently payable:
      Federal.............................................  $ 3,281     $ 5,687     $ 8,227
      State...............................................      788       1,412       1,658
      Foreign.............................................    1,558         997       1,975
                                                            -------     -------     -------
                                                              5,627       8,096      11,860
                                                            -------     -------     -------
    Net deferred (prepaid):
      Federal.............................................    4,033       1,898        (435)
      State...............................................    1,042         474         (92)
      Foreign.............................................     (262)       (228)        157
                                                            -------     -------     -------
                                                              4,813       2,144        (370)
                                                            -------     -------     -------
                                                            $10,440     $10,240     $11,490
                                                            =======     =======     =======

     The provision for income taxes that is currently payable does not reflect $1,000,000 of tax benefits used to reduce cost in excess of net assets of acquired companies in 1995.

                            THERMO OPTEK CORPORATION

     The provision for income taxes in the accompanying statement of income differs from the provision calculated by applying the statutory federal income tax rate of 35% to income before provision for income taxes due to the following:

                                                             1993        1994        1995
                                                            -------     -------     -------
                                                                    (IN THOUSANDS)
    Provision for income taxes at statutory rate..........  $ 9,034     $ 8,632     $ 9,625
    Increases (decreases) resulting from:
      State income taxes, net of federal benefit..........    1,190       1,226       1,018
      Net foreign losses not benefited and tax rate
         differential.....................................      134         144         629
      Tax benefit of foreign sales corporation............     (385)       (642)       (659)
      Amortization of cost in excess of net assets of
         acquired companies...............................      825         767         894
      Other, net..........................................     (358)        113         (17)
                                                            -------     -------     -------
                                                            $10,440     $10,240     $11,490
                                                            =======     =======     =======

     Prepaid income taxes and deferred income taxes in the accompanying balance sheets consist of the following:

                                                                        1994        1995
                                                                       -------     -------
                                                                         (IN THOUSANDS)
    Prepaid income taxes:
      Reserves and accruals..........................................  $ 3,533     $ 3,378
      Inventory basis difference.....................................    4,384       3,592
      Accrued compensation...........................................      532       1,010
      Foreign net operating loss carryforwards.......................       --      11,220
      Other, net.....................................................      729       3,975
                                                                       -------     -------
                                                                         9,178      23,175
      Less: Valuation allowance......................................       --      11,220
                                                                       -------     -------
                                                                       $ 9,178     $11,955
                                                                       =======     =======
    Deferred income taxes:
      Depreciation...................................................  $ 8,419     $ 8,427
      Intangible assets..............................................    3,244       3,019
      Other, net.....................................................      690         847
                                                                       -------     -------
                                                                       $12,353     $12,293
                                                                       =======     =======

     As of November 30, 1995, Unicam had net operating loss carryforwards in the U.K. of $34,000,000 that are subject to review and adjustment by the U.K. Inland Revenue Service as a result of the acquisition of the analytical instruments division of ATI by Thermo Instrument. The Mattson and Unicam divisions also have net operating loss carryforwards in several other European countries. These foreign net operating loss carryforwards may only be used to offset taxable income generated in such European countries.


     The year-end 1995 valuation allowance relates to the uncertainty surrounding the realization of Unicam's foreign net operating loss carryforwards, the realization of which is limited to the future income of certain subsidiaries. The net operating loss carryforwards do not expire and any resulting benefit will be used to reduce cost in excess of net assets of acquired companies.


     A provision has not been made for U.S. or additional foreign taxes on $7,003,000 of undistributed earnings of foreign subsidiaries that could be subject to taxation if remitted to the U.S. because the Company plans to keep these amounts permanently reinvested overseas. The Company believes that any additional U.S. tax liability due upon remittance of such earnings would be immaterial due to available U.S. foreign tax credits.

                            THERMO OPTEK CORPORATION

7.  COMMITMENTS AND CONTINGENCY

  Commitments


     The Company leases portions of its office and operating facilities under various operating lease arrangements. The accompanying statement of income includes expenses from operating leases of $3,056,000, $2,989,000 and $3,154,000 in 1993, 1994 and 1995, respectively. Future minimum payments due under noncancellable operating leases at December 30, 1995, are $4,357,000 in 1996; $3,175,000 in 1997; $2,271,000 in 1998; $1,911,000 in 1999; $1,829,000 in 2000;
and $7,543,000 in 2001 and thereafter. Total future minimum lease payments are $21,086,000.


  Contingency

     Prior to Nicolet's acquisition by the Company, the Wisconsin Department of Natural Resources ("DNR") notified Nicolet that the DNR had begun a remedial investigation to determine the extent of releases of hazardous substances from the Refuse Hideaway Landfill located in Middleton, Wisconsin (the "Landfill"), and that Nicolet was a potential responsible party ("PRP") with regard to the Landfill. Approximately 50 other parties were also notified of their potential PRP status. The Environmental Protection Agency ("EPA") subsequently added the Landfill to its National Priorities List under the Comprehensive Environmental Response Compensation and Liability Act of 1980 ("CERCLA"). In February 1995, the EPA and the DNR recommended that various remediation efforts be made at the Landfill at an estimated cost of approximately $5.2 million, and the Company expects that such agencies will also seek to recover their oversight costs and expenses related to the site. Under CERCLA, responsible parties can include current and previous owners of a site, generators of hazardous substances disposed of at a site, and transporters of hazardous substances to a site. Each responsible party can be jointly and severally liable, without regard to fault or negligence, for all costs associated with the remediation of the site. Although the Company believes that the quantity of materials generated by Nicolet and transported to the Landfill is relatively small in comparison to that of other named PRPs, there can be no assurance as to the exact amount, if any, for which Nicolet will be held responsible by the EPA and the DNR for costs associated with remediation of the Landfill.

     In connection with the organization of the Company, Thermo Instrument agreed to indemnify the Company for any cash damages resulting from this matter. Any payments received under such indemnity would be recorded as capital contributions. In the opinion of management, resolution of this matter will not have a material adverse effect on the Company's financial position or results of operations.

8.  RELATED PARTY TRANSACTIONS

  Corporate Services Agreement

     The Company and Thermo Electron have a corporate services agreement under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management, and certain financial and other services, for which the Company paid Thermo Electron annually an amount equal to 1.25% of the Company's revenues in 1993 and 1994 and 1.20% of the Company's revenues in 1995. For these services, the Company was charged $2,013,000, $2,067,000 and $2,546,000 in 1993, 1994 and 1995, respectively. Beginning in 1996, the Company will pay an annual fee equal to 1.0% of the Company's revenues. The annual fee is reviewed and adjusted annually by mutual agreement of the parties. Management believes that the service fee charged by Thermo Electron is reasonable and that such fees are representative of the expenses the Company would have incurred on a stand-alone basis. The corporate services agreement is renewed annually but can be terminated upon 30 days' prior notice by the Company or upon the Company's withdrawal from the Thermo Electron Corporate Charter (the Thermo Electron Corporate Charter defines the relationship among Thermo Electron and its majority-owned subsidiaries). For additional items such as employee benefit plans, insurance coverage and other identifiable costs, Thermo Electron charges the Company based upon costs attributable to the Company.

                            THERMO OPTEK CORPORATION

  Other Related Party Services

     Prior to 1995, the Company provided certain services to ThermoSpectra Corporation ("ThermoSpectra"), a majority-owned subsidiary of Thermo Instrument, and to Nicolet Biomedical Inc. ("Nicolet Biomedical"), a wholly owned subsidiary of Thermo Electron. The costs of such services were allocated based on the subsidiaries' revenues attributable to their businesses operated at the Company's Wisconsin facilities as a percentage of the total revenues of all businesses operated at such facilities. These services included personnel administration, accounting, data processing and general administrative management. For these services, the Company charged $1,543,000 and $672,000 in 1993 and 1994, respectively.

  Operating Leases

     The Company leases office and manufacturing space to ThermoSpectra and Nicolet Biomedical pursuant to an arrangement whereby the Company charges ThermoSpectra and Nicolet Biomedical their allocated share of the occupancy expenses of the Company's Wisconsin facility, based on the space ThermoSpectra and Nicolet Biomedical utilize. The Company recorded operating lease income of $1,305,000, $1,120,000 and $898,000 in 1993, 1994 and 1995, respectively, which is deducted from selling, general and administrative expenses in the accompanying statement of income. These leases are effective until December 31, 1998, but may be terminated by ThermoSpectra and Nicolet Biomedical upon 30 days' prior notice to the Company.

  Other Related Party Transactions

     The Company purchases and sells products in the ordinary course of business with other companies affiliated with Thermo Electron. Sales of products to such affiliated companies totalled $2,642,000, $3,389,000 and $5,280,000 in 1993,
1994 and 1995, respectively. Purchases of products from such affiliated companies totalled $505,000, $1,555,000 and $1,720,000 in 1993, 1994 and 1995,
respectively.

  Repurchase Agreement

     The Company invests excess cash in a repurchase agreement with Thermo Electron as discussed in Note 1.

9.  SHORT- AND LONG-TERM OBLIGATIONS

  Short-term Obligations

     Notes payable and current maturities of long-term obligations in the accompanying balance sheets include $17,005,000 and $17,275,000 in 1994 and 1995, respectively, of short-term bank borrowings by the Company's foreign subsidiaries. The weighted average interest rates for these borrowings were 5.57% and 5.80% at year-end 1994 and 1995, respectively.

  Long-term Obligations

     Long-term obligations of the Company are as follows:

                                                                       1994         1995
                                                                     --------     --------
                                                                        (IN THOUSANDS)
    5% Subordinated convertible debentures, due 2000...............  $     --     $ 96,250
    6.9% Mortgage loan secured by property with a net book value of
      $3,212, payable in quarterly installments with final payments
      in 2005......................................................       784          691
    Note (Libor-based), payable in annual installments, due 2005...       739          339
    Other..........................................................       178        4,494
                                                                         ----       ------
                                                                        1,701      101,774
    Less: Current maturities of long-term obligations..............       664          695
                                                                         ----       ------
                                                                     $  1,037     $101,079
                                                                         ====       ======

     In October 1995, the Company issued and sold $96,250,000 principal amount of 5% subordinated convertible debentures due 2000. The debentures will be convertible into shares of the Company's common stock at any time after the later of (1) 180 days after the date of the closing of the Company's initial public

                            THERMO OPTEK CORPORATION
offering of common stock or (2) the date of the effectiveness under the Securities Act of 1933 of a registration statement covering the resale of shares of the Company's common stock issuable upon conversion of the debentures, and prior to redemption and maturity. The conversion price of the debentures will be set on the date of the closing of the Company's initial public offering of common stock and will be equal to 110% of the initial public offering price of the Company's common stock. If the Company's initial public offering has not occurred by October 12, 1996, this percentage will decrease by 2.5% on such date and on each anniversary of such date prior to the Company's initial public offering. If the Company's initial public offering has not occurred by October 1, 1996, the rate of interest borne by the debentures will increase by 0.5% on such date and on each anniversary of such date prior to the Company's initial public offering. The debentures are guaranteed on a subordinated basis by Thermo Electron. Thermo Instrument and the Company have agreed to reimburse Thermo Electron in the event Thermo Electron is required to make a payment under the guarantee. In addition, the Company has agreed to reimburse Thermo Instrument in the event Thermo Instrument is required to make a payment under the guarantee. The fair value of the Company's 5% subordinated convertible debentures was $100,100,000 as of December 30, 1995. The carrying amount of the Company's other long-term obligations approximates fair value as of December 30, 1995.

     The annual requirements of long-term obligations as of December 30, 1995, are $695,000 in 1996; $301,000 in 1997; $299,000 in 1998; $315,000 in 1999;
$96,619,000 in 2000; and $3,545,000 in 2001 and thereafter. Total future requirements of long-term obligations are $101,774,000.

                            THERMO OPTEK CORPORATION

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONCLUDED)

10. GEOGRAPHICAL INFORMATION

     The Company is engaged in one business segment: developing, manufacturing and selling atomic, FT-IR and FT-Raman spectrometers. The following table shows data for the Company by geographical area.


                                                           1993         1994         1995
                                                         --------     --------     --------
                                                                   (IN THOUSANDS)
    Revenues:
         United States.................................  $125,427     $124,634     $152,282
         United Kingdom................................    15,437       15,718       20,013
         Japan.........................................    15,555       18,559       26,377
         Other.........................................    31,117       29,203       46,188
         Transfers among geographical areas (a)........   (26,530)     (22,716)     (32,708)
                                                         --------     --------     --------
                                                         $161,006     $165,398     $212,152
                                                         ========     ========     ========
    Income before provision for income taxes:
         United States (b).............................  $ 25,097     $ 23,169     $ 22,834
         United Kingdom................................     1,575          589          951
         Japan.........................................       622          894        1,543
         Other.........................................       709        1,594        3,107
                                                         --------     --------     --------
         Total operating income........................    28,003       26,246       28,435
         Interest expense, net.........................    (2,191)      (1,583)        (936)
                                                         --------     --------     --------
                                                         $ 25,812     $ 24,663     $ 27,499
                                                         ========     ========     ========
    Identifiable assets:
         United States (c).............................  $184,477     $182,967     $340,566
         United Kingdom................................    13,758       13,568       45,208
         Japan.........................................    12,183       14,020       15,895
         Other.........................................    18,616       20,051       31,213
                                                         --------     --------     --------
                                                         $229,034     $230,606     $432,882
                                                         ========     ========     ========
    Export revenues included in United States revenues
      above (d):
         Europe........................................  $ 25,015     $ 18,504     $ 22,001
         Asia..........................................    16,289       15,991       31,654
         Other.........................................     8,129        6,540       13,433
                                                         --------     --------     --------
                                                         $ 49,433     $ 41,035     $ 67,088
                                                         ========     ========     ========


- ---------------
(a) Transfers among geographical areas are accounted for at prices that are representative of transactions with unaffiliated parties.

(b) Includes corporate general and administrative expenses.

(c) Includes $93.9 million in net proceeds from the October 1995 issuance of 5% subordinated convertible debentures.

(d) In general, export sales are denominated in U.S. dollars.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Mattson Instruments and Unicam Divisions of Analytical Technology, Inc.:

     We have audited the accompanying combined statements of operations, cash flows and shareholder's investment of the Mattson Instruments and Unicam Divisions of Analytical Technology, Inc. for the period from January 1, 1995 through November 30, 1995. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of the Mattson Instruments and Unicam Divisions of Analytical Technology, Inc. for the period from January 1, 1995 through November 30, 1995, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Boston, Massachusetts
April 10, 1996

    MATTSON INSTRUMENTS AND UNICAM DIVISIONS OF ANALYTICAL TECHNOLOGY, INC.

                        COMBINED STATEMENT OF OPERATIONS

         FOR THE PERIOD FROM JANUARY 1, 1995 THROUGH NOVEMBER 30, 1995

                                 (IN THOUSANDS)


    Revenues (Note 6)......................................................      $57,802
                                                                                -------
    Costs and Operating Expenses:
      Cost of revenues.....................................................       31,649
      Selling, general and administrative expenses.........................       22,613
      Research and development expenses....................................        4,845
                                                                                -------
                                                                                 59,107
                                                                                -------
    Operating Loss.........................................................       (1,305)
    Interest Income........................................................           50
    Interest Expense.......................................................         (501)
                                                                                -------
    Loss Before Income Tax Benefit.........................................       (1,756)
    Income Tax Benefit (Note 3)............................................         (216)
                                                                                -------
    Net Loss...............................................................      $(1,540)
                                                                                =======


    The accompanying notes are an integral part of these combined financial statements.

    MATTSON INSTRUMENTS AND UNICAM DIVISIONS OF ANALYTICAL TECHNOLOGY, INC.

                        COMBINED STATEMENT OF CASH FLOWS

         FOR THE PERIOD FROM JANUARY 1, 1995 THROUGH NOVEMBER 30, 1995

                                 (IN THOUSANDS)


OPERATING ACTIVITIES:
  Net loss.......................................................................    $ (1,540)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
       Depreciation..............................................................       1,117
       Amortization..............................................................         303
       Deferred interest.........................................................         362
       Changes in current accounts:
          Accounts receivable....................................................       3,922
          Inventories............................................................       1,165
          Other current assets...................................................         232
          Accounts payable.......................................................        (238)
          Other current liabilities..............................................      (2,470)
       Other.....................................................................         (32)
                                                                                     -------
          Net cash provided by operating activities..............................       2,821
                                                                                     -------
INVESTING ACTIVITIES:
  Purchases of property, plant and equipment.....................................        (437)
                                                                                     -------
FINANCING ACTIVITIES:
  Repayment of long-term obligations.............................................         (71)
  Payments of capital lease obligations..........................................        (430)
  Net transfers to Analytical Technology, Inc. ..................................      (1,405)
                                                                                     -------
          Net cash used in financing activities..................................      (1,906)
                                                                                     -------
Exchange Rate Effect on Cash.....................................................         (17)
                                                                                     -------
Increase in Cash and Cash Equivalents............................................         461
Cash and Cash Equivalents at Beginning of Period.................................         704
                                                                                     -------
Cash and Cash Equivalents at End of Period.......................................    $  1,165
                                                                                     =======
CASH PAID FOR:
  Interest.......................................................................    $    178
                                                                                     =======


    The accompanying notes are an integral part of these combined financial statements.

    MATTSON INSTRUMENTS AND UNICAM DIVISIONS OF ANALYTICAL TECHNOLOGY, INC.

                 COMBINED STATEMENT OF SHAREHOLDER'S INVESTMENT
         FOR THE PERIOD FROM JANUARY 1, 1995 THROUGH NOVEMBER 30, 1995
                                 (IN THOUSANDS)

                                                                        NET PARENT     CUMULATIVE
                                                                         COMPANY       TRANSLATION
                                                                        INVESTMENT     ADJUSTMENT
                                                                        ----------     ----------
BALANCE JANUARY 1, 1995...............................................   $ 12,438       $ (2,269)
Net transfers to Analytical Technology, Inc. .........................     (1,405)            --
Net loss..............................................................     (1,540)            --
Translation adjustment................................................         --            114
                                                                          -------        -------
BALANCE NOVEMBER 30, 1995.............................................   $  9,493       $ (2,155)
                                                                          =======        =======

    The accompanying notes are an integral part of these combined financial statements.

    MATTSON INSTRUMENTS AND UNICAM DIVISIONS OF ANALYTICAL TECHNOLOGY, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation and Principles of Combination

     The accompanying financial statements include the accounts of the Mattson Instruments ("Mattson") and Unicam businesses (collectively, the "Company") of the analytical instruments division of Analytical Technology, Inc. ("ATI"). Mattson, based in Wisconsin, manufactures Fourier transform infrared spectroscopy instruments and Unicam, based in the U.K., manufactures atomic absorption and ultraviolet/visible spectroscopy instruments and has a European-based national sales organization. All material intercompany accounts and transactions have been eliminated.

     On December 1, 1995, Thermo Instrument Systems Inc. ("Thermo Instrument") acquired the Company in connection with its acquisition of the analytical instruments division of ATI. Thermo Instrument is an 86%-owned subsidiary of Thermo Electron Corporation. No adjustments have been made to the accompanying financial statements due to or as a result of the acquisition of the Company by Thermo Instrument.

  Fiscal Year

     The Company's fiscal year is the 52-53 week period ending the Saturday nearest December 31. The accompanying financial statements are for the period from January 1, 1995 through November 30, 1995.

  Revenue Recognition

     The Company recognizes revenues upon shipment of its products and provides a reserve for its estimate of warranty and installation costs at the time of shipment.

  Depreciation and Amortization

     Equipment and improvements are carried at cost. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives of the property as follows: production and research equipment, 3 to 10 years; office furniture and equipment, 3 to 10 years; leased property, 3 to 20 years; and leasehold improvements, the shorter of the term of the lease or the life of the asset.

  Income Taxes

     In accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," the Company recognizes deferred income taxes based on the expected future tax consequences of differences between the financial statement basis and the tax basis of assets and liabilities, calculated using enacted tax rates in effect for the year in which the differences are expected to be reflected in the tax return.

     During the period presented Mattson and Unicam were included in the consolidated tax returns of a controlled group in the U.S. and U.K., respectively. The accompanying financial statements reflect a benefit allocated to Unicam related to losses arising in the U.K. under the provisions of a corporate tax sharing arrangement.

  Goodwill

     The Company amortizes goodwill using the straight-line method and accounts for goodwill at the lower of amortized cost or fair value. On an ongoing basis, management reviews the value and period of amortization of goodwill. During this review, the Company reevaluates significant assumptions made in determining the original cost of acquired companies and related goodwill. Such assumptions generally include revenue growth, operating results, cash flows and other indicators of value. Management then determines whether there has been a permanent impairment of the value of goodwill based upon events or circumstances which have occurred since acquisition.

    MATTSON INSTRUMENTS AND UNICAM DIVISIONS OF ANALYTICAL TECHNOLOGY, INC.

  Foreign Currency

     All revenues and expenses of the Company's foreign subsidiaries are translated at average exchange rates for the period in accordance with SFAS No. 52, "Foreign Currency Translation." Resulting translation adjustments are reflected as a separate component of shareholder's investment titled "Cumulative translation adjustment." Foreign currency transaction gains and losses are included in the accompanying statement of operations and are not material for the period presented.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


2.  COMMITMENTS AND RELATED PARTY TRANSACTION


     Mattson leases an office and manufacturing facility under an agreement accounted for as a capital lease. Certain key employees of ATI are investors in the partnership which owns the facility. The present value of future minimum lease payments under this agreement is approximately $3,209,000. Lease payments were $347,000 for the period from January 1, 1995 through November 30, 1995.

     The Company also leases equipment and facilities under operating leases and certain equipment under capital leases. The accompanying statement of operations includes expense from operating leases of $2,502,000 for the period from January 1, 1995 through November 30, 1995.

3.  INCOME TAXES

     The components of loss before income tax benefit are as follows (In thousands):

    Domestic...................................................................  $(1,068)
    Foreign....................................................................     (688)
                                                                                 --------
                                                                                 $(1,756)
                                                                                 ========

     The components of the income tax benefit are as follows (In thousands):

    Current foreign benefit....................................................  $  (216)
    Deferred provision.........................................................       --
                                                                                 --------
                                                                                 $  (216)
                                                                                 ========

     The income tax benefit in the accompanying statement of operations differs from the amount calculated by applying the statutory income tax rate of 34% to loss before income tax benefit due to the following (In thousands):

    Income tax benefit at statutory rate.......................................  $  (597)
    Changes resulting from:
      Foreign losses with no benefit...........................................      265
      Nondeductible amortization of goodwill and other expenses................      162
      Decrease in valuation allowance..........................................      (27)
      Other, net...............................................................      (19)
                                                                                 --------
                                                                                 $  (216)
                                                                                 ========

    MATTSON INSTRUMENTS AND UNICAM DIVISIONS OF ANALYTICAL TECHNOLOGY, INC.

     As of November 30, 1995, Unicam had net operating loss carryforwards in the U.K. of $34,000,000 that are subject to review and adjustment by the U.K. Inland Revenue Service as a result of the acquisition of the analytical instruments division of ATI by Thermo Instrument. The Company also has net operating loss carryforwards in several other European countries. These foreign net operating loss carryforwards may only be used to offset taxable income generated in such European countries.

4.  EMPLOYEE RETIREMENT PLANS

  Employee Tax Deferred Savings Plan

     The Company participates in ATI's tax deferred employee benefit plan for its U.S. employees under the provisions of Internal Revenue Code section 401(k). The Company, at its discretion, can match up to 50% or more of employee contributions up to 6% of the employee's salary. Matching contributions are 100% vested immediately. The cost of the plan, including matching and administrative fees, was $97,000 for the period from January 1, 1995 through November 30, 1995.

  Unicam Employees Pension Plan

     As part of the original purchase of the Unicam business by ATI from Philips N.V. ("Philips") in 1991, ATI negotiated an arrangement whereby Unicam U.K. employees would participate in their former employer's pension plan until December 31, 1994. Effective January 1, 1995, the Company established the ATI Unicam Pension Plan (the "Plan") for all U.K. employees. Under the terms of the Philips arrangement, employees could no longer continue as contributing members in the Philips plan, but they could choose to keep their funds in the Philips plan and receive benefits frozen at the current actuarial liability and either ignore the new Plan or join it as a new starter. Alternatively, they could transfer their accrued pension benefits to the new Plan without suffering any loss in entitlement.

     A major feature of the Plan is that members have the option of accruing benefits on a defined benefit or defined contribution basis. Net periodic pension costs for the Plan included the following components for the period from January 1, 1995 through November 30, 1995 (In thousands):

    Service cost..............................................................  $    557
    Interest cost on projected benefit obligation.............................       819
    Return on plan assets.....................................................      (941)
    Amortization of unrecognized net transition asset.........................       (43)
                                                                                   -----
                                                                                $    392
                                                                                   =====

    MATTSON INSTRUMENTS AND UNICAM DIVISIONS OF ANALYTICAL TECHNOLOGY, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONCLUDED)

5.  BANKING RELATIONSHIP WITH ATI

     For the period from January 1, 1995 through November 30, 1995, the Company's domestic divisions participated in a cash management program whereby all cash receipts and disbursements were concentrated in one single ATI corporate office account. The accompanying financial statements do not include an allocation of interest expense. The Company had positive cash flow from operations for the period from January 1, 1995 through November 30, 1995.

6.  GEOGRAPHICAL INFORMATION

     The Company operates and is engaged in one business segment: developing, manufacturing and marketing of analytical instruments that utilize a range of optical spectroscopy techniques. The following table shows data for the Company by geographical area for the period from January 1, 1995 through November 30, 1995 (In thousands):

    Revenues:
      United States...........................................................  $ 15,349
      United Kingdom..........................................................    37,168
      Germany.................................................................     8,327
      Other Europe............................................................    10,565
      Other...................................................................     1,352
      Transfers among geographical areas (a)..................................   (14,959)
                                                                                --------
                                                                                $ 57,802
                                                                                ========
    Income (loss) before income tax benefit:
      United States...........................................................  $      6
      United Kingdom..........................................................      (605)
      Germany.................................................................        76
      Other Europe............................................................      (814)
      Other...................................................................        32
                                                                                --------
      Total operating loss....................................................    (1,305)
      Interest expense, net...................................................      (451)
                                                                                --------
                                                                                $ (1,756)
                                                                                ========

- ---------------
(a) Transfers among geographical areas are accounted for at prices that are representative of transactions with affiliated parties.

Report of the statutory auditors to the General Meeting of A.R.L. Applied Research Laboratories S.A.

     As statutory auditors of your company we have audited the books of account and the financial statements presented by the Board of Directors for the year ended December 31, 1995 in accordance with the provisions of the Swiss Code of Obligations. Our audit was conducted in accordance with auditing standards promulgated by the profession in Switzerland. We confirm that we comply with the legal requirements concerning professional qualification and independence.

     Based on our audit we conclude that the books of account, the financial statements and the proposed appropriation of retained earnings are in accordance with the law and the articles of incorporation.

     We recommend that the financial statements submitted to you be approved.

                                          PRICE WATERHOUSE S.A.

Lausanne, Switzerland
April 2, 1996

                   A.R.L. APPLIED RESEARCH LABORATORIES S.A.


          STATEMENT OF OPERATIONS AND UNAPPROPRIATED RETAINED EARNINGS


                               (IN SWISS FRANCS)



                                                        YEAR            THREE MONTHS ENDED
                                                       ENDED         -------------------------
                                                    DECEMBER 31,     MARCH 31,      MARCH 31,
                                                        1995            1995           1996
                                                    ------------     ----------     ----------
                                                                            (UNAUDITED)
    Income:
      Sales.......................................   65,691,641      12,647,942     16,037,949
      Cost of sales...............................   48,210,533      11,209,394     12,063,813
                                                     ----------      ----------     ----------
      Gross margin................................   17,481,108       1,438,548      3,974,136
                                                     ----------      ----------     ----------
    Expenditures:
      Marketing and selling expenses..............    6,981,153       1,636,736      1,579,721
      Commissions.................................    1,616,605         208,619        386,927
      Research and development....................    4,166,056       1,142,363      1,060,938
      Administration..............................    2,870,992         693,913        736,963
                                                     ----------      ----------     ----------
                                                     15,634,806       3,681,631      3,764,549
                                                     ----------      ----------     ----------
    Other Income (Expenses):
      Interest income.............................       26,763           1,468             --
      Interest expense............................     (714,923)       (239,460)      (133,518)
      Net gain (loss) on exchange.................      (94,200)             --          6,917
      Capital tax.................................      (39,832)         (9,958)       (10,070)
      Other.......................................     (922,267)        121,991        (73,413)
                                                     ----------      ----------     ----------
                                                     (1,744,459)       (125,959)      (210,084)
                                                     ----------      ----------     ----------
    Net Income (Loss).............................      101,843      (2,369,042)          (497)
    Unappropriated Retained Earnings at Beginning
      of Period...................................    4,042,219       4,042,219      4,111,062
    Appropriation of Retained Earnings as Resolved
      by General Meeting:
         Appropriations to general legal
           reserve................................      (33,000)             --             --
                                                     ----------      ----------     ----------
    Unappropriated Retained Earnings at End
      of Period...................................    4,111,062       1,673,177      4,110,565
                                                     ==========      ==========     ==========
    Proposal of the Board of Directors for
      Appropriation of Retained Earnings at End of
      Period:
         Transfer to legal reserve................        5,100              --             --
         Balance to be carried forward............    4,105,962       1,673,177      4,110,565
                                                     ----------      ----------     ----------
                                                      4,111,062       1,673,177      4,110,565
                                                     ==========      ==========     ==========


   The accompanying notes are an integral part of these financial statements.

                   A.R.L. APPLIED RESEARCH LABORATORIES S.A.


                                 BALANCE SHEET

                               (IN SWISS FRANCS)


                                                                    DECEMBER 31,
                                                                        1995
                                                                    ------------      MARCH 31,
                                                                                        1996
                                                                                     -----------
                                                                                     (UNAUDITED)
ASSETS
Current Assets:
  Cash and banks..................................................     1,535,132       1,344,715
  Trade receivables:
     Customers' accounts (less provision for doubtful accounts of
       SFr 586,746 and SFr 642,733)...............................     3,720,853       4,884,377
     Intercompany current accounts................................    16,039,333      15,471,042
     Sundry receivables...........................................     1,516,479       1,443,076
  Inventories:
     Raw materials, supplies, prefabricated parts, work-in-process
      and finished products.......................................    11,698,569      11,009,061
  Prepaid expenses................................................        58,709         123,485
                                                                     -----------     -----------
                                                                      34,569,075      34,275,756
                                                                     -----------     -----------
Fixed Assets:
  Financial fixed assets:
     Investments in and loans to wholly owned subsidiaries........     2,731,502       2,738,419
                                                                     -----------     -----------
  Tangible fixed assets:
     Land, buildings and machinery and equipment, at cost.........    23,994,260      24,093,714
     Less: Accumulated depreciation...............................    15,564,227      15,810,805
                                                                     -----------     -----------
                                                                       8,430,033       8,282,909
                                                                     -----------     -----------
                                                                      11,161,535      11,021,328
                                                                     -----------     -----------
                                                                      45,730,610      45,297,084
                                                                     ===========     ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Advances and overdrafts from banks..............................    15,768,469      15,856,622
  Accounts payable:
     Suppliers....................................................     4,230,669       2,897,206
     Others.......................................................     2,194,251       1,834,055
     Intercompany.................................................     1,022,680       1,011,085
  Accrued charges.................................................     6,610,282       5,915,363
  Deferred income.................................................     3,597,778       4,089,659
  Other instrument provisions.....................................     1,435,910       1,305,558
  General inventory provision.....................................     1,770,000       2,877,000
  Customers' deposits.............................................       686,378       1,096,840
                                                                     -----------     -----------
                                                                      37,316,417      36,883,388
                                                                     -----------     -----------
Stockholders' Equity:
  Capital stock:
     Authorized, issued and fully paid 4,000 bearer shares of SFr
      1,000 each..................................................     4,000,000       4,000,000
  General reserve -- Legal........................................       303,131         303,131
  Unappropriated retained earnings per statement attached.........     4,111,062       4,110,565
                                                                     -----------     -----------
                                                                       8,414,193       8,413,696
                                                                     -----------     -----------
                                                                      45,730,610      45,297,084
                                                                     ===========     ===========


   The accompanying notes are an integral part of these financial statements.

                   A.R.L. APPLIED RESEARCH LABORATORIES S.A.

                         NOTES TO FINANCIAL STATEMENTS

1. NOTE DISCLOSURES REQUIRED BY THE LAW

  1.1 Contingent Liabilities

                                                                                  1995
                                                                                  SFR
                                                                               ----------
    Performance and export insurance guarantees and discounted bills.........   2,008,923
                                                                               ==========

  1.2 Commitments

                                                                                  1995
                                                                                  SFR
                                                                               ----------
    Unprovided lease commitments.............................................     128,232
                                                                               ==========

  1.3 Fire Insurance Values

                                                                                  1995
                                                                                  SFR
                                                                               ----------
    Insured value of tangible fixed assets...................................  44,321,806
                                                                               ==========

  1.4 Liabilities to Pension Funds

                                                                                  1995
                                                                                  SFR
                                                                               ----------
    Current liabilities......................................................       3,300
                                                                               ==========

  1.5 Investments

                                                 COST IN
  COMPANY          COUNTRY       % INTEREST        SFR
- ------------    -------------    ----------     ----------
ARL Austria        Austria         100  %          665,095
  ARL RSA       South Africa       100  %          227,240
 ARL Suede         Sweden          100  %          113,543
                                                 ---------
                                                 1,005,878
                                                 =========


  1.6 Statement of Operations



     The statement of operations has been prepared using the operational format. The costs of sales and expenditures include the following costs:


                                                                                  1995
                                                                                  SFR
                                                                               ----------
    Materials used...........................................................  28,681,000
    Payroll costs............................................................  19,618,202
    Depreciation.............................................................   1,650,290
    Gain on disposal of fixed assets.........................................     (31,250)


  1.7 Interim Financial Statements



     The financial statements as of March 31, 1996 and for the three-month periods ended March 31, 1995 and March 31, 1996 are unaudited but, in the opinion of management, reflect all adjustments of a normal, recurring nature necessary for a fair presentation of results for these interim periods. The results of operations for the three-month period ended March 31, 1996 are not necessarily indicative of the results to be expected for the entire year.

                   A.R.L. APPLIED RESEARCH LABORATORIES S.A.

                  NOTES TO FINANCIAL STATEMENTS -- (CONCLUDED)

2. OTHER NOTE DISCLOSURES

  2.1 Significant Accounting Policies

     1) Trade receivables and intercompany current accounts are stated at face value (less specific provisions for doubtful accounts).

     2) Inventories are stated at the lower of cost or net realizable value. A general inventory provision is carried under current liabilities as is allowed by Swiss taxation law. This provision is not required for known or expected losses.


     3) Investments in and loans to wholly owned subsidiaries are stated at cost less provisions for permanent impairment in value based on the basket valuation method, which allows impairment to be measured on an aggregate basis among wholly owned subsidiaries.


     4) Tangible fixed assets are stated at cost less depreciation, which is provided over the estimated useful lives of the assets using the straight line method.

     5) Full provision has been made for all taxes on income earned up to the balance sheet date. For Swiss taxation purposes, accounting income is considered to be taxable income. Deferred taxes do not arise as reversing timing differences do not exist.

     6) Income from the sale of instruments is recognized on date of shipment. Revenues in respect of installation and after sales services such as training, warranty and contracted maintenance is deferred and recognized as income when the related costs are incurred. Additional noncontractual repair and after sales services are provided for under other instrument provisions, once these are known or expected to arise.


     7) Transactions in foreign currencies are recorded in Swiss francs using the rate of exchange applicable at the time of the transaction. Monetary assets and liabilities in foreign currencies are converted into Swiss francs using the year end rates of exchange. Net unrealized exchange gains are deferred under current liabilities. Net unrealized losses and realized exchange gains and losses are taken to income. No unrealized exchange gains have been deferred in these financial statements.

                            THERMO OPTEK CORPORATION

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 30, 1995
                                  (UNAUDITED)

     On December 1, 1995, Thermo Instrument Systems Inc. ("Thermo Instrument") acquired the assets of the analytical instruments division of Analytical Technology, Inc. ("ATI"). On April 11, 1996, the Company acquired the Mattson Instruments ("Mattson") and Unicam divisions of ATI from Thermo Instrument for $36.6 million in cash. Because, as of December 30, 1995, the Company, Mattson and Unicam were deemed for accounting purposes to be under control of their common owner, Thermo Instrument, the Company's 1995 historical financial information includes the results of operations of Mattson and Unicam from December 1, 1995, the date these businesses were acquired by Thermo Instrument. Because the Company had not disbursed the funds in connection with the acquisitions of Mattson and Unicam as of December 30, 1995, the transfer of these businesses has been reflected as a contribution of capital in excess of par value as of December 1, 1995.


     In March 1996, Thermo Instrument completed the acquisition of a substantial portion of the businesses comprising the scientific instruments division of Fisons plc ("Fisons"). The Company is discussing with Thermo Instrument the terms pursuant to which the Company would acquire A.R.L. Applied Research Laboratories S.A. ("ARL"), a Switzerland-based former subsidiary of Fisons. The final terms of the acquisition of ARL by the Company have not yet been determined; however, the Company believes that the purchase price for ARL will range from $40 million to $50 million, including the assumption of approximately $12 million of debt. Although the Company believes that it will acquire ARL, no assurance can be given that such acquisition will be completed. In any event, the timing and terms of the acquisition of ARL, including price, will be subject to a final determination between the Company and Thermo Instrument.

                            THERMO OPTEK CORPORATION

                          YEAR ENDED DECEMBER 30, 1995
                                  (UNAUDITED)


     The following unaudited pro forma combined condensed statement of income sets forth the results of operations for the year ended December 30, 1995, as if the issuance of the Company's 5% subordinated convertible debentures (the "Debentures") in October 1995, the acquisitions of the Mattson and Unicam divisions of ATI on December 1, 1995 and the proposed acquisition of ARL had occurred at the beginning of 1995. The acquisitions are assumed to be financed by the net proceeds from the issuance of the Debentures. The pro forma results of operations are not necessarily indicative of future operations or the actual results that would have occurred had the issuance of the Debentures, the acquisitions of the Mattson and Unicam divisions of ATI and the proposed acquisition of ARL occurred at the beginning of 1995. This statement should be read in conjunction with the accompanying notes, the pro forma combined condensed balance sheet, and the respective historical financial statements and related notes of the Company, the Mattson and Unicam divisions of ATI and ARL appearing elsewhere in this Prospectus.



                                                    HISTORICAL
                                        -----------------------------------
                                                      MATTSON
                                                    AND UNICAM                        PRO FORMA
                                         THERMO      DIVISIONS                 -----------------------
                                         OPTEK        OF ATI         ARL       ADJUSTMENTS    COMBINED
                                        --------    -----------    --------    -----------    --------
                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues..............................  $212,152     $  57,802     $ 55,674     $      --     $325,628
                                          ------        ------       ------        ------       ------
Costs and Operating Expenses:
  Cost of revenues....................   108,590        31,649       40,858          (916)     180,181
  Selling, general and administrative
     expenses.........................    62,109        22,613        9,720         3,090       97,532
  Research and development expenses...    13,018         4,845        3,531            --       21,394
                                          ------        ------       ------        ------       ------
                                         183,717        59,107       54,109         2,174      299,107
                                          ------        ------       ------        ------       ------
Operating Income (Loss)...............    28,435        (1,305)       1,565        (2,174)      26,521
Interest Income.......................     1,514            50           23           369        1,956
Interest Expense......................    (2,450)         (501)        (606)       (4,183)      (7,740)
Other Expense, Net....................        --            --         (896)           --         (896)
                                          ------        ------       ------        ------       ------
Income (Loss) Before Income Tax
  Provision (Benefit).................    27,499        (1,756)          86        (5,988)      19,841
Income Tax Provision (Benefit)........    11,490          (216)          --        (1,489)       9,785
                                          ------        ------       ------        ------       ------
Net Income (Loss).....................  $ 16,009     $  (1,540)    $     86     $  (4,499)    $ 10,056
                                          ======        ======       ======        ======       ======
Earnings per Share....................  $    .35                                              $    .22
                                          ======                                                ======
Weighted Average Shares...............    45,109                                                45,109
                                          ======                                                ======

                            THERMO OPTEK CORPORATION



        PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME -- (CONTINUED)


                       THREE MONTHS ENDED MARCH 30, 1996


                                  (UNAUDITED)



     The following unaudited pro forma combined condensed statement of income sets forth the results of operations for the three months ended March 30, 1996, as if the proposed acquisition of ARL had occurred at the beginning of 1995. The pro forma results of operations are not necessarily indicative of future operations or the actual results that would have occurred had the proposed acquisition of ARL occurred at the beginning of 1995. This statement should be read in conjunction with the accompanying notes, the pro forma combined condensed balance sheet, and the respective historical financial statements and related notes of the Company and ARL appearing elsewhere in this Prospectus.



                                                       HISTORICAL
                                                   -------------------            PRO FORMA
                                                   THERMO                  ------------------------
                                                    OPTEK        ARL       ADJUSTMENTS     COMBINED
                                                   -------     -------     -----------     --------
                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues.........................................  $69,668     $13,477       $    --       $83,145
                                                   -------     -------     -----------     --------
Costs and Operating Expenses:
  Cost of revenues...............................   35,760      10,137          (930)       44,967
  Selling, general and administrative expenses...   21,326       2,272           319        23,917
  Research and development expenses..............    4,934         892            --         5,826
                                                   -------     -------     -----------     --------
                                                    62,020      13,301          (611)       74,710
                                                   -------     -------     -----------     --------
Operating Income.................................    7,648         176           611         8,435
Interest Income..................................    1,541          --        (1,016)          525
Interest Expense.................................   (1,591)       (112)           --        (1,703 )
Other Expense, Net...............................       --         (64)           --           (64 )
                                                   -------     -------     -----------     --------
Income Before Provision for Income Taxes.........    7,598          --          (405)        7,193
Provision for Income Taxes.......................    3,302          --           (88)        3,214
                                                   -------     -------     -----------     --------
Net Income.......................................  $ 4,296     $    --       $  (317)      $ 3,979
                                                   =======     =======     =========       =======
Earnings per Share...............................  $   .10                                 $   .09
                                                   =======                                 =======
Weighted Average Shares..........................   45,109                                  45,109
                                                   =======                                 =======

                            THERMO OPTEK CORPORATION

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET

                                 MARCH 30, 1996

                                  (UNAUDITED)


     The following unaudited pro forma combined condensed balance sheet sets forth the financial position as of March 30, 1996, as if the payment of $36.6 million by the Company to Thermo Instrument in April 1996, made in consideration for the transfer of the Mattson and Unicam divisions of ATI, had occurred on December 1, 1995 and the proposed acquisition of ARL had occurred on March 30, 1996. This statement should be read in conjunction with the accompanying notes, the pro forma combined condensed statements of income and the respective historical financial statements and related notes of the Company and ARL appearing elsewhere in this Prospectus.



                                                    HISTORICAL                PRO FORMA
                                              -----------------------   ----------------------
                                              THERMO OPTEK     ARL      ADJUSTMENTS   COMBINED
                                              ------------   --------   -----------   --------
                                                               (IN THOUSANDS)
                   ASSETS
Current Assets:
  Cash and cash equivalents.................    $109,789     $  1,130    $ (69,364)   $41,555
  Accounts receivable, net..................      62,638       18,317           --     80,955
  Inventories...............................      51,117        9,251       (1,170)    59,198
  Other current assets......................      17,429          104           --     17,533
                                              ------------   --------   -----------   --------
                                                 240,973       28,802      (70,534)   199,241
                                              ------------   --------   -----------   --------
Property, Plant and Equipment, at Cost,
  Net.......................................      43,949        6,960           --     50,909
                                              ------------   --------   -----------   --------
Patents and Other Assets....................      11,719        2,301       (2,301)    11,719
                                              ------------   --------   -----------   --------
Cost in Excess of Net Assets of Acquired
  Companies.................................     145,146           --       29,489    174,635
                                              ------------   --------   -----------   --------
                                                $441,787     $ 38,063    $ (43,346)   $436,504
                                              =============  ========   ===========   =========
LIABILITIES AND SHAREHOLDER'S
INVESTMENT
Current Liabilities:
  Notes payable and current maturities of
     long-term obligations..................    $ 17,706     $ 13,324    $      --    $31,030
  Accounts payable..........................      18,085        4,825           --     22,910
  Accrued payroll and employee benefits.....       7,983           --           --      7,983
  Deferred revenue..........................       9,372        3,437           --     12,809
  Other current liabilities.................      47,434        9,407          282     57,123
                                              ------------   --------   -----------   --------
                                                 100,580       30,993          282    131,855
                                              ------------   --------   -----------   --------
Deferred Income Taxes.......................      12,271           --           --     12,271
                                              ------------   --------   -----------   --------
Other Deferred Items........................       3,487           --           --      3,487
                                              ------------   --------   -----------   --------
Long-term Obligations.......................     100,969           --           --    100,969
                                              ------------   --------   -----------   --------
Shareholder's Investment:
  Common stock..............................         450        3,361       (3,361)       450
  Capital in excess of par value............     215,342           --      (36,558)   178,784
  Retained earnings.........................       9,558        3,709       (3,709)     9,558
  Cumulative translation adjustment.........        (870)          --           --       (870 )
                                              ------------   --------   -----------   --------
                                                 224,480        7,070      (43,628)   187,922
                                              ------------   --------   -----------   --------
                                                $441,787     $ 38,063    $ (43,346)   $436,504
                                              =============  ========   ===========   =========

                            THERMO OPTEK CORPORATION

           NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1 -- BASIS OF PRESENTATION


     The historical financial statements of ARL, which are denominated in Swiss francs, have been translated into U.S. dollars for the pro forma combined condensed financial statements. The statements of operations have been translated at the average exchange rate of .848 and .840 Swiss franc per U.S. dollar for the year ended December 30, 1995 and for the three months ended March 30, 1996, respectively. The balance sheet has been translated at the exchange rate of .840 Swiss franc per U.S. dollar, which was the rate in effect at the end of the period shown.


NOTE 2 -- PRO FORMA ADJUSTMENTS TO PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME FOR THE YEAR ENDED DECEMBER 30, 1995 (IN THOUSANDS, EXCEPT IN
          TEXT)


                                                                                 DEBIT (CREDIT)
                                                                                 --------------
COST OF REVENUES
Elimination of general inventory provision allowed for under Swiss taxation law and included in ARL's historical statement of operations for the year ended
  December 31, 1995............................................................     $ (1,246)
Increase in the finished goods inventory of ARL to the estimated selling price, less the sum of the costs of disposal and a reasonable profit allowance for
  the Company's selling efforts................................................          330
                                                                                     -------
                                                                                        (916)
                                                                                     -------
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Service fee of 1.20% of the revenues of Mattson, Unicam and ARL for services provided under a services agreement between the Company and Thermo
  Electron.....................................................................        1,362
Amortization over 40 years of $44,018,000 and $29,489,000 of cost in excess of net assets of acquired companies created by the acquisitions of Mattson and
  Unicam and ARL, respectively.................................................        1,728
                                                                                     -------
                                                                                       3,090
                                                                                     -------
INTEREST INCOME
Increase in interest income earned on the investment of the net proceeds from the assumed issuance at the beginning of 1995 of $96,250,000 principal amount of 5% subordinated convertible debentures, offset in part by the purchase of
  Mattson, Unicam and ARL, calculated using an average interest rate of
  6.37%........................................................................         (369)
                                                                                     -------
INTEREST EXPENSE
Record interest expense and amortization of deferred debt expense on the
  Company's 5% subordinated convertible debentures for the period from January
  1, 1995 through October 12, 1995, the date on which these debentures were
  issued.......................................................................        4,183
                                                                                     -------
INCOME TAX PROVISION (BENEFIT)
Income tax benefit associated with the adjustments above (excluding service fee attributable to Unicam due to existence of net operating loss carryforwards and amortization of cost in excess of net assets of acquired companies),
  calculated at the Company's statutory income tax rate of 40%.................       (1,489)
                                                                                     -------

                            THERMO OPTEK CORPORATION

                                  (UNAUDITED)


NOTE 3 -- PRO FORMA ADJUSTMENTS TO PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME FOR THE THREE MONTHS ENDED MARCH 30, 1996 (IN THOUSANDS, EXCEPT IN TEXT)



                                                                                 DEBIT (CREDIT)
                                                                                 --------------
COST OF REVENUES
Elimination of general inventory provision allowed for under Swiss taxation law and included in ARL's historical statement of operations for the three months
  ended March 31, 1996.........................................................      $ (930)
                                                                                    -------
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Service fee of 1.0% of the revenues of ARL for services provided under a
  services agreement between the Company and Thermo Electron...................         135
Amortization over 40 years of $29,489,000 of cost in excess of net assets of
  acquired companies created by the acquisition of ARL.........................         184
                                                                                    -------
                                                                                        319
                                                                                    -------
INTEREST INCOME
Decrease in interest income earned on the investment of the net proceeds from the issuance of the Company's 5% subordinated convertible debentures as a result of the purchase of Mattson, Unicam and ARL, calculated using an
  average interest rate of 5.86%...............................................       1,016
                                                                                    -------
PROVISION FOR INCOME TAXES
Income tax benefit associated with the adjustments above (excluding amortization of cost in excess of net assets of acquired companies),
  calculated at the Company's statutory income tax rate of 40%.................         (88)
                                                                                    -------

                            THERMO OPTEK CORPORATION



   NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS -- (CONCLUDED)


                                  (UNAUDITED)



NOTE 4 -- PRO FORMA ADJUSTMENTS TO PRO FORMA COMBINED CONDENSED BALANCE SHEET (IN THOUSANDS)



                                                                                 DEBIT (CREDIT)
                                                                                 --------------
CASH AND CASH EQUIVALENTS
Cash payment to acquire Mattson and Unicam.....................................     $(36,558)
Estimated cash payment to acquire ARL, using the mid-point of the purchase
  price range net of debt assumed and including cash acquired..................      (32,806)
                                                                                     -------
                                                                                     (69,364)
                                                                                     -------
INVENTORIES
Increase in the finished goods inventory of ARL to the estimated selling price, less the sum of the costs of disposal and a reasonable profit allowance for
  the Company's selling efforts................................................          330
Reserve for product line of ARL to be discontinued.............................       (1,500)
                                                                                     -------
                                                                                      (1,170)
                                                                                     -------
PATENTS AND OTHER ASSETS
Eliminate assets not acquired as part of the acquisition of ARL................       (2,301)
                                                                                     -------
COST IN EXCESS OF NET ASSETS OF ACQUIRED COMPANIES
Excess of cost over the fair value of the net assets acquired of ARL...........       29,489
                                                                                     -------
OTHER CURRENT LIABILITIES
Elimination of general inventory provision allowed for under Swiss taxation law
  and included in ARL's historical balance sheet as of March 31, 1996..........        2,418
Estimated severance, relocation and other accrued acquisition expenses.........       (2,700)
                                                                                     -------
                                                                                        (282)
                                                                                     -------
SHAREHOLDER'S INVESTMENT
Record cash payment to Thermo Instrument for the purchase of Mattson and
  Unicam.......................................................................       36,558
Elimination of ARL's equity accounts...........................................        7,070
                                                                                     -------
                                                                                      43,628
                                                                                     -------

  The Company's IRIS(TM) ICP spectrometer
        incorporates the Company's charge
       injection device (CID) solid state
  detector. The Company believes that the              [PHOTOGRAPH OF IRIS
        IRIS is among the most versatile,              ICP SPECTROMETER
      highest performance atomic emission              APPEARS HERE]
    instruments available today, allowing
 customers to perform with one instrument
      analyses that would previously have
required multiple AA and ICP instruments.
       In addition, the IRIS incorporates
          Windows(TM)-based software that
     facilitates use of the instrument by
      technicians with relatively minimal
                                training.


                                            The Company's recently introduced
                                            POEMS(R) II (Plasma Optical
                                            Emission Mass Spectrometer)
                                            combines a highly sensitive mass
 [PHOTOGRAPH OF POEMS II                    spectrometer detector with a
 SPECTROMETER APPEARS                       powerful optical emission detector
 HERE]                                      to form a complete elemental
                                            analysis instrument. POEMS II
                                            incorporates several significant
                                            technological advances in both the
                                            optical emission and mass
                                            spectrometer portions of the
                                            instrument and features automated
                                            sample preparation, and
                                            Windows(TM)-based software.

            -------------------------------------------------------
            -------------------------------------------------------

  NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

                               TABLE OF CONTENTS


                                         PAGE
                                         ----
Prospectus Summary.....................     3
Risk Factors...........................     6
The Company............................    10
Use of Proceeds........................    10
Dividend Policy........................    10
Capitalization.........................    11
Dilution...............................    12
Selected Financial Information.........    13
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................    14
Business...............................    18
Relationship with Thermo Electron and
  Thermo Instrument....................    27
Management.............................    30
Security Ownership of Certain
  Beneficial Owners and Management.....    36
Description of Capital Stock...........    38
Shares Eligible for Future Sale........    38
Underwriting...........................    40
Legal Opinions.........................    41
Experts................................    41
Additional Information.................    41
Reports to Security Holders............    42
Index to Financial Statements..........   F-1


  UNTIL             , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
            -------------------------------------------------------
            -------------------------------------------------------
            -------------------------------------------------------
            -------------------------------------------------------
                                3,000,000 SHARES

                                      LOGO

                                  COMMON STOCK
                            ------------------------

                           NATWEST SECURITIES LIMITED

                                LEHMAN BROTHERS
                                 CAZENOVE & CO.
                             FAHNESTOCK & CO. INC.
                                   PROSPECTUS

                                           , 1996
            -------------------------------------------------------
            -------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses incurred by the Company in connection with the issuance and distribution of the securities being registered are as follows. All amounts are estimated except the Securities and Exchange Commission registration fee, NASD filing fee and American Stock Exchange listing fee.

                                                                                 AMOUNT
                                                                                --------
    Securities and Exchange Commission registration fee.......................  $ 19,986
    NASD filing fee...........................................................     6,296
    American Stock Exchange listing fee.......................................    50,000
    Legal fees and expenses...................................................    20,000
    Accounting fees and expenses..............................................   321,000
    Blue Sky fees and expenses (including legal fees).........................    10,000
    Printing and engraving expenses...........................................   120,000
    Transfer agent and subscription agent fees................................     5,000
    Miscellaneous.............................................................    58,718
                                                                                --------
              Total...........................................................  $611,000
                                                                                ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     The Delaware General Corporation Law and the Company's Certificate of Incorporation and By-Laws limit the monetary liability of directors to the Company and to its stockholders and provide for indemnification of the Company's officers and directors for liabilities and expenses that they may incur in such capacities. In general, officers and directors are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. The Company also has indemnification agreements with its directors and officers that provide for the maximum indemnification allowed by law. Reference is made to the Company's Certificate of Incorporation, By-Laws and form of Indemnification Agreement for Officers and Directors incorporated by reference as Exhibits 3.1, 3.2 and 10.9 hereto, respectively.


     Thermo Electron Corporation has an insurance policy which insures the directors and officers of Thermo Electron and its subsidiaries, including the Company, against certain liabilities which might be incurred in connection with the performance of their duties.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     In December 1995, the businesses of certain wholly owned subsidiaries of Thermo Instrument were contributed to the Company in exchange for 44,997,000 shares of Common Stock; in August 1995, the Company issued 3,000 shares of Common Stock to such subsidiaries of Thermo Instrument for $.01 per share at the time of the incorporation of the Company. Exemption from registration for these transactions is claimed under Section 4(2) of the Securities Act.

     In October 1995, the Company issued $96,250,000 principal amount of 5% Convertible Subordinated Debentures due 2000 (the "Debentures") at par pursuant to a subscription agreement with Lehman Brothers International (Europe), NatWest Securities Limited and Raymond James & Associates Inc. $57,300,000 principal amount of Debentures was sold to non-U.S. persons in reliance upon Regulation S under the Securities Act and $38,950,000 principal amount of Debentures was sold pursuant to Regulation D under the Securities Act.

ITEM 16. EXHIBITS.

     (a) See the Exhibit Index included immediately preceding the exhibits to this Registration Statement.

     (b) Financial Statement Schedule and the Report of Independent Public Accountants on such Schedule are included in this Registration Statement as of December 30, 1995. All other schedules are omitted as not applicable or not required under Regulation S-X.

ITEM 17. UNDERTAKINGS.

     (a) The Registrant hereby undertakes to provide the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     (b) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on this 22nd day of May, 1996.


                                          THERMO OPTEK CORPORATION


                                          By:     /s/  PAUL F. KELLEHER


                                            ------------------------------------

                                                      PAUL F. KELLEHER


                                                  CHIEF ACCOUNTING OFFICER



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                SIGNATURE                                TITLE                        DATE
- ------------------------------------------  -------------------------------      ---------------
              EARL R. LEWIS*                President, Chief Executive              May 22, 1996
- ------------------------------------------    Officer and Director
              Earl R. Lewis                   (Principal Executive Officer)
           JOHN N. HATSOPOULOS*             Vice President, Chief Financial         May 22, 1996
- ------------------------------------------    Officer and Director
           John N. Hatsopoulos                (Principal Financial Officer)
                   /s/  PAUL F.             Chief Accounting Officer                May 22, 1996
                  KELLEHER                    (Principal Accounting
- ------------------------------------------    Officer)
             Paul F. Kelleher
             ARVIN H. SMITH*                Chairman of the Board and               May 22, 1996
- ------------------------------------------    Director
              Arvin H. Smith
        DR. GEORGE N. HATSOPOULOS*          Director                                May 22, 1996
- ------------------------------------------
        Dr. George N. Hatsopoulos
             STEPHEN R. LEVY*               Director                                May 22, 1996
- ------------------------------------------
             Stephen R. Levy
            ROBERT A. MCCABE*               Director                                May 22, 1996
- ------------------------------------------
             Robert A. McCabe



* The undersigned, Paul F. Kelleher, by signing his name hereto, does hereby execute this Amendment No. 1 to Registration Statement on behalf of each of the above-named persons pursuant to powers of attorney executed by such persons and filed with the Securities and Exchange Commission.



                                                  /s/  PAUL F. KELLEHER


                                             -----------------------------------

                                                      PAUL F. KELLEHER


                                                      ATTORNEY-IN-FACT

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Thermo Optek Corporation:

     We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements of Thermo Optek Corporation included in Thermo Optek Corporation's Form S-1 and have issued our report thereon dated April 12, 1996. Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. Thermo Optek Corporation's schedule of Valuation and Qualifying Accounts, included in
Schedule II on page S-2, is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

Boston, Massachusetts
April 12, 1996

                                                                     SCHEDULE II

                            THERMO OPTEK CORPORATION

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                     BALANCE AT    CHARGED TO
                                      BEGINNING    COSTS AND    ACCOUNTS     ACCOUNTS                BALANCE AT
                                       OF YEAR      EXPENSES    RECOVERED   WRITTEN OFF   OTHER(A)   END OF YEAR
                                     -----------   ----------   ---------   -----------   --------   -----------
YEAR ENDED JANUARY 1, 1994
  Allowance for Doubtful
     Accounts......................    $ 3,305        $833         $ 8        $  (801)     $ (696)     $ 2,649
YEAR ENDED DECEMBER 31, 1994
  Allowance for Doubtful
     Accounts......................    $ 2,649        $521         $69        $  (373)     $  (83)     $ 2,783
YEAR ENDED DECEMBER 30, 1995
  Allowance for Doubtful
     Accounts......................    $ 2,783        $378         $32        $  (788)     $3,264      $ 5,669

- ---------------
(a) Includes allowance of business acquired during the year as described in Note 2 to Consolidated Financial Statements of the Company and the effect of foreign currency translation.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

SECURITIES                 AND                EXCHANGE                COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    EXHIBITS

                                       TO

                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                            THERMO OPTEK CORPORATION
             (Exact name of Registrant as specified in its charter)

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                 EXHIBIT INDEX


                                                                                        SEQUENTIAL
EXHIBIT NO.                           DESCRIPTION OF EXHIBIT                             PAGE NO.
- -----------   ----------------------------------------------------------------------    ----------
  1#          Form of Underwriting Agreement........................................
   3.1#       Certificate of Incorporation, as amended, of the Company..............
   3.2#       By-laws of the Company................................................
  4*          Specimen Common Stock Certificate.....................................
  5*          Opinion of Seth H. Hoogasian, Esq.....................................
  10.1#       Corporate Services Agreement dated as of August 18, 1995 between
              Thermo Electron and the Company.......................................
  10.2        Thermo Electron Corporate Charter, as amended and restated effective
              January 3, 1993 (incorporated by reference herein from Exhibit 10.1 to
              Thermo Electron's Annual Report on Form 10-K for the fiscal year ended
              January 2, 1993 (File No. 1-8002))....................................
  10.3#       Tax Allocation Agreement dated as of August 18, 1995 between Thermo
              Electron and the Company..............................................
  10.4#       Master Repurchase Agreement dated as of August 18, 1995 between Thermo
              Electron and the Company..............................................
  10.5#       Master Guarantee Reimbursement Agreement dated as of August 18, 1995 among Thermo Electron, Thermo Instrument and the Company..............
  10.5A       Master Guarantee Reimbursement Agreement dated as of August 18, 1995 between the Company and Thermo Instrument.............................
  10.6#       Equity Incentive Plan of the Company..................................
  10.7#       Deferred Compensation Plan for Directors of the Company...............
  10.8#       Directors Stock Option Plan of the Company............................
  10.9#       Form of Indemnification Agreement for Officers and Directors..........
  10.10#      Fiscal Agency Agreement dated as of October 12, 1995 between the
              Company and Chemical Bank.............................................
  10.11       Stock Purchase Agreement dated as of April 11, 1996 between the
              Company and Thermo Instrument.........................................
              In addition to the stock-based compensation plans of the Registrant, the executive officers of the Registrant may be granted awards under stock-based compensation plans of the Registrant's parent, Thermo
              Electron Corporation, and its subsidiaries, for services rendered to the Registrant or to such affiliated corporations. Such plans were filed as Exhibits 10.15 through 10.17 and 10.19 through 10.74 to the
              Registration Statement on Form S-1 (Registration No. 333-2924) of Trex
              Medical Corporation filed March 29, 1996 and are incorporated herein by reference.
  11          Computation of Earnings per Share.....................................
 21#          Subsidiaries of the Company...........................................
  23.1        Consent of Arthur Andersen LLP........................................
  23.2        Consent of Arthur Andersen LLP........................................
  23.3        Consent of Price Waterhouse S.A.......................................
  23.4*       Consent of Seth H. Hoogasian, Esq. (contained in Exhibit 5)...........
 24*          Power of Attorney (See Signature Page of this Registration
              Statement)............................................................


- ---------------


# Previously filed.


* To be filed by amendment.